    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1997

                                                      REGISTRATION NO. 333-43591

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                       Pre-effective Amendment No. 1 to

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            BROOKLYN HEIGHTS BANCORP
                (Name of Small Business Issuer in Its Charter )

               FEDERAL                                  6712                            (TO BE APPLIED FOR)
       (State or Jurisdiction                     (Primary Standard                      (I.R.S. Employer
         of Incorporation or             Industrial Classification Code                 Identification No.)
            Organization)                              Number)

                               186 MONTAGUE STREET
                            BROOKLYN, NEW YORK 11201
                                 (718) 855-3555
          (Address and Telephone Number of Principal Executive Offices)

                               186 MONTAGUE STREET
                            BROOKLYN, NEW YORK 11201
(Address of Principal Place of Business or Intended Principal Place of Business)

                                 STEPHEN IRVING
                               186 MONTAGUE STREET
                            BROOKLYN, NEW YORK 11201
                                 (718) 855-3555
            (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:
                                 ERIC LUSE, ESQ.
                                ALAN SCHICK, ESQ.
                   LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.
                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                                 (202) 274-2000
                             WASHINGTON, D.C. 20015

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                                           CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                  PROPOSED           PROPOSED
                                             AMOUNT TO BE         MAXIMUM             MAXIMUM
         TITLE OF EACH CLASS OF               REGISTERED       OFFERING PRICE        AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED                                 PER SHARE           OFFERING        REGISTRATION FEE
                                                                                     PRICE (1)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value                  608,350             $10.00           $6,083,500           $1,800.00(2)
per share
======================================================================================================================


------------------------------------

(1)      Estimated solely for the purpose of calculating the registration fee.

(2)      Previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS
UP TO 608,350 SHARES OF COMMON STOCK
                                                        BROOKLYN HEIGHTS BANCORP
                                                             186 MONTAGUE STREET
                                                        BROOKLYN, NEW YORK 11201

================================================================================

         Atlantic Liberty Savings, F.A., a federally-chartered mutual savings association (the "Association"), is reorganizing to form a federally-chartered mutual holding company (the "Reorganization"). As part of the Reorganization, the Association will convert to a stock savings association and will become a wholly-owned subsidiary of Brooklyn Heights Bancorp, a federal stock corporation (the "Company"). The Company will become the majority-owned subsidiary of Atlantic Liberty, MHC (the "Mutual Holding Company"), a federal mutual holding company. Concurrently with the Reorganization, the Company is offering for sale between 391,000 and 529,000 shares of its common stock, par value $1.00 per share (the "Common Stock"), in a subscription offering to qualifying depositors and borrowers, the Association's employee stock ownership plan and to employees, officers and directors of the Association. Any unsubscribed shares may be offered for sale to the public in a community offering or syndicated community offering (the subscription and community offerings are referred to collectively as the "Offering"). The Common Stock offered for sale in the Offering will represent a minority ownership interest of 46% of the Company's total outstanding shares of Common Stock. The Reorganization and Offering are being made pursuant to the terms of a plan of reorganization which must be approved by a majority of the eligible votes of members of the Association and by the Office of Thrift Supervision (the "OTS"). The Reorganization will not go forward if the Association does not receive these approvals and the Company does not sell at least 391,000 shares of Common Stock.

================================================================================

                                 OFFERING TERMS

         An independent appraiser has estimated that as of December 11, 1997, the pro forma market value of the Common Stock of the Company was between $8.5 million and $11.5 million, with a midpoint of $10 million. The 391,000 to 529,000 shares of Common Stock being sold in the Offering represent a minority ownership interest in the Company equal to 46% of the minimum and maximum of the estimated pro forma value of the Common Stock of the Company. Subject to OTS approval, up to 608,350 shares of Common Stock will be offered for sale in the Offering in the event of an increase in the pro forma market value of the Common Stock. Based on these estimates, the Company is making the following Offering of shares of Common Stock.

         -       Price Per Share:                                            $10
         -       Number of Shares
                 Minimum/Maximum/Adjusted Maximum:                           391,000/529,000/608,350
         -       Reorganization Expenses
                 Minimum/Maximum/Adjusted Maximum:                           $500,000/$521,000/$534,000
         -       Net Proceeds to Brooklyn Heights Bancorp
                 Minimum/Maximum/Adjusted Maximum:                           $3,410,000/$4,769,000/$5,549,500
         -       Net Proceeds per share to Brooklyn Heights Bancorp
                 Minimum/Maximum/Adjusted Maximum:                           $8.73/$9.03/$9.13

PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE _____ OF THIS DOCUMENT.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Ryan, Beck & Co. will use its best efforts to assist the Company in selling at least the minimum number of shares, but does not guarantee that this number will be sold. All funds received from subscribers will be held in an interest bearing account at the Association until the completion or termination of the Reorganization.

For information on how to subscribe, call the Stock Information Center at (718)
___________.


                                RYAN, BECK & CO.
                      PROSPECTUS DATED FEBRUARY ___, 1998

                              TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----

QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
SELECTED FINANCIAL AND OTHER DATA OF ATLANTIC LIBERTY SAVINGS, F.A. . . . . . . . . . . . . . . . . . . . . . . . 9
RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
ATLANTIC LIBERTY, MHC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
BROOKLYN HEIGHTS BANCORP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
ATLANTIC LIBERTY SAVINGS, F.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SUMMARY DESCRIPTION OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
MARKET AREA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
MARKET FOR THE COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
COMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
PRO FORMA DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
THE REORGANIZATION AND OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
ATLANTIC LIBERTY SAVINGS, F.A. STATEMENTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . .  45
BUSINESS OF ATLANTIC LIBERTY SAVINGS, F.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
MANAGEMENT OF BROOKLYN HEIGHTS BANCORP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
MANAGEMENT OF ATLANTIC LIBERTY SAVINGS, F.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF THE ASSOCIATION  . . . . . . . . . . . . . . . . . . . . . .  71
REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
TAXATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
RESTRICTIONS ON THE ACQUISITION OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
TRANSFER AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
REGISTRATION REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
LEGAL AND TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89



         THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

PLEASE SEE THE GLOSSARY BEGINNING ON PAGE G-l FOR THE MEANING OF CAPITALIZED TERMS THAT ARE USED IN THIS PROSPECTUS.



                                     (i)

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:       WHAT IS THE MUTUAL HOLDING COMPANY?


A: Atlantic Liberty, MHC (the "Mutual Holding Company") is a mutually-owned federal corporation that is being established in connection with the mutual holding company reorganization (the "Reorganization") of Atlantic Liberty Savings, F.A. (the "Association"). The Mutual Holding Company will be chartered under the laws of the United States and will be regulated by the Office of Thrift Supervision ("OTS"). The Mutual Holding Company will own 54% of the outstanding Common Stock of Brooklyn Heights Bancorp (the "Company"), or 540,000 shares at the midpoint of the valuation range established by the independent appraisal. The remaining 46% of the Common Stock of the Company will be owned by persons who purchase Common Stock in the Offering. Members of the Association currently have voting rights in the Association. Following the Reorganization, members will no longer have voting rights in the Association and all of the current membership and voting rights of the Association's members will be transferred to the Mutual Holding Company. The former members of the Association who controlled 100% of the votes eligible to be cast by the Association's members prior to the Reorganization will, through the Mutual Holding Company, control 54% of the votes eligible to be cast by the Company's stockholders following the Reorganization.


Q:       WHO WILL BE THE MINORITY STOCKHOLDERS OF THE COMPANY?

A: All persons who purchase Common Stock in the Offering, including the employee stock ownership plan ("ESOP") of the Association, will be the minority stockholders (the "Minority Stockholders") of the Company, and will own 46% of its Common Stock upon completion of the Offering. The Mutual Holding Company will own 54% of the Common Stock of the Company, and will remain its majority stockholder as long as the Mutual Holding Company remains in existence.

Q:       WHAT IS THE PURPOSE OF THE REORGANIZATION AND OFFERING?

A: The primary purpose of the Reorganization and Offering is to raise additional equity capital for the Association. The increased capital will be used in part to expand the Association's lending activities. The Reorganization also is intended to create a holding company and a stock charter, which is the corporate form used by all commercial banks and an increasing number of savings institutions. The holding company structure will expand the investment and operating authority currently available to the Association. The Offering also will provide you with the opportunity to become a stockholder of the Company.


Q: WHY IS THE ASSOCIATION FORMING A TWO-TIER MUTUAL HOLDING COMPANY AND CONDUCTING A MINORITY STOCK OFFERING INSTEAD OF UNDERGOING A FULL CONVERSION TO STOCK FORM?



A: The Association's Board of Directors determined that the two-tier mutual holding company structure was in the best interests of the Association, its members and the communities served by the Association. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells a minority of its shares to the public. By doing so, the converting institution raises less than half the proceeds than would be obtained in a full conversion. Consequently, the Company and the Association will not be as overcapitalized as if the Association had fully converted. In addition, because the Mutual Holding Company controls a majority of the Company's Common Stock, the Board of Directors believes that the Reorganization will permit the Association to achieve the benefits of being a stock company without the loss of control that often follows a full conversion.


Q:       HOW DO I ORDER THE COMMON STOCK?

A: You must complete and return the Stock Order Form to the Association, together with your payment, on or before March ___, 1998. Please review the Stock Order Form carefully before sending us any payment.

Q:       HOW MUCH STOCK MAY I ORDER?

A: The minimum order is 25 shares (or $250). The maximum order in the Offering is 5,000 shares (or $50,000). For purposes of these limitations, joint account holders may not collectively exceed the 5,000 share limit. In certain instances, your order may be grouped together with orders by other persons who are associated with you (such as your spouse, child or relative living in your home), or with whom you are acting in concert, and, in that event, the aggregate order may not exceed 5,000 shares. The maximum purchase limitation may be decreased or increased without notifying you. However, if the maximum purchase limitation is increased, and you previously subscribed for the maximum number of shares, you will be notified of the increase, as well as the opportunity to subscribe for additional shares.

Q:       WHO HAS SUBSCRIPTION RIGHTS AND WHAT ARE THE SUBSCRIPTION PRIORITIES?

A: Subscription rights to purchase Common Stock will be offered on a priority basis to the following classes of persons:

         - First, to persons who had one or more deposit accounts with the Association aggregating at least $50 on June 30, 1996. (The Association's ESOP will have priority over such persons if more than 529,000 shares are sold).

         -       Second, to the Association's ESOP.

         - Third, to persons who had one or more deposit accounts with the Association aggregating at least $50 on December 31, 1997.


         - Fourth, to depositors (who are not eligible depositors as of June 30, 1996 or December 31, 1997) and borrowers of the Association as of January 30, 1998.


         - Fifth, to employees, officers and directors of the Association.

Q:       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES TO FILL ALL ORDERS?

A: If the Offering is oversubscribed, you may not receive any or all of the shares you wish to purchase. Shares will be allocated based upon a formula set forth in the Plan of Reorganization and in accordance with OTS regulations.

Q:       WILL SHARES BE OFFERED TO ANYONE OTHER THAN PERSONS WITH SUBSCRIPTION
         RIGHTS?

A: If persons with subscription rights do not subscribe for all of the shares offered, the remaining shares will be offered to certain members of the general public in a community offering, with a preference for natural persons residing in Brooklyn.

Q: WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER OR NOT TO BUY COMMON STOCK?

A: Before you decide to purchase Common Stock, you should read the entire Prospectus, including the Risk Factors section on pages _____ of the Prospectus.

Q: AS A DEPOSITOR OR BORROWER OF THE ASSOCIATION, WHAT WILL HAPPEN IF I DO NOT ORDER ANY COMMON STOCK?

A: You presently have membership rights in the Association, which include the right to elect directors and vote on certain other matters. However, once the Reorganization is completed these membership rights in the Association will be converted into membership rights in the Mutual Holding Company, regardless of whether or not you purchase Common Stock. You will retain your membership rights in the Mutual Holding Company so long as your existing borrowings from the Association remain outstanding or so long as you remain a depositor of the Association. If you purchase Common Stock, you will also have voting rights in the Company, but such rights will depend on the amount of Common Stock that you own and not on your deposit account or lending relationship at the Association. YOU ARE NOT REQUIRED TO PURCHASE COMMON STOCK. YOUR DEPOSIT ACCOUNT, CERTIFICATE ACCOUNTS AND ANY LOANS YOU MAY HAVE WITH THE ASSOCIATION WILL NOT BE AFFECTED BY THE REORGANIZATION.

Q:       WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE OFFERING?


A: In order to make an informed investment decision, you should read this entire Prospectus. This question and answer section highlights selected information and may not contain all of the information that is important to you. In addition, you may contact:


                            STOCK INFORMATION CENTER
                         ATLANTIC LIBERTY SAVINGS, F.A.
                              186 MONTAGUE STREET
                            BROOKLYN, NEW YORK 11201
                                 (718) ________

         SELLING OR ASSIGNING YOUR SUBSCRIPTION RIGHTS IS ILLEGAL. ALL PERSONS EXERCISING THEIR SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT THEY ARE PURCHASING SHARES SOLELY FOR THEIR OWN ACCOUNT AND THAT THEY HAVE NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE ASSOCIATION INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT IT BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS. ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS WILL NOT BE HONORED. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION.

                                    SUMMARY

         This summary highlights selected information from this Prospectus and does not contain all the information that you need to know before making an informed investment decision. To understand the Offering fully, you should read the entire Prospectus carefully, including the financial statements and the notes to the financial statements of Atlantic Liberty Savings, F.A. Financial information contained in the Prospectus at and for the two years ended March 31, 1997 is derived in part from the audited financial statements of Atlantic Liberty Savings, F.A. All financial information contained in the Prospectus at and for the six months ended September 30, 1997 and 1996 is derived from unaudited financial statements.

         You should note as you read this Prospectus that at times capitalized terms are used. These capitalized terms are generally defined in the glossary that is at the end of this Prospectus. Defined terms are used to help you differentiate between the various components of the transaction, to simplify the discussion and to avoid unnecessary repetition by not having to define or describe a term each time it is used. For example, to avoid confusion, all of the steps that are part of the transactions described in this Prospectus are referred to as the "Reorganization," and the issuance of 46% of the Company's Common Stock is referred to as the Offering. References to the "Association" refer to Atlantic Liberty Savings, F.A. References to "the Company" refer to Brooklyn Heights Bancorp, and references to the "Mutual Holding Company" refer to Atlantic Liberty, MHC. To further assist you in reading this Prospectus, in addition to including a glossary, each term defined in the glossary is also defined the first time that it is used in the Prospectus.


THE REORGANIZATION AND OFFERING



         The Reorganization involves a number of steps, including the following:



         - The Association will establish the Company and the Mutual Holding Company, neither of which will have any assets prior to the completion of the reorganization.



         - The Association will convert from the mutual form of organization to the capital stock form of organization and issue 100% of its capital stock to the Company.



         - The Company will issue between 850,000 and 1,150,000 shares of its common stock in the Reorganization; 54% of these shares (or between 459,000 shares and 621,000 shares) will be issued to the Mutual Holding Company, and 46% (or between 391,000 shares and 529,000 shares) will be sold to depositors in the Offering.



         - Membership interests that depositors had in the Association will become membership interests in the Mutual Holding Company. As a result, former members of the Association who controlled 100% of the votes eligible to be cast by the Association's members prior to the reorganization will, through the Mutual Holding Company, control 54% of the votes eligible to be cast by the Company's stockholders immediately following the reorganization.



DESCRIPTION OF THE MUTUAL HOLDING COMPANY STRUCTURE



         The mutual holding company structure differs in significant respects from the savings and loan holding company structure that is used in a standard mutual to stock conversion. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells only a minority of its shares at the time of the reorganization and offering. By doing so, a converting institution will raise less than half the proceeds that would be raised in a traditional mutual to stock conversion. Because less than half the proceeds are raised in the Offering, the Company and the Association will not be as overcapitalized as if the Association had converted in a standard conversion. The shares that are issued to the Mutual Holding Company may be subsequently sold to the Association's depositors if the mutual holding company converts from the mutual to the stock form of organization. See "Conversion of the Mutual Holding Company to the Stock Form of Organization." In addition, because the Mutual Holding Company controls a majority of the Company's Common Stock, the Reorganization and Offering will permit the Association to achieve the benefits of a stock company without a loss of control that often follows a standard conversion from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support for and involvement by financial institutions.



         Because the Mutual Holding Company is a mutual corporation, its actions will not necessarily always be in the interests of the Company's stockholders. In making business decisions, the Mutual Holding Company's Board of Directors will consider a variety of constituencies, including the depositors of the Association, the employees of the Company and the Association, and the communities in which the Association operates. As the majority stockholder of the Company, the Mutual Holding Company is also interested in the continued success and profitability of the Association and the Company. Consequently, the Mutual Holding Company will act in a manner which furthers the general interest of all of its constituencies, including, but not limited to, the interest of the stockholders of the Company. The Mutual Holding Company believes that the interests of the stockholders of the Company, and those of the Mutual Holding Company's other constituencies, are in many circumstances the same, such as the increased profitability of the Company and Association and continued service to the communities in which the Association operates.



CONVERSION OF THE MUTUAL HOLDING COMPANY TO THE STOCK FORM OF ORGANIZATION



         Office of Thrift Supervision regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization. There can be no assurance that such a transaction will ever occur, and the Board of Directors has no current intention or plan to undertake such a transaction. If the Mutual Holding Company were to convert to the capital stock form of organization, certain depositors would receive the right to subscribe for additional shares of the new stock holding company that would be formed in the transaction. In such a transaction, each share of Common Stock outstanding and held by persons other than the Mutual Holding Company would be automatically converted into shares of common stock of the new stock holding company. The number of shares that each stockholder would receive would be determined pursuant an exchange ratio that ensures that after the transaction, subject to an adjustment to reflect any dividends that the Mutual Holding Company may have waived and any assets that the Mutual Holding Company may have other than common stock of the Company, the percentage of the to-be outstanding shares of the new stock holding company issued to such stockholders in exchange for their Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by such stockholders immediately prior to the transaction.


THE COMPANIES

                             Atlantic Liberty, MHC
                              186 Montague Street
                            Brooklyn, New York 11201
                                 (718) 855-3555

         The Mutual Holding Company is not an operating company and has not engaged in any business to date. Upon completion of the Reorganization, the Mutual Holding Company will be chartered under Federal law and will own 54% of the outstanding Common Stock of the Company. So long as the Mutual Holding Company exists, it will own at least 50.1% of the Company's voting stock. Following completion of the Reorganization, persons who were members of the Association will become members of the Mutual Holding Company so long as their existing borrowings from the Association remain oustanding or they continue to maintain a deposit account with the Association.

                            Brooklyn Heights Bancorp
                              186 Montague Street
                            Brooklyn, New York 11201
                                 (718) 855-3555

         The Company is not an operating company and has not engaged in any business to date. The Company will be chartered under Federal law and will own 100% of the common stock of the Association. The Company will sell 46% of its Common Stock in the Offering, and the remaining 54% of the Common Stock will be issued to the Mutual Holding Company.

                         Atlantic Liberty Savings, F.A.
                              186 Montague Street
                            Brooklyn, New York 11201
                                 (718) 855-3555



         The Association is a community-oriented federal mutual savings association, providing banking and financial services to individuals, families and small businesses from its two offices in Brooklyn, New York. Historically, the Association has emphasized residential mortgage lending. At September 30, 1997, the Association had total assets of $109.9 million, total deposits of $100.5 million, and retained earnings of $7.2 million. See pages _____ to
_____.


THE OFFERING

         The Company is offering for sale between 391,000 and 529,000 shares of its Common Stock, par value $1.00 per share (the "Common Stock"), at a price of $10.00 per share. The Offering may be increased to 608,350 shares without further notice to you if the estimated pro forma market value of the Common Stock (the "Independent Valuation") is increased as a result of changes in market or financial conditions prior to the completion of the Offering. The shares sold in the Offering will represent a minority ownership interest of 46% of the shares of Common Stock of the Company (the "Minority Ownership Interest"). The remaining 54% of the shares of Common Stock of the Company will be issued to the Mutual Holding Company.

STOCK PURCHASE PRIORITIES

         The Common Stock is being offered for sale in the following order of priority in a Subscription Offering:

         (i) the Association's Eligible Account Holders (holders of deposit accounts totaling $50 or more as of June 30, 1996);

         (ii)    the Association's ESOP;

         (iii) the Association's Supplemental Eligible Account Holders (holders of deposit accounts totaling $50 or more as of December 31, 1997);

         (iv) other members (depositors and borrowers of the Association as of the Voting Record Date who are not Eligible Account Holders or Supplemental Eligible Account Holders); and

         (v)     employees, officers and directors of the Association.

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering and Syndicated Community Offering. See pages _____ to _____. Ryan, Beck & Co. will assist in selling the Common Stock on a best efforts basis.

THE OFFERING RANGE AND OFFERING PRICE PER SHARE


         Feldman Financial Advisors, Inc. ("Feldman Financial"), an appraisal firm independent of the Association and experienced in appraisals of savings associations, has estimated that in its opinion, as of December 11, 1997, the aggregate pro forma market value of the Company and the Association ranged from $8.5 million to $11.5 million (the "Estimated Valuation Range") with a midpoint of $10 million. The Company is offering to sell 46% of its Common Stock in the Offering and, based on the Independent Valuation, 46% of the Common Stock ranged in value from $3.9 million to $5.3 million, with a midpoint of $4.6 million (the "Offering Range"). The Company is offering its Common Stock for sale at $10.00 per share, representing 391,000 shares and 529,000 shares at the minimum and maximum of the Offering Range, respectively, with a midpoint of 460,000 shares. The $10.00 per share offering price was determined in consultation with Ryan, Beck & Co., Inc. and represents the price most commonly used in initial public stock offerings involving financial institutions. The Independent Valuation was based in part upon the Association's financial condition and operations and the effect of the additional capital raised by the sale of Common Stock in the Offering. In addition to the 391,000 to 529,000 shares to be sold in the Offering, between 459,000 and 621,000 shares will be issued to the Mutual Holding Company, which will represent 54% of the outstanding shares of Common Stock of the Company. The Independent Valuation will be updated prior to the completion of the Offering. If the Independent Valuation increases, there will be a corresponding change in the total number of shares issued to the Mutual Holding Company in the Reorganization and sold to subscribers in the Offering, but the percentage of shares of the Company's Common Stock owned by the Mutual Holding Company and the Minority Stockholders will not change as a result of a change in the Independent Valuation. If the Independent Valuation increases by 15%, or up to $13,225,000, the number of shares sold in the Offering will, subject to OTS approval, increase to 608,350 shares and the number of shares issued to the Mutual Holding Company will increase to 714,150 shares. Prospective purchasers will be given the opportunity to change or withdraw their purchase orders only if the Estimated Valuation Range decreases below the minimum or increases by more than 15% above the maximum of such range, or if fewer than 391,000 shares or more than 608,350 shares are sold in the Offering. See pages _____ to _____.


TERMINATION OF THE OFFERING


         The Subscription Offering will terminate at 10:00 a.m., New York time, on ___________, 1998. The Community Offering, if one is held, is expected to begin immediately after the termination of the Subscription Offering, but may begin at any time during the Subscription Offering. The Community Offering may terminate on or after __________, 1998, but in any event, no later than __________, 1998, without OTS approval.


BENEFITS TO MANAGEMENT AND EMPLOYEES FROM THE OFFERING

         Full-time employees of the Association will participate in an ESOP, which is a form of retirement plan, that will purchase shares of Common Stock. The Association also intends to implement a stock award plan (the "Stock Award Plan") and a stock option plan (the "Stock Option Plan") following completion of the Reorganization. The Stock Award Plan would award up to 4% of the Common Stock issued in the Offering to executive officers and directors of the Association at no cost to them. The Stock Option Plan would grant options for up to 10% of the Common Stock issued in the Offering to employees, officers and directors of the Association. Stock awards and stock options would be granted at fair market value. The Stock Award Plan and Stock Option Plan may not be adopted until at least six months after the completion of the Reorganization, and are subject to shareholder approval and compliance with OTS regulations. See pages _____ to _____.

USE OF THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

         The Company will retain up to 50% of the net proceeds from the Offering and will contribute the remainder of the net proceeds to the Association. The Company intends to use part of the net proceeds to make a loan to the ESOP to fund its purchase of up to 8% of the Common Stock sold in the Offering. The remainder of the net proceeds will be used for general corporate purposes, and initially are expected to be invested in U.S. government securities and other federal agency securities. See pages _____ to
_____.

DIVIDENDS


         Management of the Company does not initially intend to pay an annual dividend. Future decisions as to whether or not to declare dividends by the Company will depend upon a number of factors excluding investment opportunities available to the Company or the Association and the Company's financial condition and results of operations. If the Company decides to pay dividends on the Common Stock, the Mutual Holding Company may waive its receipt of cash dividends, subject to regulatory approval. See page _____.


MARKET FOR THE COMMON STOCK

         The Company has never issued capital stock. The Company expects that the Common Stock will be quoted on the OTC Electronic Bulletin Board, but there can be no assurance that an active and liquid trading market in the Common Stock will develop or be maintained. Ryan, Beck & Co. has indicated its intention to make a market in the Common Stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements, although Ryan, Beck & Co. is not required to do so. If you purchase shares, you may not be able to sell them when you want to at a price that is equal to or more than the price you paid. See pages _____ to _____.

PROHIBITION ON TRANSFER OF SUBSCRIPTION RIGHTS

         SELLING OR ASSIGNING YOUR SUBSCRIPTION RIGHTS IS ILLEGAL. IF YOU EXERCISE YOUR SUBSCRIPTION RIGHTS YOU WILL BE REQUIRED TO CERTIFY THAT YOU ARE PURCHASING SHARES SOLELY FOR YOUR OWN ACCOUNT AND THAT YOU HAVE NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE ASSOCIATION INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THE ASSOCIATION BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS, AND THE ASSOCIATION WILL NOT HONOR ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUCH RIGHTS. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OTS.

IMPORTANT RISKS IN PURCHASING AND OWNING THE COMMON STOCK

         Before you decide to purchase Common Stock in the Offering, you should read the Risk Factors section on pages _____ of this Prospectus, in addition to the other sections of this Prospectus.

                      SELECTED FINANCIAL AND OTHER DATA OF
                         ATLANTIC LIBERTY SAVINGS, F.A.

         The following selected historical financial data at March 31, 1997 and 1996 and for the two years then ended is derived in part from the audited financial statements of the Association. The historical financial information at and for the six months ended September 30, 1997 and 1996 is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals. The operating data for the six months ended September 30, 1997 may not be indicative of results that can be expected for the full year. The following selected financial data of the Association is qualified in its entirety by, and should be read in conjunction with, the financial statements, including notes thereto, included elsewhere in this Prospectus.


                                                                 (UNAUDITED)
                                                                AT OR FOR THE
                                                               SIX MONTHS ENDED               AT OR FOR THE
                                                                SEPTEMBER 30,              YEAR ENDED MARCH 31,
                                                          -------------------------     ------------------------
                                                             1997           1996           1997           1996
                                                          -----------    ----------     -----------    ---------
                                                                              (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
  Total assets  . . . . . . . . . . . . . . . . . .       $  109,887     $  105,297     $  109,794     $ 105,742
  Loans receivable, net   . . . . . . . . . . . . .           65,486         57,321         60,059        54,505
  Mortgage-backed securities held to maturity . . .           19,017         18,152         19,030        19,226
  Investments securities held for investment  . . .           13,150         18,880         17,258        16,155
  Deposits  . . . . . . . . . . . . . . . . . . . .          100,539         95,728        100,798        97,396
  Retained earnings--substantially restricted   . .            7,208          7,397          6,873         6,750

SELECTED OPERATING DATA:
  Total interest income   . . . . . . . . . . . . .       $    4,065     $    3,615     $    7,248     $   7,151
  Total interest expense  . . . . . . . . . . . . .            2,304          2,189          4,363         4,149
                                                          ----------     ----------     ----------     ---------
    Net interest income   . . . . . . . . . . . . .            1,761          1,426          2,885         3,002
  Provision for loan losses   . . . . . . . . . . .              105             65            771           275
                                                          ----------     ----------     ----------     ---------
  Net interest income after provision for loan
    losses  . . . . . . . . . . . . . . . . . . . .            1,656          1,361          2,114         2,727
                                                          ----------     ----------     ----------     ---------
  Gain (loss) on disposal of foreclosed real estate               28            123            148          (135)
  Other non-interest income   . . . . . . . . . . .              168            743          1,105           340
                                                          ----------     ----------     ----------     ---------
  Total non-interest income   . . . . . . . . . . .              196            866          1,253           205
                                                          ----------     ----------     ----------     ---------
  Total non-interest expense  . . . . . . . . . . .            1,267          1,819          3,391         2,596
                                                          ----------     ----------     ----------     ---------
  Income (loss) before taxes  . . . . . . . . . . .              585            408            (24)          336
  Income tax (expense) benefit  . . . . . . . . . .             (250)           240            147          (140)
                                                          ----------     ----------     ----------     ---------
  Net income  . . . . . . . . . . . . . . . . . . .       $      335     $      648     $      123     $     196
                                                          ==========     ==========     ==========     =========

                                                                   At or for the
                                                                  Six Months Ended               At or for the
                                                                   September 30,              Year Ended March 31,
                                                             --------------------------    -------------------------
                                                                1997           1996           1997           1996
                                                             -----------    -----------    -----------    ----------

SELECTED OPERATIONS DATA:
  PERFORMANCE RATIOS:
    Return on average assets (ratio of net income to
      average total assets) (1)   . . . . . . . . . . .        0.62%           1.24%         0.12%         0.05%
    Return on average equity (ratio of net
      income to average equity) (1)   . . . . . . . . .        9.12%          18.45%         5.98%         0.76%
    Net interest margin (1) (2)   . . . . . . . . . . .        3.40%           2.87%         2.87%         3.10%
    Interest rate spread (3)  . . . . . . . . . . . . .        3.21%           2.75%         2.71%         2.97%
    Ratio of operating expense to average total assets (1)     2.34%           3.48%         3.21%         2.56%
    Ratio of average interest-earning assets to
      average interest-bearing liabilities  . . . . . .      103.81%         102.85%       103.61%       103.26%

  ASSET QUALITY RATIOS:
    Non-performing loans to total assets at end of period      1.60%           4.44%         3.04%         4.55%
    Allowance for loan losses to non-performing loans         54.97%          15.92%        47.10%        24.17%
    Allowance for loan losses to loans receivable, net         1.65%           1.18%         1.63%         1.37%

  CAPITAL RATIOS:
    Retained earnings to total assets at end of period         6.57%           7.02%         6.26%         6.38%
    Average retained earnings to average assets   . . .        6.78%           6.72%         6.47%         6.69%

  OTHER DATA:
    Number of full-service offices  . . . . . . . . . .            2               2             2             2


-------------------------
(1) Annualized
(2) Net income divided by average interest earning assets.
(3) Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

                              RECENT DEVELOPMENTS



         Set forth below are selected financial and other data of the Association at and for the periods indicated. Information at December 31, 1997 and for the nine months ended December 31, 1997 and 1996 were derived from unaudited financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results for or as of the periods indicated, have been included. The results of operations and other data for the nine month period ended December 31, 1997 are not necessarily indicative of the results of operations for the full fiscal year. The selected financial and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Financial Statements and Notes thereto presented elsewhere in this Prospectus.



                                                               AT                            AT
                                                          DECEMBER 31,                   MARCH 31,
                                                              1997                          1997
                                                         -------------                 -------------
                                                                        (IN THOUSANDS)

SELECTED FINANCIAL CONDITION DATA:
Total assets  . . . . . . . . . . . . . . . . . .        $     112,881                 $     109,794
Loans receivable, net . . . . . . . . . . . . . .               67,687                        60,059
Mortgage-backed securities:
    Held for investment   . . . . . . . . . . . .               18,223                        19,030
Investment securities:
    Held for investment   . . . . . . . . . . . .               14,946                        17,258
Deposits  . . . . . . . . . . . . . . . . . . . .              103,495                       100,798
Retained earnings-substantially restricted  . . .                7,189                         6,873



                                                                    NINE MONTHS ENDED
                                                                       DECEMBER 31,
                                                            ----------------------------------
                                                              1997                     1996
                                                            --------                 ---------
                                                                      (IN THOUSANDS)

SELECTED OPERATING DATA:
Total interest income . . . . . . . . . . . . . .           $  5,968                 $  5,400
Total interest expense  . . . . . . . . . . . . .              3,491                    3,264
                                                            --------                 --------
    Net interest income   . . . . . . . . . . . .              2,477                    2,136
                                                            --------                 --------
Provision for loan losses . . . . . . . . . . . .                121                       80
Net interest income after provision for
    loan losses   . . . . . . . . . . . . . . . .              2,356                    2,056
                                                            --------                 --------
Gain on the disposal of foreclosed real estate  .                 31                      116
Other noninterest income  . . . . . . . . . . . .                340                    1,097
                                                            --------                 --------
Total noninterest income  . . . . . . . . . . . .                371                    1,213
                                                            --------                 --------
Total noninterest expense . . . . . . . . . . . .              2,076                    2,793
                                                            --------                 --------
Income before taxes and
    extraordinary items   . . . . . . . . . . . .                651                      476
Income tax (expense) benefit  . . . . . . . . . .               (335)                     228
                                                            --------                 --------
Net income  . . . . . . . . . . . . . . . . . . .           $    316                 $    704
                                                            ========                 ========

                                                                AT OR FOR THE NINE MONTHS
                                                                    ENDED DECEMBER 31,
                                                            ----------------------------------
                                                              1997                     1996
                                                            --------                 ---------

SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
    Return on assets (ratio of net income
      to average total assets)  . . . . . . . . .             0.39%                    0.90%
    Return on retained earnings (ratio of
      net income to average equity)   . . . . . .             5.78%                   13.96%
    Interest rate spread  . . . . . . . . . . . .             3.02%                    2.70%
    Net interest margin (2)   . . . . . . . . . .             3.18%                    2.85%
    Ratio of operating expense to average
      total assets  . . . . . . . . . . . . . . .             2.55%                    3.55%
    Ratio of average interest-earning assets
      to average interest-bearing liabilities   .           103.56%                  103.51%

ASSET QUALITY RATIOS:
    Non-performing assets to total assets
      at end of period  . . . . . . . . . . . . .             1.45%                    2.01%
    Allowance for loan losses to
      non-performing loans  . . . . . . . . . . .            39.47%                   23.48%
    Allowance for loan losses to
      loans receivable, net   . . . . . . . . . .             0.96%                    0.87%

CAPITAL RATIOS:
    Retained earnings to total assets at
      end of period   . . . . . . . . . . . . . .             6.37%                    6.87%
    Average retained earnings to
      average assets  . . . . . . . . . . . . . .             6.70%                    6.41%

OTHER DATA:
    Number of full-service offices  . . . . . . .                2                        2



-------------------------


(1) Ratios annualized where appropriate.


(2) Net interest income divided by average interest earning assets.

FINANCIAL CONDITION



         The Association's assets increased $3.1 million, or 2.8%, to $112.9 million at December 31, 1997 from $109.8 million at March 31, 1997. The increase in total assets resulted from an increase in loans receivable, net to $67.7 million from $60.1 million, which was partially offset by decreases in investment securities to $14.9 million from $17.3 million and mortgage-backed securities to $18.2 million from $19.0 million. Asset growth was primarily funded by an increase in deposits to $103.5 million from $100.8 million. Retained earnings increased to $7.2 million from $6.9 million. The increase in retained earnings was attributable to net income of $316,000 for the nine months ended December 31, 1997. At December 31, 1997 the Association exceeded all regulatory capital requirements. At December 31, 1997 tangible, core and risk based capital ratios were 6.55%, 7.12% and 15.45%, respectively. At December 31, 1997, the Association's ratio of retained earnings to total assets was 6.37%, as compared to 6.87% at March 31, 1997.



RESULTS OF OPERATIONS



         GENERAL. The Association had net income of $316,000 for the nine months ended December 31, 1997, compared to net income of $704,000 for the nine months ended December 31, 1996. The decrease in net income was primarily attributable to a decrease in noninterest income to $340,000 for the nine months ended December 31, 1997 from $1.2 million for the comparable period in 1996, and an income tax expense of $335,000 for the nine months ended December 31, 1997 as compared to income tax benefit of $228,000 resulting from the Association's payment of a special SAIF assessment for the comparable period ended December 31, 1996.



         INTEREST INCOME. Interest income for the nine months ended December 31, 1997 increased by $568,000, or 10.5% to $6.0 million from $5.4 million.
The increase in interest income was due primarily to increased loan originations during the nine months ended December 31, 1997, as compared to the same period in 1996, as well as approximately $200,000 received as interest on a mortgage loan previously classified as a nonperforming loan.



         INTEREST EXPENSE. Interest expense for the nine months ended December 31, 1997 increased by $227,000, or 7.0%, to $3.5 million from $3.3 million.
The increase in interest expense was attributable primarily to an increase in deposits.



         NET INTEREST INCOME. Net interest income increased by $341,000, or 16.0% to $2.5 million for the nine months ended December 31, 1997 from $2.1 million for the nine months ended December 31, 1996.



         PROVISION FOR LOAN LOSSES. The provision for loan losses for the nine months ended December 31, 1997 was $121,000, as compared to $80,000 for the nine months ended December 31, 1996. Management increased the provision for loan losses in order to reflect the risks inherent in the Association's participation in six pools of loans and a commercial real estate loan upon which the Association began foreclosure proceedings.



         NONINTEREST INCOME. Noninterest income decreased $842,000, or 69.4% to $371,000 for the nine months ended December 31, 1997 from $1.2 million for the comparative nine month period. The decrease in noninterest income primarily resulted from nonrecurring income during the nine months ended December 31, 1996 consisting of insurance proceeds of $556,000, and the settlement of a lawsuit totaling $195,000.



         NONINTEREST EXPENSE. Noninterest expense decreased $717,000, or 25.7%, to $2.1 million from $2.8 million. Noninterest expense consists of compensation and benefits, deposit insurance premiums and other expenses. The decrease in noninterest expense was primarily attributable to a decrease in deposit insurance premiums resulting from the recapitalization of the SAIF.



         INCOME TAXES. The Association had an income tax expense of $335,000 for the nine months ended December 31, 1997 compared to a tax benefit of $228,000 for the comparable nine months period in 1996. The income tax benefit was attributable to the effect of the special SAIF assessment in 1996.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in the Common Stock.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

         The Association's profitability, like that of most financial institutions, substantially depends on its net interest income, which is the difference between the interest income earned on interest earning-assets (such as mortgage loans) and the interest expense paid on interest-bearing liabilities (such as deposits). The Association's net interest income is affected primarily by market interest rates and the amount, maturity and yield on the Association's interest earning assets relative to the amount, maturity and cost of its interest-bearing liabilities. Approximately 53.4% of the Association's mortgage loans have terms of up to 15 years and fixed rates of interest, while deposit accounts have significantly shorter terms to maturity. Because the Association's interest-earning assets generally have fixed rates of interest and have longer effective maturities than interest-bearing liabilities, the yield on interest-earning assets generally will adjust more slowly to changes in market interest rates than the cost of the Association's interest-bearing liabilities.

         Savings institutions, such as the Association, often use interest rate "gap" analysis as a measure of interest rate risk. This technique measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities that reprice within a specific time period, either through maturity or interest rate adjustment. Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing within a specific time period, expressed as a percentage of total assets. A negative gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. A positive gap for a given period means that the amount of interest-earning assets maturing or other repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. At September 30, 1997, the dollar amount of the Association's interest-bearing liabilities maturing or repricing within one year exceeded the amount of the Association's interest earning assets maturing or repricing within the same period by $15.2 million, resulting in a negative one year interest rate gap of 13.79%. As a result, based on the model, the Association's net interest income would be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect earnings because the demand for loans typically decreases in a higher interest rate environment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Interest Rate Risk."

         Management also monitors the Association's interest rate risk exposure with a model that estimates the change in the Association's net portfolio value ("NPV") in response to a range of assumed changes in market interest rates.
NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet items. Under the model, assuming an instantaneous 200 basis point increase in market interest rates, the Association's NPV as of September 30, 1997 would decrease by $2.2 million or 24%.

         Changes in interest rates also can affect the average life of loans and mortgage-backed securities. The relatively lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers have refinanced their mortgages to reduce their borrowing costs. Under these circumstances, the Association is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities. Moreover, volatility in interest rates also can result in the flow of funds away from the Association into other investments such as U.S. Government and corporate securities and investments which generally pay higher rates of return than the rates paid on deposits by savings institutions.

RISKS ASSOCIATED WITH MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING


         At September 30, 1997, $13.0 million, or 19.8%, of the Association's loan portfolio consisted of multi-family real estate loans and $11.9 million, or 18.1% of the Association's loan portfolio, consisted of commercial real estate loans. The Association's primary lending area includes a significant number of multi-family dwellings and apartment buildings. As a result, the Association will continue to originate multi-family and commercial real estate loans to meet the financing needs of its community. Loans secured by multi-family or commercial real estate typically have higher interest rates than the interest rates on one-to-four family loans because of the higher credit risks involved in such loans. The repayment of loans secured by multi-family and commercial real estate properties typically depends on the successful operation or management of the property securing the loan, as well as the conditions in the real estate market or the local economy. If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. Moreover, multi-family and commercial real estate loans are also more difficult to monitor and evaluate than loans secured by one-to-four family properties. See "Business of Atlantic Liberty Savings, F.A.--Lending Activities."



POSSIBLE INCREASE IN INDEPENDENT VALUATION AND NUMBER OF SHARES SOLD - DILUTION OF OWNERSHIP INTERESTS OF PURCHASERS



         As a result of changes in market and economic conditions, the Independent Valuation may increase when it is updated at the conclusion of the Offering, and, in such event, the number of shares to be sold in the Offering will increase. INVESTORS WILL NOT BE RESOLICITED UNLESS THE INDEPENDENT VALUATION INCREASES BY MORE THAN 15%, OR TO MORE THAN $13,225,000, OR THE NUMBER OF SHARES SOLD IN THE OFFERING INCREASES BY MORE THAN 15%, OR TO MORE THAN 608,350 SHARES. If the Independent Valuation increases, then the interests of those who purchase shares in the Offering will be diluted because more shares will be outstanding at the conclusion of the Offering. See "Pro Forma Data" and "The Reorganization and Stock Offering--Stock Pricing and Number of Shares to be Issued."



REDUCED RETURN ON EQUITY AFTER REORGANIZATION



         Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Association's return on equity for the year ended March 31, 1997 and six months ended September 30, 1997 was, and the Company's post-Reorganization return on equity is expected to be less than the average return on equity for publicly traded thrift institutions and their holding companies. See "Selected Financial and Other Data of Atlantic Liberty Savings, F.A." for numerical information regarding the Association's historical return on equity and "Capitalization" for a discussion of the Company's estimated pro forma consolidated capitalization as a result of the Reorganization. In addition, the expenses associated with the ESOP and the Stock Award Plan (see "Pro Forma Data"), along with other post-Reorganization expenses, are expected to contribute initially to reduced earnings. In the short-term, the Association will have difficulty in improving its interest rate spread and thus the return on equity to stockholders. Consequently, for the foreseeable future, investors should not expect a return on equity that will meet or exceed the average return on equity for publicly traded thrift institutions, and no assurances can be given that this goal can be attained.


CONTROL BY THE MUTUAL HOLDING COMPANY

         As the majority stockholder of the Company, the Mutual Holding Company will be able to elect all of the directors of the Company and direct its business and affairs. The Company will be controlled by its Board of Directors which will consist initially of those persons who currently are directors of the Association. After the Reorganization, the initial Board of Directors of the Mutual Holding Company will also consist of those persons who currently are members of the Board of Directors of the Association. As a result, it is expected that the Board of Directors of the Mutual Holding Company will exercise control over the Mutual Holding Company and, consequently, may be capable of perpetuating the Board of Directors and management of the Mutual Holding Company, the Company and the Association. THE PURCHASERS OF THE COMMON STOCK IN THE OFFERING WILL BE MINORITY

STOCKHOLDERS OF THE COMPANY AND WILL HAVE LIMITED INFLUENCE IN ELECTING DIRECTORS OR OTHERWISE DIRECTING THE AFFAIRS OF THE COMPANY AS LONG AS THE MUTUAL HOLDING COMPANY REMAINS IN EXISTENCE. THE COMPANY'S FEDERAL CHARTER WILL PROHIBIT CUMULATIVE VOTING. THEREFORE, THE MUTUAL HOLDING COMPANY WILL HAVE THE POWER TO ELECT ALL THE DIRECTORS OF THE COMPANY. NO ASSURANCES CAN BE GIVEN THAT THE MUTUAL HOLDING COMPANY WILL NOT TAKE ACTION THAT THE MINORITY STOCKHOLDERS BELIEVE TO BE CONTRARY TO THEIR INTERESTS.

WAIVER OF DIVIDENDS BY THE MUTUAL HOLDING COMPANY


         The Company does not initially intend to pay dividends on its Common Stock. However, in the event the Company pays cash dividends, the Mutual Holding Company may, if permitted by regulatory authorities, waive the receipt of such dividends if the Mutual Holding Company's board of directors determines that such waiver is in the best interests of the Mutual Holding Company. The Board of Directors of the Association, which will be the initial Board of Directors of the Mutual Holding Company, currently believes that it will be in the best interests of the Mutual Holding Company to waive the receipt of cash dividends. A waiver of cash dividends by the Mutual Holding Company will result in a greater likelihood that dividends will be paid to Minority Stockholders. There is no assurance that the Mutual Holding Company will waive the receipt of cash dividends, and any dividend waiver by the Mutual Holding Company will require the prior approval of the OTS.



CONVERSION OF MUTUAL HOLDING COMPANY TO STOCK FORM - IMPACT OF WAIVED DIVIDENDS ON MINORITY STOCKHOLDERS



         OTS regulations permit a mutual holding company to convert to stock form. The Plan provides that in a Conversion Transaction, the Mutual Holding Company may merge into the Company or the Association, with either the Company or the Association as the surviving entity, and depositors of the Association will have the right to subscribe for shares of Common Stock of the Company or its successor. The additional shares of Common Stock would be sold at their aggregate pro forma market value as determined by an independent appraisal at the time of the Conversion Transaction. Pursuant to the Plan, in any Conversion Transaction, the Minority Stockholders will be entitled to maintain the same percentage ownership interest in the Company after the Conversion Transaction as their percentage ownership interest in the Company immediately before the Conversion Transaction (the "Minority Ownership Interest"), subject only to the following adjustments if required by federal law, regulation or policy to reflect: (i) the cumulative effect of the aggregate amount of dividends waived by the Mutual Holding Company, and (ii) the market value of the Mutual Holding Company's assets other than its Common Stock of the Company. Pursuant to OTS policy and the Association's Plan, the benefit to Minority Stockholders of any dividends waived by the Mutual Holding Company must be taken into account in any conversion of the Mutual Holding Company to stock form (a "Conversion Transaction"), and would likely reduce the percentage of Common Stock of the Company owned by Minority Stockholders following a Conversion Transaction.


         The adjustment referred to in clause (i) of the preceding paragraph would require that the Minority Ownership Interest be adjusted by multiplying the Minority Ownership Interest by the following fraction:

 (Company stockholders' equity immediately prior to Conversion Transaction) -
       (aggregate amount of dividends waived by Mutual Holding Company)
 ----------------------------------------------------------------------------
   Company stockholders' equity immediately prior to Conversion Transaction

         The adjustment referred to in clause (ii) above would further adjust the Minority Ownership Interest by multiplying it by the following fraction:

(pro forma market value of Company) - (market value of assets of Mutual Holding
                   Company other than Company Common Stock)
-------------------------------------------------------------------------------
                       pro forma market value of Company

         At the sole discretion of the Board of Directors of the Mutual Holding Company and the Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders. Management of the Association has no current intention to conduct a Conversion Transaction. A Conversion Transaction would require the approval of applicable federal regulators and a majority of the eligible votes of the members of the Mutual Holding Company.

COMPETITION

         Numerous commercial banks and savings banks have branches in the immediate vicinity of the Association. There is strong competition from financial institutions in the Association's local market in both originating loans and attracting deposits. The Association's primary competitors are other savings banks, commercial banks, mortgage banking companies and credit unions. Such competition may have an adverse effect on the Association's growth and profitability in the future. See "Competition."

GEOGRAPHIC CONCENTRATION OF LOANS


         The Association's real estate mortgage loans are secured by properties located primarily in Brooklyn, New York. The median household income in the borough of Brooklyn is below the median household income nationally, as well as for the State of New York. In addition, the unemployment rates in the markets served by the Association are higher than the surrounding suburbs. A weakening in the local real estate market or in the local economy could increase the number of delinquent or non-performing loans and reduce the value of the collateral securing such loans, which would reduce the Association's net income.


INTENT TO REMAIN INDEPENDENT

         The Association has operated as an independent community-oriented savings association since 1888. The Association intends to continue to operate as an independent community-oriented savings association following the Reorganization. The Association and the Company will be controlled by the Mutual Holding Company, and, under current OTS policy, control of the Mutual Holding Company may not be sold to a third party. Accordingly, you are urged not to subscribe for shares of Common Stock if you are anticipating a sale of control of the Association or the Company. See "Business of Atlantic Liberty Savings, F.A."

LACK OF ACTIVE MARKET FOR THE COMMON STOCK


         The Company has never issued capital stock to the public, and due to the relatively small size of the Offering there can be no assurance that an active and liquid trading market for the Common Stock will develop or be maintained. It is anticipated that the Common Stock will be quoted on the OTC Electronic Bulletin Board. Ryan, Beck & Co. has indicated its intention to make a market in the Common Stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements, although Ryan, Beck & Co. is not required to do so. If the Common Stock cannot be quoted and traded on the OTC Bulletin Board, it is expected that the transactions in the Common Stock will be reported in Pink Sheets of the National Quotation Bureau, Inc. If you purchase shares of Common Stock, you may not be able to sell them when you want to at a price that equals or exceeds the price you paid for the Common Stock.


EXPENSES ASSOCIATED WITH ESOP AND STOCK AWARD PLAN

         The Association will recognize material employee compensation and benefit expenses assuming the ESOP and the Stock Award Plan are implemented. The actual aggregate amount of these new expenses cannot be predicted at the present time because applicable accounting practices require that they be based on the fair market value of the shares of Common Stock when the expenses are recognized, which would occur when shares are committed to be released in the case of the ESOP, and over the vesting period of awards made to recipients in the case of the Stock Award Plan. These expenses have been reflected in the pro forma financial information under "Pro Forma Data" assuming the Purchase Price ($10.00 per share) as fair market value. Actual expenses, however, will be based on the fair market value of the Common Stock at the time of recognition, which may be higher or lower than the Purchase Price. See "Management's Discussion and Analysis of Financial Condition and Results of

Operations--Impact of New Accounting Standards--FASB Statement on Accounting for Stock-Based Compensation," "Management of The
Association--Benefits--Employee Stock Ownership Plan" and "--Benefits--Stock Award Plan."

POSSIBLE DILUTIVE EFFECT OF STOCK AWARD PLAN AND STOCK OPTION PLAN

         If the Reorganization and Offering are completed and stockholders approve the Stock Award Plan and Stock Option Plan, the Company intends to issue shares of Common Stock to officers and directors of the Association through these plans. If the shares for these plans are issued from the Company's authorized but unissued Common Stock, the book value and earnings per share of minority stockholders would be diluted, and the trading price of the Company's Common Stock may be reduced. See "Pro Forma Data" and "Executive Compensation and Related Transactions of the Association."

FINANCIAL INSTITUTION REGULATION AND FUTURE OF THE THRIFT INDUSTRY

         The Association is subject to extensive regulation, supervision, and examination by the OTS and the FDIC. Legislation has been introduced in Congress that would consolidate the OTS with the Office of the Comptroller of the Currency. If this legislation is enacted into law, the Association may be required to become a state or national commercial bank, and may become regulated by a different government agency. It is not possible to predict at this time whether such legislation will be enacted into law, or the impact of any such legislation on the operations of the Association, the Company or the Mutual Holding Company. See "Regulation."

RISK OF DELAYED OFFERING

         Although the Reorganization and Offering are expected to be completed within the time periods indicated in this Prospectus, it is possible that adverse market, economic or other factors may significantly delay the completion of the Reorganization and Offering, which could significantly increase the costs of the Reorganization and Offering. See "The
Reorganization."

             PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the approximate purchases of Common Stock by each director and executive officer and their Associates in the Offering. All shares will be purchased for investment purposes and not for purposes of resale. The table assumes that 460,000 shares (the midpoint of the Offering Range) of Common Stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions.


                                                            TOTAL SHARES       AGGREGATE PRICE
                                                           PROPOSED TO BE       OF  INTENDED             PERCENT OF
    NAME                         POSITION                 SUBSCRIBED FOR(1)       PURCHASES               SHARES %
-------------------------------------------------------------------------------------------------------------------
John A. Maher               Chairman of the Board              5,000(3)          $   50,000                 1.1%
                              and Secretary

Stephen Irving              President, Chief Executive         2,500                 25,000                 0.5%
                              Officer and Director

Nunzio D'Addona             Director                           5,000(3)              50,000                 1.1%

Eugene F. O'Connor          Director                           5,000(3)              50,000                 1.1%

Edward W. Kelle             Director and Vice                  2,500                 25,000                 0.5%
                              Chairman of the Board

Fred W. McPhilliamy         Director                           2,500                 25,000                 0.5%

Martin D. Dehler            Director                           5,000(3)              50,000                 1.1%

          Barry Donohue               Vice President                       1,000               10,000                 0.2%

          Steven Parisi               Vice President                       1,000               10,000                 0.2%
                                                                          ------             --------                 ----

          All directors and officers                                      29,500             $295,000                 6.4%
          as a group (9 persons) (2)


---------------------------

(1) Does not include shares subject to stock options which may be granted under the Stock Option Plan, or shares which may be awarded under the Stock Award Plan.
(2) Assuming (i) that all shares awarded under the Stock Award Plan are purchased on the open market upon the full vesting of the restricted stock awards to directors and officers contemplated under the Stock Award Plan and (ii) the exercise in full of all options expected to be granted to directors and officers under the Stock Option Plan, all directors and officers as a group would beneficially own 84,240 shares (19.6%), 93,900 shares (18.6%), 103,560 shares (17.7%), and 114,669 shares (17.1%) at the minimum, midpoint, maximum, and 15% above the maximum of the Offering Range, respectively. See "Executive Compensation and Related Transactions of Atlantic Liberty -- Stock Award Plan," "--Stock Option Plan."

(3) Represents the maximum number of shares that may be subscribed for in the Offering.


                             ATLANTIC LIBERTY, MHC

         The Mutual Holding Company will at all times own a majority of the outstanding shares of Common Stock. Each member of the Association immediately prior to the Reorganization will receive the same membership rights in the Mutual Holding Company after the Reorganization that such person had in the Association before the Reorganization so long as such member continues to maintain a deposit account with the Association after the Reorganization, or, in the case of a borrower member, such member's borrowings from the Association, as of the effective date of the Reorganization, remain outstanding. Borrowers will not receive membership rights for any new borrowings from the Stock Association after the completion of the Reorganization. The Mutual Holding Company will be chartered as a federal mutual holding company and will be subject to regulation by the OTS.


         Although many federal mutual holding companies waive the receipt of cash dividends declared by their subsidiaries, the Mutual Holding Company intends to make such a determination at the time the Company declares a dividend. OTS regulations require the Mutual Holding Company to give the OTS prior written notice of any such waiver, and the conditions pursuant to which the OTS generally approves dividend waivers are described in "Regulation--Holding Company Regulation." The Mutual Holding Company's Board of Directors will waive dividends paid by the Company if the Board determines that such a waiver is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company has no need for the dividend considering its business operations; (ii) the cash that would be received could be invested by the Company or the Association at a more favorable rate of return; (iii) such waiver may increase the capital of the Association and enhance its business so that members will continue to have access to the services of the Association; and (iv) such waiver preserves the net worth of the Mutual Holding Company through its principal asset (the Company, and indirectly, the Association), which would be available for distribution in the unlikely event of a voluntary liquidation of the Company and the Association after satisfaction of claims of depositors and creditors. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to members of the Mutual Holding Company. Any waiver of dividends by the Mutual Holding Company is likely to result in an adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the resulting company in a Conversion Transaction.



         The Mutual Holding Company's Board of Directors may accept dividends paid by the Company in an amount necessary to pay the Mutual Holding Company's expenses, and will accept additional dividends if it determines that accepting such dividends is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company may increase its direct ownership of the Company, and indirect ownership of the Association, by using cash dividends to purchase additional shares of Common Stock in the open market from time to time; and (ii) such dividends may be used to promote activities that are in the interest of members and the members' community. Any purchases of Common Stock by the Mutual Holding Company will increase the percentage of the Company's Common Stock held by the Mutual Holding Company and, in a Conversion Transaction, will decrease the aggregate number of shares of the resulting company issued to Minority Stockholders in exchange for their shares of Common Stock.


         Immediately after the Reorganization, it is expected that the only business activity of the Mutual Holding Company will be to own a majority of the Common Stock. The Mutual Holding Company, however, will be authorized to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

         The office of the Mutual Holding Company is located at 186 Montague Street, Brooklyn, New York 11201. The telephone number is (718) 855-3555.

                            BROOKLYN HEIGHTS BANCORP

         The Company will be formed as a federal corporation and will own 100% of the Association's common stock. The Company has not engaged in any business to date and, for that reason, its financial statements are not included in this Prospectus. The Company has received approval from the OTS to become a savings and loan holding company through the acquisition of all of the capital stock of the Association to be issued and outstanding upon completion of the Reorganization. The Company will have all of the powers set forth in its Federal charter and under Federal law. The Company will be subject to the same restrictions on its permissible business activities under federal law that are applicable to the Mutual Holding Company.

         The Company will retain up to 50% of the net proceeds of the Offering. Part of the net proceeds will be used to fund a loan to the ESOP, which is expected to purchase up to 8% of the Common Stock in the Offering. The remainder of the net proceeds will be used for general corporate purposes. The Company has no present plans regarding diversification, acquisitions or expansion. The Company initially will not conduct any active business and does not intend to employ any persons other than its officers, although it may utilize the Association's support staff from time to time.

         The office of the Company is located at 186 Montague Street, Brooklyn, New York 11201. The telephone number is (718) 855-3555.

                         ATLANTIC LIBERTY SAVINGS, F.A.


         Originally organized in 1888 as a New York building and loan association, the Association converted to a Federal savings association in 1983. The Association currently conducts its business from its main office and one full-service branch office, both of which are located in Brooklyn, New York. At September 30, 1997, the Association had total assets of $109.9 million, deposits of $100.5 million and retained earnings of $7.2 million, or 6.54% of assets. For the six months ended September 30, 1997 and the year ended March 31, 1997, the Association had net income of $335,000 and $123,000, respectively. For the same periods it had a return on average assets of 0.62% and 0.12%, respectively, and a return on average equity of 9.12% and 5.98%, respectively.



         The Association is primarily engaged in the business of offering savings and certificates of deposit to the general public, and using the funds from such deposits to make mortgage loans secured by one-to-four family residential real estate. The Association also makes loans secured by multi-family and commercial real estate. At September 30, 1997, the Association had no outstanding borrowings.


                   SUMMARY DESCRIPTION OF THE REORGANIZATION

         Pursuant to the Plan, the Association will reorganize into a two-tier mutual holding company structure by forming: (i) the Mutual Holding Company as a federally-chartered mutual holding company; (ii) the Company as a federally-chartered stock holding company that will sell 46% of its Common Stock in the Offering and issue the remaining 54% of its Common Stock to the Mutual Holding Company; and (iii) the Stock Association as a federally-chartered stock savings association which will be the successor to the Association in its current mutual form, and which will be wholly-owned by the Company.


   ----------------------------       -----------------------------

       Atlantic Liberty,                         Public
             MHC                              Stockholders
                                             (Including ESOP)

   ----------------------------       -----------------------------
                     54% of the                          46% of the
                       Common                              Common
                       Stock                               Stock
 ------------------------------------------------------------------

                     Brooklyn Heights Bancorp

 ------------------------------------------------------------------
                                   100% of the
                                   Common Stock
 ------------------------------------------------------------------

                  Atlantic Liberty Savings, F.A.

 ------------------------------------------------------------------



         The Reorganization will structure the Association in the stock form of ownership, which is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The primary purpose of the Reorganization is to raise equity capital and establish a holding company to enable the Association to compete more effectively in the financial services marketplace. See "The Reorganization and Offering--Reasons for the Reorganization."

                                  MARKET AREA


         The Association is a community-oriented savings institution that offers a variety of financial products and services from its main office and one branch office located in Brooklyn, New York. The Association's primary lending area is concentrated in the neighborhoods surrounding both of the Association's office locations. One-to-four family residential real estate in the Association's market area is characterized by a large number of attached and semi-detached houses, including a number of two-and three-family homes and cooperative apartments. Most of the Association's deposit customers are residents of the greater New York metropolitan area. The economy of the Association's market area is characterized by the large number of small retail establishments. The Association's customer base is comprised of middle-income households, and to a lesser extent low-to moderate-income households. The median household income for Brooklyn is below the median household income nationally, and in the State of New York. In addition, the unemployment rate in the market served by the Association is higher than in the surrounding suburbs.


         The Association has significant competition in originating loans from savings and loan associations, savings banks, mortgage banking companies, insurance companies and commercial banks, many of which have greater financial and marketing resources than the Association. The Association also faces significant competition in attracting deposits from savings and loan associations, savings banks, commercial banks and credit unions. The Association faces additional competition for deposits from money market funds and other corporate and government securities funds, and from other financial service providers such as brokerage firms and insurance companies.

                                USE OF PROCEEDS


         The Company will retain up to 50% of the net proceeds from the Offering (or $2.0 million at the midpoint), and will use the balance of the net proceeds to purchase all of the Common Stock issued by the Association. A portion of the net proceeds retained by the Company will be loaned to the ESOP to fund its purchase of up to 8% of the Common Stock sold in the Offering (assuming such amount of shares can be purchased in the Offering, the ESOP loan would be $368,600 at the midpoint). On a short-term basis, the remaining net proceeds retained by the Company may be invested in U.S. Government securities and other federal agency securities. On a longer-term basis, the Company will use the net proceeds for general corporate purposes. The Company may also use a portion of the net proceeds to fund the purchase of Common Stock equal to 4% of the shares sold in the Offering for the Stock Award Plan. The Stock Award Plan may not be adopted by the Company's Board of Directors earlier than six months following the completion of the Reorganization, and is subject to the approval of stockholders.


         The Association intends to use a portion of the net proceeds that it receives from the Company to make one-to-four family mortgage loans, multi-family real estate loans and commercial real estate loans, subject to market conditions. On an interim basis, a portion of the net proceeds may be invested in U.S. Government securities and other Federal agency securities. See "Business of Atlantic Liberty Savings, F.A.--Investments."

         The following table shows estimated gross and net proceeds based on the sale of Common Stock at the minimum, midpoint, maximum and 15% above the maximum, of the Offering Range.

                                MINIMUM,               MIDPOINT,               MAXIMUM,           15% ABOVE MAXIMUM,
                                391,000                 460,000                 529,000                 608,350
                          SHARES SOLD AT PRICE   SHARES SOLD AT PRICE    SHARES SOLD AT PRICE    SHARES SOLD AT PRICE
                               OF $10.00               OF $10.00               OF $10.00             OF $10.00(2)
---------------------------------------------------------------------------------------------------------------------
Gross proceeds  . . . . . .   $   3,910,000          $   4,600,000           $  5,290,000           $   6,083,500
Less:
  Estimated underwriting
  commissions and other
  expenses(1)   . . . . . .         500,000                510,000                521,000                 534,000
                              -------------          -------------           ------------           -------------
Estimated net proceeds(1) .   $   3,410,000          $   4,090,000           $  4,769,000           $   5,549,500
                              =============          =============           ============           =============

-------------------------

(1) In calculating estimated net proceeds it has been assumed that no sales will be made through selected dealers.

(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering and the Community Offering, if any, as well as to reflect the demand for the Common Stock.

         The actual net proceeds may differ from the estimated net proceeds calculated above for various reasons, including variances in the actual amount of legal and accounting expenses incurred in connection with the Reorganization and Offering, commissions paid for sales made through other dealers, and the actual number of shares of Common Stock sold in the Offering. Any variance in the actual net proceeds from the estimates provided in the table above is not expected to be material.

                                   DIVIDENDS

         The Company has no present plans to pay a dividend on the Common Stock. Dividends will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, capital levels, regulatory restrictions on dividend payments by the Association to the Company, general business practices and other factors. See "Regulation--Savings Association Regulatory Capital" and "--Dividend Limitations."

         The Company will not be subject to OTS regulatory restrictions on the payment of dividends, although its ability to pay dividends will depend in part upon the receipt of dividends from the Association. The Association must provide the OTS with 30 days prior notice of its intention to pay a dividend or other capital distribution to the Company. Additional limits on the dollar amount of any capital distribution by the Association to the Company are set forth in OTS regulations. The Company will not undertake any action within a year from the completion of the Reorganization towards the furtherance of a return of capital. See "Regulation--Dividend Limitations."


         If permitted by regulatory authorities, the Mutual Holding Company may waive the receipt of any cash dividends declared on the Common Stock if the Mutual Holding Company's Board of Directors determines that such waiver is in the best interests of the Mutual Holding Company. The Board of Directors may conclude that such waiver, which permits retention of capital by the Company, is in the best interest of the Mutual Holding Company because, among other reasons, (i) the Mutual Holding Company has no need for the dividend considering its current business operations, and (ii) the cash that would be received could be invested by the Company at a more favorable rate of return. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to the Mutual Holding Company.
A waiver of dividends by the Mutual Holding Company will result in a greater likelihood that dividends will be paid to stockholders other than the Mutual Holding Company. There is no assurance that the Mutual Holding Company will waive the receipt of dividends.

         In addition to the foregoing, the portion of the Association's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Company without the payment of federal income taxes by the Association at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation-- Federal Taxation" and Note 9 to the Financial Statements. The Company does not contemplate any distribution by the Association that would result in a recapture of the Association's bad debt reserve or otherwise create federal tax liabilities.

                          MARKET FOR THE COMMON STOCK

         The Company has never issued Common Stock to the public. Consequently, there is no established market for the Common Stock. The Company intends to have the Common Stock traded on the OTC Electronic Bulletin Board, an electronic communications network that provides brokers and dealers with quotation information. Ryan, Beck & Co. has advised the Association that it intends to act as a market maker for the Common Stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements, but it is under no obligation to do so.

         The existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any broker or dealer has control.
The absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price of the Common Stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the Common Stock.

                                  COMPETITION

         Numerous financial institutions that provide similar services operate in the Association's market area, including commercial banks, savings associations, credit unions and certain nonbanking consumer lenders. The Association also competes with money market funds with respect to deposit accounts and with insurance companies with respect to individual retirement accounts. The Association's office locations are in close proximity to many competing financial institutions.

         The Association attracts and retains deposits by offering personalized service, convenient office locations and competitive interest rates. Loan originations are obtained primarily through (i) direct contacts by employees with individuals, businesses and attorneys in the Association's community, (ii) personalized service that the Association provides borrowers, and (iii) competitive pricing. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that management cannot readily predict.

                                 CAPITALIZATION

         The following table presents the Association's historical capitalization at September 30, 1997, and the pro forma consolidated capitalization of the Company as of that date, giving effect to the sale of Common Stock offered by this Prospectus based on the number of shares indicated in the table, and subject to the other assumptions set forth below. The pro forma data set forth below may change significantly at the time the Company completes the Reorganization and Offering due to, among other factors, a change in the Independent Valuation or a change in the current estimated expenses of the Reorganization and Offering. If the Offering Range changes so that between 391,000 and 608,350 shares are not sold in the Offering, subscriptions will be returned to subscribers who do not affirmatively elect to continue their subscriptions at the revised Offering Range.


                                                                             AT SEPTEMBER 30, 1997
                                                                               PRO FORMA COMPANY
                                                                        CAPITALIZATION BASED ON SALE OF
                                                               ------------------------------------------------
                                                                 391,000      460,000      529,000     608,350
                                                                  SHARES      SHARES       SHARES       SHARES
                                                   ATLANTIC      SOLD AT      SOLD AT      SOLD AT     SOLD AT
                                                    LIBERTY      PRICE OF    PRICE OF     PRICE OF     PRICE OF
                                                  HISTORICAL      $10.00      $10.00       $10.00     $10.00(8)
---------------------------------------------------------------------------------------------------------------
                                                                            (IN THOUSANDS)

Deposits(1)   . . . . . . . . . . . . . . . . .    $100,539    $ 100,539    $ 100,539    $100,539     $100,539
Stockholders equity (2):
Preferred Stock, $1.00 par value per share:
  authorized - 10,000,000 shares; assumed
  outstanding - none  . . . . . . . . . . . . .    $     --    $      --    $      --    $     --     $     --
Common stock, $1.00 par value per share
  20,000,000 authorized shares; minority
  shares to be outstanding as shown(3)(4)                --          391          460         529          608
Paid-in capital(3)  . . . . . . . . . . . . . .          --        3,019        3,630       4,240        4,942
Less: Common stock acquired by ESOP(5)  . . . .          --        (313)        (368)       (423)        (487)
      Common stock to be acquired by SAP(6)              --        (156)        (184)       (212)        (243)
Retained earnings, substantially restricted(7).       7,208        7,208        7,208       7,208        7,208
                                                   --------    ---------    ---------    --------     --------
Total stockholders' equity  . . . . . . . . . .    $  7,208    $  10,149    $  10,746    $ 11,342     $ 12,028
                                                   ========    =========    =========    ========     ========


-------------------------
(1) Excludes withdrawals from deposit accounts for the purchase of Common Stock. Such withdrawals will reduce pro forma deposits by the amount thereof.
(2) Pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock, the net fair market value of the Company's assets and liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be affected by a change in the number of shares to be sold in the Offering and by other factors.
(3) The number of shares to be issued in the Offering may be increased or decreased based on market and financial conditions prior to the completion of the Offering. Assumes estimated expenses of $500,000, $510,000, $521,000 and $534,000 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. See "Use of Proceeds."
(4) Does not reflect additional shares of Common Stock that could be purchased pursuant to the Stock Option Plan, if implemented, under which directors, executive officers and other employees of the Company would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Offering (54,000 shares at the midpoint of the Offering Range). Implementation of the Stock Option Plan requires shareholder approval, which is expected to be sought at the first annual meeting of stockholders to be held no earlier than six months following the Reorganization.

(5) Assumes purchases by the ESOP of a number of shares equal to 8% of the shares sold to the public in the Offering. The funds used to acquire the ESOP shares will be borrowed from the Company. See "Use of Proceeds." The Association intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The Common Stock acquired by the ESOP is reflected as a reduction of shareholders' equity. As the ESOP debt is repaid, shares will be released and allocated to participants' accounts, and a corresponding reduction in the charge against stockholders' equity will occur. See "Executive Compensation and Related Transactions of Atlantic Liberty-- Employee Stock Ownership Plan and Trust."
(6) Assuming the receipt of shareholder approval, the Company intends to implement the Stock Award Plan. Assuming such implementation, the Stock Award Plan will purchase an amount of shares equal to 4% of the Common Stock sold in the Offering. Such shares may be purchased from authorized but unissued shares or in the open market. Under the terms of the Stock Award Plan, assuming it is adopted within one year of the Reorganization, shares awarded to officers and directors will vest at the rate of 20% per year. The Common Stock to be purchased by the Stock Award Plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity. As shares of the Common Stock granted pursuant to the Stock Award Plan vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired, the interests of existing stockholders will be diluted. Assuming that 460,000 shares of Common Stock, the midpoint of the Offering Range, are issued in the Reorganization, and that all awards under the Stock Award Plan are from authorized but unissued shares, the Company estimates that the per share book value for the Common Stock would be diluted by $.92 per share, or 3.9% on a pro forma basis as of September 30, 1997. The dilution would be $1.02 per share (3.87%) and $.84 per share (3.95%) at the minimum and maximum levels, respectively, of the Offering Range on a pro forma basis at September 30, 1997.
(7)    Retained earnings are substantially restricted, see "Financial
       Statements."

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Independent Valuation and Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering and Community Offering, if any.


                                 PRO FORMA DATA


         The following tables set forth the pro forma combined consolidated net income of the Company for the year ended March 31, 1997 and the six-months ended September 30, 1997, as though the Offering had been consummated at the beginning of the year and the six month period, and the investable net proceeds had been invested at 6.0% for the year ended March 31, 1997 which was the one year treasury bill rate at March 31, 1997, and at 5.36% for the six months ended September 30, 1997, which was the one year treasury bill rate at September 30, 1997, respectfully. The one year treasury bill rate was used to calculate the reinvestment of net proceeds because it more appropriately reflects a market rate of return than the arithmetic average yield of the Association's interest earning assets and cost of deposits. Management believes the difference in income that would be generated by using the one year Treasury Bill rate as opposed to the arithmetic average yield of the Association's interest earning assets and cost of deposits to be immaterial. The pro forma after-tax return for the Company on a consolidated basis is assumed to be 3.84% for the year ended March 31, 1997 and 3.43% for the six months ended September 30, 1997, after giving effect to (i) the yield on investable net proceeds from the Offering and (ii) adjusting for taxes using a combined federal and state income tax rate of 45%. Historical and per share amounts have been calculated by dividing historical amounts and pro forma amounts by the indicated number of shares of Common Stock, assuming that such number of shares had been outstanding during each of the entire periods. The 391,000, 460,000, 529,000 and 608,350 shares represent 46% of minimum, midpoint, maximum and adjusted maximum, respectively of the Estimated Valuation Range.


         Book value represents the difference between the stated amount of consolidated assets and consolidated liabilities of the Company computed in accordance with generally accepted accounting principles. Book value does not necessarily reflect current market value of assets and liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. See "The Reorganization--Principal Effects of Reorganization--Effect on Liquidation Rights." Book value also does not reflect the federal income tax consequences of the restoration to income of the Association's bad debt reserve for income tax purposes, which would be required in the unlikely event of liquidation or if a substantial portion of retained earnings were otherwise used for a purpose other than absorption of bad debt losses. See "Taxation--Federal Taxation." Pro forma book value includes only net proceeds from the Offering as though it occurred as of the indicated date and does not include earnings on the proceeds for the period then ended.

         The pro forma net income derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Company that would have been attained for the year ended March 31, 1997 and the six months ended September 30, 1997 if the Offering had been actually consummated at the beginning of such year and six month period, and the assumptions regarding investment yields should not be considered indicative of the actual yield expected to be achieved during any future period. The pro forma book values at the date indicated should not be considered as reflecting the potential trading value of the Common Stock. There can be no assurance that an investor will be able to sell the Common Stock purchased in the Offering at prices within the range of the pro forma book values of the Common Stock or at or above the Purchase Price. The pro forma data may not total due to rounding differences.

                                                             At or for the Six Months Ended September 30, 1997
                                                           Based on the sale of common stock for $10.00 per share
                                                           ------------------------------------------------------
                                                              391,000        460,000      529,000     608,350
                                                               Shares        Shares        Shares      Shares
                                                                Sold          Sold          Sold       Sold (1)
                                                           --------------   ---------    ----------   -----------
                                                               (Dollars in Thousands, Except Per Share Data)

Gross proceeds  . . . . . . . . . . . . . . . . . . . . .       $  3,910     $  4,600    $   5,290    $   6,084
Less Offering expenses  . . . . . . . . . . . . . . . . .            500          510          521          534
                                                                --------     --------    ---------    ---------
 Estimated net proceeds   . . . . . . . . . . . . . . . .       $  3,410     $  4,090    $   4,769    $   5,550
                                                                ========     ========    =========    =========
Common Stock Purchased by ESOP  . . . . . . . . . . . . .           (313)        (368)        (423)        (487)
Common Stock Purchased by Stock Award Plan  . . . . . . .           (156)        (184)        (212)        (243)
                                                                --------     --------    ---------    ---------
 Estimated Investable Proceeds  . . . . . . . . . . . . .       $  2,941     $  3,538    $   4,134    $   4,820
                                                                ========     ========    =========    =========

Net earnings:
 Historical   . . . . . . . . . . . . . . . . . . . . . .       $    335     $    335    $     335    $     335
 Pro forma income on net proceeds (2)   . . . . . . . . .             43           52           61           71
 Pro forma ESOP adjustment (3)  . . . . . . . . . . . . .             (9)         (10)         (12)         (13)
 Pro forma Stock Award Plan adjustment (4)  . . . . . . .             (9)         (10)         (12)         (13)
                                                                --------     --------    ---------    ---------
    Pro forma net earnings  . . . . . . . . . . . . . . .       $    361     $    367    $     373    $     379
                                                                ========     ========    =========    =========

Per share net earnings: (5) (6)
 Historical   . . . . . . . . . . . . . . . . . . . . . .       $    .41     $    .35    $     .30    $     .26
 Pro forma income on net proceeds (2)   . . . . . . . . .            .05          .05          .05          .06
 Pro forma ESOP adjustment (3)  . . . . . . . . . . . . .           (.01)        (.01)        (.01)        (.01)
    Pro forma Stock Award Plan adjustment (4)   . . . . .           (.01)        (.01)        (.01)        (.01)
                                                                --------     --------    ---------    ---------
    Pro forma net earnings per share (5) (7)  . . . . . .       $    .44     $    .38    $     .34    $     .30
                                                                ========     ========    =========    =========

Stockholders' equity:
 Historical (8)   . . . . . . . . . . . . . . . . . . . .       $  7,158     $  7,158    $   7,158    $   7,158
 Estimated adjusted net proceeds (9)  . . . . . . . . . .          3,410        4,090        4,769        5,550
 Common stock acquired by ESOP (3)  . . . . . . . . . . .           (313)        (368)        (423)        (487)
 Common stock acquired by Stock Award Plan (4)  . . . . .           (156)        (184)        (212)        (243)
                                                                --------     --------    ---------    ---------
 Pro forma stockholders' equity   . . . . . . . . . . . .       $ 10,099     $ 10,696    $  11,292    $  11,977
                                                                ========     ========    =========    =========

Stockholders' equity per share: (5) (8)
 Historical   . . . . . . . . . . . . . . . . . . . . . .       $   8.42     $  7.161    $    6.22    $    5.41
 Estimated adjusted net proceeds (9)  . . . . . . . . . .           4.01         4.09         4.15         4.20
 Common stock acquired by ESOP (3)  . . . . . . . . . . .           (.37)        (.37)        (.37)        (.37)
 Common stock acquired by Stock Award Plan (4)  . . . . .           (.18)        (.18)        (.18)        (.18)
                                                                --------     --------    ---------    ---------
 Pro forma stockholders' equity per share (5) (7)   . . .       $  11.88     $  10.70    $    9.82    $    9.06
                                                                ========     ========    =========    =========

Offering price to pro forma stockholders' equity  . . . .          84.17%       93.49%      101.84%      110.42%
                                                                ========     ========    =========    =========

Offering price to pro forma net earnings per share (5)  .          11.37x       13.18x       14.91x       16.84x
                                                                ========     ========    =========    =========

Minority Ownership Interest (10)  . . . . . . . . . . . .          46.00%       46.00%       46.00%       46.00%
                                                                ========     ========    =========    =========


                                            (footnotes on second following page)

                                                                    At or for the Year Ended March 31, 1997
                                                           Based on the Sale of common stock for $10.00 Per Share
                                                           ------------------------------------------------------
                                                                 391,000     460,000      529,000       608,350
                                                                 Shares       Shares       Shares       Shares
                                                                  Sold         Sold         Sold        Sold (1)
                                                           ---------------   --------     --------    -----------
                                                                 (Dollars in Thousands, Except Per Share Data)

Gross proceeds  . . . . . . . . . . . . . . . . . . . . .       $   3,910    $  4,600     $  5,290    $   6,084
Less Offering expenses  . . . . . . . . . . . . . . . . .             500         510          521          534
                                                                ---------    --------     --------    ---------
 Estimated net proceeds   . . . . . . . . . . . . . . . .       $   3,410    $  4,090     $  4,769    $   5,550
                                                                =========    ========     ========    =========
Common Stock Purchased by ESOP  . . . . . . . . . . . . .            (313)       (368)        (423)        (487)
Common Stock Purchased by Stock Option Plan . . . . . . .            (156)       (184)        (212)        (243)
                                                                ---------    --------     --------    ---------
 Estimated Investable Proceeds  . . . . . . . . . . . . .       $   2,941    $  3,538     $  4,134    $   4,820
                                                                =========    ========     ========    =========

Net earnings:
 Historical   . . . . . . . . . . . . . . . . . . . . . .       $     123    $    123     $    123    $     123
 Pro forma income on net proceeds (2)   . . . . . . . . .              87         104          122          142
 Pro forma ESOP adjustment (3)  . . . . . . . . . . . . .             (17)        (20)         (23)         (27)
 Pro forma stock award plan adjustment (4)  . . . . . . .             (17)        (20)         (23)         (27)
                                                                ---------    --------     --------    ---------
    Pro forma net earnings  . . . . . . . . . . . . . . .       $     175    $    187     $    198    $     212
                                                                =========    ========     ========    =========

Per share net earnings: (5) (6)
 Historical   . . . . . . . . . . . . . . . . . . . . . .       $     .15    $    .13     $    .11    $     .10
 Pro forma income on net proceeds (2)   . . . . . . . . .             .11         .11          .11          .11
 Pro forma ESOP adjustment (3)  . . . . . . . . . . . . .            (.02)       (.02)        (.02)        (.02)
 Pro forma stock award plan adjustment (4)  . . . . . . .            (.02)       (.02)        (.02)        (.02)
                                                                ---------    --------     --------    ---------
    Pro forma net earnings per share (5) (7)  . . . . . .       $     .21    $    .19     $    .18    $    0.17
                                                                =========    ========     ========    =========

Stockholders' equity:
 Historical (8)   . . . . . . . . . . . . . . . . . . . .       $   6,823    $  6,823     $  6,823    $   6,823
 Estimated adjusted net proceeds (9)  . . . . . . . . . .           3,410       4,090        4,769        5,550
 Common stock acquired by ESOP (3)  . . . . . . . . . . .            (313)       (368)        (423)        (487)
 Common stock acquired by stock award plan (4)  . . . . .            (156)       (184)        (212)        (243)
                                                                ---------    --------     --------    ---------
 Pro forma stockholders' equity   . . . . . . . . . . . .       $   9,764    $ 10,361     $ 10.957    $  11,642
                                                                =========    ========     ========    =========

Stockholders' equity per share: (5) (8)
 Historical   . . . . . . . . . . . . . . . . . . . . . .       $    8.03    $   6.82     $   5.93    $    5.16
 Estimated adjusted net proceeds (9)  . . . . . . . . . .            4.01        4.09         4.15         4.20
 Common stock acquired by ESOP (3)  . . . . . . . . . . .            (.37)       (.37)        (.37)        (.37)
 Common stock acquired by stock award plan (4)  . . . . .            (.18)       (.18)        (.18)        (.18)
                                                                ---------    --------     --------    ---------
 Pro forma stockholders' equity per share (5) (7)   . . .       $   11.49    $  10.36     $   9.53    $    8.80
                                                                =========    ========     ========    =========
Offering price to pro forma stockholders' equity  . . . .           87.06%      96.52%      104.95%      113.59%
                                                                =========    ========     ========    =========
Offering price to pro forma net earnings per share (5)  .           46.85x      51.72x       56.02x       60.40x
                                                                =========    ========     ========    =========
Minority Ownership Interest (10)  . . . . . . . . . . . .           46.00%      46.00%       46.00%       46.00%
                                                                =========    ========     ========    =========


                                                   (footnotes on following page)

(1) Assumes that at the conclusion of the Offering the Independent Valuation increases by 15% to $13,225,000 and that the Association increases the number of shares sold in the Offering to 608,350.
(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock. Since funds on deposit at the Association may be withdrawn to purchase shares of Common Stock (which will reduce deposits by the amount of such purchases), the net amount of funds available to the Association for investment following receipt of the net proceeds of the Offering will be reduced by the amount of such withdrawals.

(3) Assumes that 8% of the shares of Common Stock sold in the Offering will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the Company. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirements of the debt, which is expected to have a maturity of 10 years. The pro forma net earnings assume that: (i) the Association's total annual contribution is equivalent to the debt service requirement for the six months ended September 30, 1997, and the year ended March 31, 1997, and was made at the end of each period; (ii) the interest rate applicable to the debt was 8.5% for each period; and (iii) the marginal statutory tax rate applicable to the debt was 45% for each period. The amount borrowed is reflected as a contra equity account and as a reduction of stockholders' equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of New Accounting Standards." To the extent that insufficient shares are available in the Offering to satisfy the purchases of the ESOP, the ESOP may, following the Offering, purchase such number of shares in the open market.

(4) Subsequent to the completion of the Offering, and subject to the approval by stockholders other than the Mutual Holding Company at the first annual meeting of stockholders if established within the first year following completion of the Reorganization, the Stock Award Plan intends to purchase an aggregate number of shares of common stock equal to 4.0% of the shares to be issued in the Offering. The shares may be acquired directly from the Company from authorized but unissued shares, or through open market purchases. The funds to be used by the Stock Award Plan to purchase the shares will be provided by the Company or the Association. Assumes that the Stock Award Plan acquires the shares from the Company at the Purchase Price with funds contributed by the Company, and that 20% of the amount contributed to the Stock Award Plan is amortized as an expense in the year ended March 31, 1997 and 10% is amortized as an expense for the six months ended September 30, 1997.
(5)      Assumes 850,000 shares, 1,000,000 shares, 1,150,000 shares, and
         1,322,500 shares are outstanding at the minimum, midpoint, maximum, and adjusted maximum of the Valuation Range. Such number of shares includes shares sold in the Offering, shares issued to the Mutual Holding Company in the Reorganization, and shares assumed to be issued by the Company pursuant to the Stock Award Plan (which will not be established within the first year after the conclusion of the Offering unless approved by Minority Stockholders) in an amount equal to 4% of the number of shares issued in the Offering. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's stock option plans (which will not be established within the first year after the conclusion of the Offering unless approved by Minority Stockholders.
(6)      Annualized where appropriate.
(7) If the Stock Award Plan purchases 18,400 shares of Common Stock in the open market after the Offering (i.e., 4% of the number of shares issued at the midpoint of the Offering Range) at an assumed fair market value of $10.00 per share, the pro forma stockholders' equity and earnings per share before the cumulative effect of accounting change would be $9.49 and $.20, respectively, at and for the six months ended September 30, 1997, and $9.78 and $.35, respectively, at and for the fiscal year ended March 31, 1997.

(8) Stockholders' equity represents the excess of the carrying value of the assets of the Association over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. See
         Note 16 of Notes to the Financial Statements.

(9) Includes assumed proceeds from sale to the Stock Award Plans for $10.00 per share of a number of authorized but unissued shares equal to 4% of the number of shares sold in the Offering. Purchases by the Stock Award Plans will be made at the fair market value of such shares at the time of purchase, which may be more or less than $10.00.
(10) "Minority Ownership Interest" represents the aggregate of the number of shares of common stock sold in the Offering and intended to be awarded pursuant to the Stock Award Plans, as a percentage of 391,000 shares, 460,000 shares, 529,000 shares, and 608,350 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range.

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

         The following table compares the Association's historical and pro forma regulatory capital levels as of September 30, 1997 to the OTS' capital requirements after giving effect to the Offering.


                                                                                     PRO FORMA BASED UPON SALE OF
                                                                        ---------------------------------------------------
                                                                                MINIMUM OF                MIDPOINT OF
                                                                                 OFFERING                   OFFERING
                                                                                 RANGE OF                   RANGE OF
                                                 HISTORICAL AT                391,000 SHARES             460,000 SHARES
                                              SEPTEMBER 30, 1997            AT $10.00 PER SHARE       AT $10.00 PER SHARE
                                           -------------------------    --------------------------  -----------------------
                                             AMOUNT        PERCENT         AMOUNT        PERCENT      AMOUNT      PERCENT
                                           ----------    -----------    -----------    -----------  -----------  ----------
                                                                                    (DOLLARS IN THOUSANDS)
ATLANTIC LIBERTY
----------------
Capital under generally
 accepted accounting
 principles . . . . . . . . . . . . .      $  7,208            6.6%     $   8,678            7.8%   $  8,977          8.0%
                                           ========      =========      =========      =========    ========     ========

Tangible capital(2) . . . . . . . . .      $  7,208            6.6%         8,678            7.8%      8,977          8.0%
Tangible capital requirement(3) . . .         1,645            1.5%         1,670            1.5%      1,675          1.5%
                                           --------      ---------      ---------      ---------    --------     --------
  Excess  . . . . . . . . . . . . . .      $  5,563            5.1%     $   7,008            6.3%   $  7,302          6.5%
                                           ========      =========      =========      =========    ========     ========

Core capital(2) . . . . . . . . . . .      $  7,208            6.6%         8,678            7.8%      8,977          8.0%
Core capital requirement(2) (4) . . .         3,289            3.0%         3,341            3.0%      3,350          3.0%
                                           --------      ---------      ---------      ---------    --------     --------
  Excess  . . . . . . . . . . . . . .      $  3,919            3.6%     $   5,338            4.8%   $  5,627          5.0%
                                           ========      =========      =========      =========    ========     ========

Risk-based capital(2)(3)  . . . . . .      $  7,822           15.7%         9,292           18.5%      9,591         19.1%
Risk-based capital
 requirement  . . . . . . . . . . . .         3,977            8.0%         4,009            8.0%      4,014          8.0%
                                           --------      ---------      ---------      ---------    --------     --------
  Excess  . . . . . . . . . . . . . .      $  3,845            7.7%     $   5,283           10.5%   $  5,577         11.1%
                                           ========      =========      =========      =========    ========     ========



                                                        PRO FORMA BASED UPON SALE OF
                                           ------------------------------------------------------
                                                   MAXIMUM OF            MAXIMUM, AS ADJUSTED,
                                                    OFFERING                  OF OFFERING
                                                    RANGE OF                    RANGE OF
                                                 529,000 SHARES              608,350 SHARES
                                              AT $10.00 PER SHARE         AT $10.00 PER SHARE(1)
                                           ------------------------      ------------------------
                                              AMOUNT      PERCENT          AMOUNT       PERCENT
                                           -----------  -----------      -----------  -----------
                                                           (DOLLARS IN THOUSANDS)

ATLANTIC LIBERTY
----------------
Capital under generally
 accepted accounting
 principles . . . . . . . . . . . . .      $   9,275         8.3%        $   9,618         8.6%
                                           =========    ========         =========    ========

Tangible capital(2) . . . . . . . . .          9,275         8.3%            9,618         8.6%
Tangible capital requirement(3) . . .          1,679         1.5%            1,684         1.5%
                                           ---------    --------         ---------    --------
  Excess  . . . . . . . . . . . . . .      $   7,596         6.8%        $   7,933         7.1%
                                           =========    ========         =========    ========

Core capital(2) . . . . . . . . . . .          9,275         8.3%            9,616         8.6%
Core capital requirement(2) (4) . . .          3,359         3.0%            3,369         3.0%
                                           ---------    --------         ---------    --------
  Excess  . . . . . . . . . . . . . .      $   5,916         5.3%        $   6,249         5.6%
                                           =========    ========         =========    ========

Risk-based capital(2)(3)  . . . . . .          9,889        19.7%           10,232        20.3%
Risk-based capital
 requirement  . . . . . . . . . . . .          4,019         8.0%            4,024         8.0%
                                           ---------    --------         ---------    --------
  Excess  . . . . . . . . . . . . . .      $   5,870        11.7%        $   6,207        12.3%
                                           =========    ========         =========    ========


----------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any, as well as to reflect demand for the Common Stock.
(2) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Pro forma risk-based capital amounts and percentages assume net proceeds have been invested in 20% risk-weighted assets.
(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.

                        THE REORGANIZATION AND OFFERING

       THE BOARD OF DIRECTORS OF THE ASSOCIATION AND THE OTS HAVE APPROVED THE PLAN SUBJECT TO THE PLAN'S APPROVAL BY MEMBERS AT A SPECIAL MEETING OF MEMBERS, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

GENERAL

       On August 19, 1997 the Board of Directors unanimously adopted the Plan, pursuant to which the Association will reorganize from a federally chartered mutual savings and loan association into a two-tier federal mutual holding company structure. The Plan has been approved by the OTS subject to, among other things, approval of the Plan by the Association's members as of the Voting Record Date. A special meeting of members has been called for this purpose, to be held on __________, 1998, (the "Special Meeting"). The Reorganization will be completed as follows:

       (i) the Association will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One");

       (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two");

       (iii) Interim One will organize the Company as a wholly-owned subsidiary;

       (iv) the Association will amend its charter to read in the form of a federal stock savings association charter at which time the Association will become the Stock Association, and Interim One will exchange its charter for a federal mutual holding company charter to become the Mutual Holding Company;

       (v) simultaneously with step (vi), Interim Two will merge with and into the Stock Association, and the Stock Association will be the surviving institution;

       (vi) all of the stock constructively issued by the Stock Association will be transferred to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company; and

       (vii) the Mutual Holding Company will contribute the Stock Association's stock to the Company, and the Stock Association will become a wholly-owned subsidiary of the Company.

       Concurrently with the Reorganization the Company will offer for sale 46% of its Common Stock representing 46% of the pro forma market value of the Company and the Association.

       The Association has mailed to each person eligible to vote at the Special Meeting a proxy statement (the "Proxy Statement") containing information concerning the business purposes of the Reorganization and the effects of the Plan and the Reorganization on voting rights, liquidation rights, the continuation of the Association's business and existing savings accounts, FDIC insurance and loans. The Proxy Statement also describes the manner in which the Plan may be amended or terminated. Included with the Proxy Statement is a proxy card which should be used to vote on the Plan.

       The following is a summary of the material aspects of the Plan, the Subscription Offering, and the Community Offering. The Plan should be consulted for a more detailed description of its terms.

REASONS FOR REORGANIZATION

       In order to secure equity financing, the Reorganization will structure the Association in the stock form of ownership, which is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The primary purpose of the Reorganization is to establish a holding company and to convert the Association to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The Reorganization also will enable customers, employees, management and directors to have an equity ownership interest in the Association, which management believes will enhance the long-term growth and performance of the Association and the Company by enabling the Association to attract and retain qualified employees who have a direct interest in the financial success of the Association. The Reorganization will permit the Company to issue capital stock, which is a source of capital not available to mutual savings associations. Since the Company will not be offering all of its Common Stock for sale in the Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, also will allow the Association to raise additional capital in the future because a majority of the Company's Common Stock will be available for sale in the event of a conversion of the Mutual Holding Company to stock form. The Reorganization also will provide the Bank with greater flexibility to structure and finance the expansion of its operations, both directly and through the Company, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable the Association to better manage its capital by providing broader investment opportunities through the holding company structure and by enabling the Company to repurchase its common stock as market conditions permit. Although the Reorganization and Offering will create a stock savings Association and stock holding company, only a minority of the Common Stock will be offered for sale in the Offering. As a result, the Association's mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

       The Board of Directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure to Minority Stockholders, which may include: (i) the inability of stockholders other than the Mutual Holding Company to obtain majority ownership of the Company and the Stock Association, which may result in the perpetuation of the management and Board of Directors of the Stock Association and the Company; and (ii) that the mutual holding company structure is a relatively new form of corporate ownership, and new regulatory policies relating to the mutual interest in the Mutual Holding Company that may be adopted from time-to-time may have an adverse impact on Minority Stockholders. A majority of the voting stock of the Company will be owned by the Mutual Holding Company, which will be controlled by its Board of Directors. While this structure will permit management to focus on the Company's and the Association's long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate the existing management and directors of the Association. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote except for certain matters, such as the approval of the stock plans and the stock option plans, that, if established within the first year after the conclusion of the Offering, must be approved by a majority of the votes of the Minority Stockholders of the Company. No assurance can be given that the Mutual Holding Company will not take action adverse to the interests of the Minority Stockholders. For example, the Mutual Holding Company could revise the dividend policy, prevent the sale of control of the Company, or defeat a candidate for the Board of Directors of the Company or other proposals put forth by the Minority Stockholders.

       The Reorganization does not preclude the conversion of the Mutual Holding Company from the mutual to stock form of organization following the reorganization. No assurance can be given when, if ever, the Mutual Holding Company will convert to stock form or what conditions the OTS or other regulatory agencies may impose on such a transaction.

       Following the completion of the Reorganization, all depositors who had liquidation rights with respect to the Association as of the Effective date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Association. In addition, all persons who become depositors of the Association subsequent to the Reorganization will have such liquidation rights with respect to the Mutual Holding Company.

       All insured deposit accounts of the Association that are transferred to the Stock Association will continue to be federally insured by the FDIC and the SAIF up to the legal maximum limit in the same manner as deposit accounts existing in the Association immediately prior to the Reorganization. Upon completion of the Reorganization, the Association may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings associations under Federal law and OTS regulations. Although the Company will have the power to issue shares of capital stock to persons other than the Mutual Holding Company, as long as the Mutual Holding Company is in existence, the Mutual Holding Company will be required to own a majority of the voting stock of the Company. The Company may issue any amount of non-voting stock to persons other than the Mutual Holding Company, and the Company must own 100% of the voting stock of the Association. The Association and the Company may issue any amount of non-voting stock or debt to persons other than the Mutual Holding Company.

TAX EFFECTS OF THE REORGANIZATION

       The Association intends to proceed with the Reorganization on the basis of an opinion from its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain tax matters that are material to the Reorganization. The opinion is based, among other things, on certain representations made by the Association, including the representation that the exercise price of the subscription rights to purchase the Common Stock will be approximately equal to the fair market value of the stock at the time of the completion of the Reorganization. With respect to the subscription rights, the Association has received an opinion of Feldman Financial which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Community Offering takes place, and Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion is given in reliance thereon. Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion provides substantially as follows:

       1. The change in the Association's form from a mutual savings association to a stock savings association (the "Stock Association") will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code, as amended ("Code"), and no gain or loss will be recognized to the Association in either its mutual form or stock form by reason of the Reorganization.

       2. No gain or loss will be recognized by the Association or the Stock Association upon the transfer of the Association's assets to the Stock Association solely in exchange for shares of Stock Association stock and the assumption by the Stock Association of the liabilities of the Association.

       3. Stock Association's holding period in the assets received from the Association will include the period during which such assets were held by the Association.

       4. Stock Association's basis in the assets of the Association will be the same as the basis of such assets in the Association immediately prior to the Reorganization.

       5. The Stock Association will succeed to and take into account the Association's earnings and profits or deficit in earnings and profits, as of the date of the Reorganization.

       6. The Stock Association's depositors will recognize no gain or loss solely by reason of the Reorganization.

       7. The Mutual Holding Company and the Minority Stockholders will recognize no gain or loss upon the transfer of Stock Association stock and cash, respectively, to the Company in exchange for Common Stock of the Company.

       8. The Company will recognize no gain or loss upon its receipt of property from the Mutual Holding Company and Minority Stockholders in exchange for Common Stock of the Company.

       9. The basis of the Company Common Stock to the Minority Stockholders will be the actual purchase price thereof, and the holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

       The opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Service and the conclusions expressed herein may be challenged at a future date. The Service has issued favorable rulings for transactions substantially similar to the proposed Reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. The Association does not plan to apply for a letter ruling concerning the transactions described herein.

       The Association has also received an opinion from O'Reilly, Marsh, Kearney & Corteselli, P.C. that implementation of the Plan will not result in any New York income tax liability to the Association, its depositors and borrowers, the Company or the Mutual Holding Company.

OFFERING OF COMMON STOCK

       Under the Plan, up to 529,000 shares of common stock are being offered for sale, initially through the Subscription Offering (subject to a possible increase to 608,350 shares). See "--Subscription Offering." The Plan requires, with certain exceptions, that a number of shares equal to at least 391,000 shares be sold in order for the Reorganization to be effective.

       The Subscription Offering expires at __________, New York time, on __________, 1998. OTS regulations and the Plan require that the sale of Common Stock be completed within 45 days after the close of the Subscription Offering. This 45-day period expires on ____________, 1998. In the event the Association is unable to complete the sale of common stock within this 45-day period, the Association may request an extension of this time period from the OTS. No single extension granted by the OTS, however, may exceed 90 days. No assurance can be given that an extension would be granted if requested. The OTS, however, has granted extensions due to the inability of mutual financial institutions to complete a stock offering as a result of the development of adverse conditions in the stock market. If an extension is granted, the Association would promptly notify subscribers of the granting of the extension of time and would promptly return subscriptions unless subscribers affirmatively elect to continue their subscriptions during the period of extension. Such extensions may not be made beyond _____________, 2001.

       Shares may also be offered to the public in a Community Offering, if one is to be held. In the event a Community Offering is held, it may begin immediately after the Subscription Offering, or any time during the Subscription Offering. The Community Offering may end on or after the Subscription Offering, but not later than April __, 1998, unless further extended with the approval of the OTS. The actual number of shares to be sold in the Offering will depend upon market and financial conditions at the time of the Offering, provided that no fewer than 391,000 shares or more than 608,350 shares are sold in the Offering. The per share price to be paid by prospective purchasers in the Community Offering, if any, for any remaining shares will be $10.00, the same price paid by subscribers in the Subscription Offering. See "- Stock Pricing."

       As permitted by OTS regulations, the Plan provides that if, for any reason, purchasers cannot be found for an insignificant numbers of unsubscribed shares of the common stock, the Board of Directors will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS. If such other purchase arrangements cannot be made, the Plan will terminate. In the event that the Offering is not completed, the Association will remain a mutual savings association, all subscription funds will be promptly returned to subscribers with interest earned thereon at the passbook rate, which is currently _____% per annum (except for payments to have been made through withdrawal authorizations which will have continued to earn interest at the contractual account rates), and all withdrawal authorizations will be canceled.

SUBSCRIPTION OFFERING

       In accordance with OTS regulations, nontransferable rights to subscribe for the purchase of the Company's Common Stock have been granted under the Plan to the following persons in the following order of priority: (1) Eligible Account Holders; (2) the ESOP; (3) Supplemental Eligible Account Holders; (4) depositors and borrowers other than Eligible Account Holders and Supplemental Eligible Account Holders, at the close of business on January 30, 1998, the voting record date for the Special Meeting ("Other Members"), and (5), and employees, officers and directors. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan (and described below). The June 30, 1996 date for determining who qualifies as Eligible Account Holders, and the December 31, 1997 date for determining who qualifies as Supplemental Eligible Account Holders, were selected in accordance with federal regulations applicable to the Reorganization.

       CATEGORY I: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without cost to him or her, nontransferable subscription rights to subscribe for up to 5,000 shares of the Common Stock; provided, however, that no Eligible Account Holder may purchase alone or with his or her Associates (as defined in this Prospectus) and persons acting in concert, more than 5,000 shares of Common Stock. The Company may, in its sole discretion and without further notice to, or solicitation of, subscribers or other prospective purchasers, increase the maximum purchase limitation up to 5% of the maximum number of shares offered in the Offering, or decrease the maximum purchase limitation to as low as 1.0% of the maximum number of shares offered in the Offering.

       If sufficient shares are not available in this Category I, the Association will allocate shares in a manner that will allow each Eligible Account Holder purchase the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders. To ensure a proper allocation of Common Stock, each Eligible Account Holder must list on the Stock Order Form all accounts in which he and she has an ownership interest as of June 30, 1996. Failure to list all such qualifying deposit accounts may result in the inability of the Company or the Association to fill all or part of a subscription order. Neither the Company, the Association nor any of their agents shall be responsible for orders on which all qualifying deposit accounts have not been fully and accurately disclosed.

       The "qualifying deposits" of an Eligible Account Holder is the aggregate amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts, including money market accounts, as of the close of business on June 30, 1996. Subscription rights received by directors and officers in this category based upon their increased deposits in the Association during the year preceding June 30, 1996, are subordinated to the subscription rights of other Eligible Account Holders. Notwithstanding the foregoing, shares of Common Stock with a value in excess of $50,000, may be sold to the ESOP before satisfying the subscriptions of Eligible Account Holders in the event the number of shares sold in the Offering is increased by more than 529,000 shares. For allocation purposes, qualifying deposits will be divided in the case of multiple orders.

       CATEGORY II: THE EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP"). The ESOP will receive nontransferable subscription rights to purchase up to 10% of the total number of shares of Common Stock offered in the Offering, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders. The ESOP currently intends to purchase 8% of the shares sold in the Offering. If the ESOP is unable to purchase all or part of the shares of Common Stock for which it subscribes, the ESOP may purchase such shares on the open market or may purchase authorized but unissued shares of the Company. Any purchase by the ESOP of authorized but unissued shares would dilute the interests of the Company's shareholders.

       CATEGORY III: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder will receive, without payment therefor, nontransferable subscription rights to subscribe for up to 5,000 shares of the Common Stock; provided, however, that no Supplemental Eligible Account Holder may purchase alone or with his or her Associates and persons acting in concert, more than 5,000 shares of common stock. Such subscription rights will be applicable only to shares that remain available after the subscriptions of Eligible Account Holders and the ESOP have been satisfied. The Company may, in its sole discretion, and without further notice to, or solicitation of, subscribers or other prospective purchasers, increase the maximum purchase limitation to up to 5% of the maximum number of shares offered in the Offering or decrease the maximum purchase limitation to as low as 1.0% of the maximum number of shares offered in the Offering.

       If sufficient shares are not available in this Category III, the Association will allocate shares in a manner that will allow each Supplemental Eligible Account Holder to purchase the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders. To ensure a proper allocation of Common Stock, each Supplemental Eligible Account Holder must list on the Stock Order Form all accounts in which he or she has an ownership interest as of December 31, 1997. Failure to list all such qualifying deposit accounts may result in the inability of the Company or the Association to fill all or part of a subscription order. Neither the Company, the Association nor any of their agents shall be responsible for orders on which all qualifying deposit accounts have not been fully and accurately disclosed.

       The "qualifying deposits" of a Supplemental Eligible Account Holder is the aggregate amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts, including money market accounts, as of the close of business on December 31, 1997.

       CATEGORY IV: OTHER MEMBERS. Each Other Member will receive, without cost to him or her, nontransferable subscription rights to subscribe for up to 5,000 shares of the Common Stock; provided, however, that no Other Member may purchase alone or with his or her Associates and persons acting in concert, more than 5,000 shares of

Common Stock. Such subscription rights will be applicable only shares that remain available after the subscriptions of Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders have been satisfied. The Company may in its sole discretion increase the maximum purchase limitation to up to 5% of the maximum number of shares offered in the Offering or decrease the maximum purchase limitation to as low as 1.0% of the maximum number of shares offered in the Offering.

       If sufficient shares are not available in this Category IV, shares will be allocated pro rata among subscribing Other Members in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.

       CATEGORY V: EMPLOYEES, OFFICERS AND DIRECTORS. Employees, officers and directors of the Association will receive, without cost to them, nontransferable subscription rights to subscribe for up to 5,000 shares of the Common Stock; provided that no employee, officer or director may purchase alone or with his or her Associates and persons acting in concert more than 5,000 shares of common stock. For purposes of the Plan directors, officers and employees are not Associates of one another, nor are they acting in concert solely as a result of their positions as directors, officers or employees of the Association. Such subscription rights will only be awarded after subscriptions of Eligible Account holders, the ESOP, Supplemental Eligible Account Holders and other Members have been satisfied. If sufficient shares are not available in this Category V, shares will be allocated among directors, officers and employees on a pro rata basis based on the size of each person's order.

       TIMING OF OFFERING AND METHOD OF PAYMENT. The Subscription Offering will expire at __________, New York time, on ___________, 1998 (the "Expiration Date"). The Expiration Date may be extended by the Association and the Company for successive 90-day periods, subject to OTS approval, to ___________, 2000. If the Offering is extended beyond ______________, 2000, subscribers will be given the right to increase, decrease, confirm or modify their orders.

       Before the Expiration Date, or any extension of such date, each subscriber must return the Order Forms to the Association, properly completed, together with checks or money orders in an amount equal to the Purchase Price multiplied by the number of shares for which subscription is made. Payment for stock purchases can also be accomplished through authorization on the order form of withdrawals from accounts with the Association (including a certificate of deposit). The Association has the right to reject any orders transmitted by facsimile and any payments made by wire transfer.

       Until completion or termination of the Reorganization, subscribers who elect to make payment through authorization of withdrawal from accounts with the Association will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the Reorganization. Interest at the passbook rate, which is currently _____ per annum, will be paid on amounts submitted by check. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of such accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts at the effective date of the Reorganization, and the remaining balance will earn interest at the passbook savings rate or will be returned to the depositor. Stock subscriptions received and accepted by the Association are final. Subscriptions may be withdrawn only in the event that the Reorganization is not completed by __________, 1998.

       MEMBERS IN NON-QUALIFIED STATES OR FOREIGN COUNTRIES. The Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, no person will be offered or sold any stock in the Subscription Offering if such person resides in a foreign country or resides in a state in the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; (ii) the granting of subscription rights or the offer or sale of Common Stock to such persons would require the Association or the Company or its respective officers and directors, under the securities laws of such state, to register as a broker, dealer, salesman or selling agent, or to register or otherwise qualify the Common Stock for sale in such state; and (iii) such registration, qualification or filing in its judgment or in the judgment of the Company would be impracticable or unduly burdensome for reasons of cost or otherwise.

       To assist in the Offering, the Association has established a Stock Information Center that you may contact at (718) _________ . Callers to the Stock Information Center will be able to request a Prospectus and other information relating to the Offering.

COMMUNITY OFFERING

       To the extent shares remain available for purchase after filling all orders received in the Subscription Offering, the Company may offer shares of the common stock in a Community Offering to the general public, with preference given to residents in Brooklyn, the borough where the Association maintains its offices. The right of any person to purchase shares in the Community Offering is subject to the Association's right to accept or reject such purchase in whole or in part. The Association may terminate the Community Offering as soon as it has received orders for at least the minimum number of shares available for purchase in the Offering.

       Persons wishing to purchase stock in the Community Offering, if conducted, should return the Order Form to the Association, properly completed, together with a check or money order in the amount equal to the Purchase Price multiplied by the number of shares which that person desires to purchase. Order Forms will be accepted until the completion of the Community Offering. However, the Association may terminate the Community Offering as soon as orders are received for at least the minimum number of shares available for purchase in the Offering.

       The maximum number of shares of Common Stock which may be purchased in the Community Offering by any person (including such person's Associates) or persons acting in concert is 5,000 in the aggregate. A member who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for a number of additional shares in the Community Offering that does not exceed the lesser of (i) 5,000 shares or
(ii) the number of shares which, when added to the number of shares subscribed for by the member (and his Associates and persons acting in concert) in the Subscription Offering, would not exceed 5,000. The Association reserves the right to reject any orders received in the Community Offering in whole or in part.

       If all the Common Stock offered in the Subscription Offering is subscribed for, no Common Stock will be available for purchase in the Community Offering. In the event of an oversubscription, purchase orders received during the Community Offering will be filled up to a maximum of 1,000 shares of Common Stock issued in the Offering, with any remaining unfilled purchase orders to be allocated on a pro rata basis based on a fair and equitable manner. If the Community Offering continues for more than 45 days after the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. All sales of Common Stock in the Community Offering will be at the same price per share as the sales of Common Stock in the Subscription Offering.

       Cash and checks received in the Community Offering will be placed in an interest bearing account with the Association, and will earn interest at the passbook rate, which is currently _____% per annum, from the date of deposit until completion or termination of the Reorganization. In the event that the Reorganization is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

SYNDICATED COMMUNITY OFFERING

       Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers to be managed by Ryan Beck & Co. in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Association and the Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein.

       If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Community Offering, the Boards of Directors of the Company and the Association will seek to make other arrangements to sell the remaining shares.

Such other arrangements will be subject to OTS approval and to compliance with applicable state and federal securities laws.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING COMMON STOCK

       To ensure that each purchaser receives a Prospectus at least 48 hours prior to the end of the Offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, no Prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the Offering. Execution of the Order Form will confirm receipt or delivery of a Prospectus in accordance with Rule 15c2-8. Order Forms will be distributed only with a Prospectus. Neither the Company, the Association, nor Ryan, Beck & Co. is obligated to deliver a Prospectus and an Order Form by any means other than the U.S. Postal Service.

       To ensure that Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts, or in the case of other members who are borrowers only, loans held at the Association, on the Order Form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date.

       Full payment by check, cash (except by mail), money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original Order Form. THE COMPANY IS NOT OBLIGATED TO ACCEPT AN ORDER SUBMITTED ON PHOTOCOPIED OR TELECOPIED ORDER FORMS. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT THE EXECUTION OF THE CERTIFICATION APPEARING ON THE ORDER FORM.

       If the ESOP purchases shares of Common Stock, it will not be required to pay for such shares until consummation of the Offering, provided that there is in force from the time the order is received a loan commitment to lend to the ESOP the amount of funds necessary to purchase the number of shares ordered.

DELIVERY OF CERTIFICATES

       Certificates representing shares issued in the Subscription Offering and in the Community Offering, if any, pursuant to Order Forms will be mailed to the persons entitled to them at the last addresses of such persons appearing on the books of the Association or to such other addresses as may be specified in properly completed Order Forms as soon as practicable following consummation of the Reorganization. The Company will not accept orders registered "in care of" or instructed to be mailed to a third party. Any certificates returned as undeliverable will be held by the Company until claimed by the person legally entitled to them or otherwise disposed of in accordance with applicable law. Purchasers may not be able to sell the shares of Common Stock which they purchase until certificates for the common stock are available and delivered to them, even though trading of the common stock may have commenced. Shares sold prior to receipt of a stock certificate are the responsibility of the purchaser.

MARKETING AGENT

       To assist the Association and the Company in marketing the Common Stock, Ryan, Beck & Co. has been retained as the Association's financial advisor. Ryan, Beck & Co. is a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Ryan, Beck & Co. will assist the Company and the Association in the Offering by providing advisory assistance to the Association, helping with the supervision and administration of the Stock Information Center and assisting in the marketing of the Common Stock in the Offering. For providing these services, Ryan, Beck & Co. will be paid an advisory and marketing fee of $120,000. Ryan, Beck & Co. will also be reimbursed for out-of-pocket expenses, which are not to exceed $10,000 without the Association's consent (excluding certain reimbursable expenses), and for legal fees, which are not to exceed $30,000 without the Association's consent. Offers and sales in the Community Offering will be on a best efforts basis and, as a result, Ryan, Beck & Co. is not obligated to purchase any shares of the Common Stock. Ryan, Beck & Co. intends to make a market in the Common Stock, although it is under no obligation to do so.

       The Association has also agreed to indemnify Ryan, Beck & Co., under certain circumstances, against liabilities and expenses (including legal fees) arising out of Ryan, Beck & Co.'s engagement, including liabilities under the Securities Act of 1933 (the"1933 Act").

SELECTED DEALERS

       Depending on market conditions, the Common Stock may be offered for sale to the general public on a best efforts basis in the Syndicated Community Offering by a selling group of broker-dealers ("Selected Dealers") to be managed by Ryan Beck & Co. Selected Dealers, which may include Ryan, Beck & Co. will receive commissions at an agreed upon rate for all shares sold by such Selected Dealers. During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if the Company, the Association and Ryan, Beck & Co. believe that enough indications of interest and orders have been received in the Subscription Offering and the Community Offering, if any, to consummate the Offering, Ryan, Beck & Co. will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to the Association. The Association will pay a fee equal to 5.5% of the total dollar amount of common stock sold by Selected Dealers. It is anticipated that the Reorganization and Offering will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Association from Selected Dealers, funds will earn interest at the passbook rate, which is currently _____% per annum until the completion of the offering. Funds will be returned promptly in the event the Reorganization and Offering is not consummated.

LIMITATIONS ON COMMON STOCK PURCHASES

       The Plan includes a number of limitations on the number of shares of Common Stock which may be purchased in the Offering. These are summarized below:

       1. The aggregate amount of outstanding Common Stock owned or controlled by persons other than the Mutual Holding Company at the close of the Offering shall be less than 50% of the total outstanding Common Stock.

       2. No Person, Associate thereof, or group of persons acting in concert, may purchase more than $50,000 of Common Stock offered in the Offering to persons other than the Mutual Holding Company except that: (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to up to 5% of the number of shares offered in the Offering;
              (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Offering; and (iii) shares held by any Tax-Qualified Employee Plan and attributable to a person will not be aggregated with other shares purchased directly by or otherwise attributable to such person.

       3. The aggregate amount of Common Stock acquired in the Offering by all officers and directors of the Association or any affiliate of the Association, and any person acting in concert with such officer or director and their Associates, exclusive of any stock acquired by such persons in the secondary market, may not exceed 34% of the outstanding shares of Common Stock held by persons other than the Mutual Holding Company at the close of the Offering. In calculating the number of shares held by officers or directors of the Association or any Affiliate of the Association and any person acting in concert with any such officer or director and their Associates under this paragraph or under the provisions of Section 4 of this section, shares held by any Tax-Qualified Employee Benefit Plans of the Association that are attributable to such persons shall not be counted.

       4. The aggregate amount of Common Stock acquired in the Offering by all officers and directors of the Association or any affiliate of the Association and any person acting in concert with any such officer or director and their Associates, exclusive of any Common Stock acquired by such plans or persons in the secondary market, may not exceed 34% of the stockholders' equity of the Company other than the Mutual Holding Company at the close of the Offering.

       5. The Boards of Directors of the Association and the Company may, in their sole discretion, increase the maximum purchase limitation to up to 9.9%, provided that the percentage amount by which any order for Common Stock exceeds 5% of the total number of shares of Common Stock offered in the Offering shall not, when aggregated with the percentage amount by which any other order exceeds 5% of the total number of shares of Common Stock offered in the Offering, exceed 10% of the total shares of Common Stock offered in the Offering (except that this limitation shall not apply to purchases by Tax-Qualified Employee Plans). If such 5% limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Board of Directors of the Company, in its sole discretion.

       6. Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

       7. The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

       OTS regulations define "acting in concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
THE ASSOCIATION WILL PRESUME THAT CERTAIN PERSONS ARE ACTING IN CONCERT BASED UPON VARIOUS FACTS, INCLUDING THE FACT THAT PERSONS HAVE JOINT ACCOUNT RELATIONSHIPS OR THE FACT THAT SUCH PERSONS HAVE FILED JOINT SCHEDULES 13D WITH THE SEC WITH RESPECT TO OTHER COMPANIES.

       Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the Common Stock. For a further discussion of limitations on purchases of the Common Stock during and subsequent to Reorganization, see "-- Restrictions on Sale of Stock by Directors and Officers," "-- Restrictions on Purchase of Stock by Directors and Officers Following Reorganization," and "Restrictions on Acquisition of the Company."

RESTRICTIONS ON REPURCHASE OF STOCK BY THE COMPANY

       Repurchases of its shares by the Company will be restricted for a period of three years from the date of the completion of Reorganization. OTS regulations currently prohibit the Company from repurchasing any of its shares within three years following the Reorganization except in exceptional circumstances. The Company may not, for a period of three years from the date of the Reorganization, repurchase any of its capital stock from any person, except in the event of an offer to purchase by the Company on a pro rata basis from all of its shareholders (excluding the Mutual Holding Company) which is approved in advance by the OTS, the repurchasing of qualifying shares of a director or purchases of shares required to fund a tax qualified or non-tax qualified plan.

RESTRICTIONS ON SALE OF STOCK BY DIRECTORS AND OFFICERS

       Any shares of the Common Stock purchased in the Offering by directors and officers of the Association or the Company may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the Common Stock by the Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation -- Federal Securities Laws" and "Description of Capital Stock."

       Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

RESTRICTIONS ON PURCHASE OF STOCK BY DIRECTORS AND OFFICERS IN THE REORGANIZATION AND OFFERING

       OTS regulations provide that for a period of three years following the Reorganization, without prior written approval of the OTS, neither directors or officers of the Association or the Company, nor their Associates, may purchase the Common Stock of the Company except from a dealer registered with the SEC. This restriction, however, does not apply to negotiated transactions involving more than 1% of the Company's outstanding Common Stock, to shares purchased pursuant to stock option or other incentive stock plans approved by the Company's shareholders, or to shares purchased by employee benefit plans maintained by the Company which may be attributable to individual officers or directors.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND COMMON STOCK

       Prior to the completion of the Reorganization, OTS regulations and the Plan prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members and directors, officers and employees from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that there is no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Reorganization and Offering. THE ASSOCIATION INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT IT BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUCH RIGHTS. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OTS.

STOCK PRICING

       The aggregate purchase price of the Company common stock being sold in the Reorganization will be based on the appraised aggregate pro forma market value of the Common Stock, as determined by the Independent Valuation. Feldman Financial, which is experienced in the valuation and appraisal of financial institutions, including savings associations forming mutual holding companies, has been retained to prepare the Independent Valuation. Feldman Financial will receive a fee of $14,000 for its appraisal and business plan services, including out-of-pocket expenses. The Association has agreed to indemnify Feldman Financial, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Feldman Financial's engagement.

       The Independent Valuation states that the pro forma market value of the Common Stock was $10 million as of December 11, 1997. A copy of the appraisal is on file and available for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey. The Independent Valuation has also been filed as an exhibit to the Company's Registration Statement with the SEC, and may be reviewed at the SEC's public reference facilities. See "Additional Information." The Independent Valuation involved a comparative valuation of the Association's operating and financial statistics with those of other financial institutions. The Independent Valuation also took into account such other factors as the market for savings associations generally, prevailing economic conditions, both nationally and in New York, which affect the operations of savings associations, the competitive environment within which the Association operates, and the effect of the Association becoming a subsidiary of the Company. No detailed individual analysis of the separate components of the Association's and the Company's assets and liabilities was performed in connection with the valuation. The Board of Directors reviewed with management Feldman Financial's methods and assumptions, and accepted Feldman Financial's appraisal as reasonable and adequate. The Association has determined to establish an Offering Range of 391,000 shares to 529,000 shares at the minimum and maximum of the Estimated Valuation Range. Notwithstanding any change in the number of shares sold in the Offering due to a change to the Independent Valuation, the Minority Ownership Interest sold in the Offering will remain 46%. The Association, in consultation with Ryan,

Beck & Co., has determined to offer the Common Stock in the Offering at a price of $10.00 per share. The Association's decision regarding the Purchase Price was based solely on its determination that $10.00 per share is a customary purchase price in initial public offerings for mutual savings associations converting to stock form. The Offering Range may be increased or decreased to reflect market and financial conditions prior to the completion of the Offering.

       Promptly after the completion of the Subscription Offering and the Community Offering, if any, Feldman Financial will confirm to the Association that, to the best of its knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the amount of the aggregate proceeds received from the sale of the Common Stock in the Offering was incompatible with Feldman Financial's estimate of the Company's total pro forma market value at the time of the sale. If, however, the facts do not justify such a statement, a new Offering Range and price per share may be set. Under such circumstances, the Company will be required to resolicit subscriptions. In that event, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if the Association's pro forma market value upon reorganization has increased to an amount which does not exceed $13,225,000 (15% above the maximum of the Independent Valuation), the Company and the Association do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

       Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. In the event of an increase in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such increase and of their right to purchase additional shares. Conversely, in the event of a decrease in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such decrease and of the concomitant reduction in the number of shares for which subscriptions may be made. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. The Company will be required to resolicit if the price per share is changed such that the total aggregate purchase price is not within the minimum and 15% above the maximum of the Offering Range.

       THE INDEPENDENT VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE REORGANIZATION OR OF PURCHASING THE SHARES OF THE COMMON STOCK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO THE AMOUNT OF NET PROCEEDS AND THE EARNINGS THEREON), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL THE SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE.

NUMBER OF SHARES TO BE ISSUED

       It is anticipated that the total offering of Common Stock (the number of shares of Common Stock issued in the Offering multiplied by the Purchase Price of $10.00 per share) will be within the current minimum and 15% above the maximum of the Offering Range. Unless otherwise required by the OTS, no resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions so long as the change in the number of shares to be issued in the Offering, in combination with the Purchase Price, results in an offering of at least the minimum and no more than 15% above the maximum of the Offering Range.

       Any increase in the total number of shares of Common Stock to be issued in the Offering would decrease both an individual subscriber's ownership interest and the Company's pro forma net worth and net income on a per share basis while increasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. A decrease in the number of shares to be issued in the Offering would increase both an individual subscriber's ownership interest and the Company's pro forma net worth and net income on a per share basis while decreasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

INTERPRETATION AND AMENDMENT OF THE PLAN

       To the extent permitted by law, all interpretations of the Plan by the Association and the Company will be final. The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Company and the Association, the Plan may be substantively amended by the Boards of Directors, as a result of comments from regulatory authorities or otherwise, with the concurrence of the OTS. Moreover, if the Plan is so amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the OTS.

CONDITIONS AND TERMINATION

       Completion of the Reorganization requires the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting and the sale of all shares of the Common Stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated and the Association will continue business in the mutual form of organization. The Plan may be terminated by the Board of Directors of the Association at any time prior to the Special Meeting and, with the approval of the OTS, by such Board of Directors at any time thereafter. Furthermore, OTS regulations and the Plan require that the Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. The OTS may grant an extension of this time period if necessary, but no assurance can be given that an extension would be granted. See "-- Offering of common stock."

                         ATLANTIC LIBERTY SAVINGS, F.A.
                            STATEMENTS OF OPERATIONS

         The following Statements of Operations of the Association for the fiscal years ended March 31, 1997 and 1996 have been audited by Sol Masch & Company, independent certified public accountants, whose report on the financial statements appears elsewhere in this Prospectus. The Statements of Operations for the six months ended September 30, 1997 and 1996 were not audited by independent public accountants but in the opinion of management reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for those periods. Operating results at and for the six months ended September 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending March 31, 1998. These Statements of Operations should be read in conjunction with the Financial Statements of the Association and the Notes thereto included elsewhere in the Prospectus.

                                                                 (UNAUDITED)
                                                          FOR THE SIX MONTHS ENDED    FOR THE YEARS ENDED
                                                                SEPTEMBER 30,              MARCH 31,
                                                          ------------------------    ---------------------
                                                              1997         1996        1997         1996
                                                          ----------    ----------    --------    ---------

Interest income:
  Loans receivable
    First mortgage loans  . . . . . . . . . . . . . . .    $2,799,995   $2,319,224   $4,676,981  $4,628,730
    Consumer and other loans  . . . . . . . . . . . . .         7,856           --           --      50,660
  Investment securities   . . . . . . . . . . . . . . .       646,827      718,795    1,433,772   1,341,263
  Mortgage-backed and related securities  . . . . . . .       610,276      576,740    1,137,225   1,130,330
                                                           ----------   ----------   ----------  ----------
    Total interest income   . . . . . . . . . . . . . .     4,064,954    3,614,759    7,247,978   7,150,983
                                                           ----------   ----------   ----------  ----------
Interest expense:
  Deposits  . . . . . . . . . . . . . . . . . . . . . .     2,300,345    2,185,940    4,356,710   4,143,186
  Borrowed funds  . . . . . . . . . . . . . . . . . . .         3,585        3,265        6,668       6,257
                                                           ----------   ----------   ----------  ----------
    Total interest expense  . . . . . . . . . . . . . .     2,303,930    2,189,205    4,363,378   4,149,443
                                                           ----------   ----------   ----------  ----------
    Net interest income   . . . . . . . . . . . . . . .     1,761,024    1,425,554    2,884,600   3,001,540
Provision for loan losses . . . . . . . . . . . . . . .       105,473       65,643      771,178     274,980
                                                           ----------   ----------   ----------  ----------
    Net interest income after provision for loan losses     1,655,551    1,359,911    2,113,422   2,726,560
                                                           ----------   ----------   ----------  ----------

Noninterest income:
  Loan servicing fees   . . . . . . . . . . . . . . . .            72          260          373         590
  Income from real estate operations  . . . . . . . . .        80,165       57,129      154,212     173,157
  Gain (loss) on disposal of foreclosed real estate   .        28,838      123,089      148,394   (135,247)
  Other   . . . . . . . . . . . . . . . . . . . . . . .        87,712      686,617      950,607     166,896
                                                           ----------   ----------   ----------  ----------
    Total noninterest income  . . . . . . . . . . . . .       196,787      867,095    1,253,586     205,396
                                                           ----------   ----------   ----------  ----------

Noninterest expense:
  General and administrative:
    Compensation and benefits   . . . . . . . . . . . .       747,473      699,737    1,667,416   1,435,244
    Occupancy and equipment   . . . . . . . . . . . . .       135,627      130,724      276,019     266,342
    SAIF deposit insurance premium  . . . . . . . . . .        31,318      703,515      762,696     208,903
    Other   . . . . . . . . . . . . . . . . . . . . . .       352,606      285,023      684,677     684,828
                                                           ----------   ----------   ----------  ----------
      Total noninterest expense   . . . . . . . . . . .     1,267,024    1,818,999    3,390,808   2,595,317
                                                           ----------   ----------   ----------  ----------

    Income (loss) before income taxes   . . . . . . . .       585,314      408,007     (23,800)     336,639
  Income tax (expense) benefit  . . . . . . . . . . . .     (249,922)      239,584      147,325   (140,551)
                                                           ----------   ----------   ----------  ----------
    Net income  . . . . . . . . . . . . . . . . . . . .    $  335,392   $  647,591   $  123,525  $  196,088
                                                           ==========   ==========   ==========  ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Brooklyn Heights Bancorp will be formed as a federal corporation for the purpose of issuing the Common Stock and owning all of the capital stock of the Association issued in the Reorganization. Consequently, the Company has no operating history. All information in this section should be read in conjunction with the financial statements and notes thereto included in this Prospectus.


         The Association's principal business has historically consisted of offering savings and other deposits to the general public and using the funds from such deposits to make loans secured by residential real estate. The primary goals of management are to increase the Association's profitability, enhance its banking franchise and monitor its capital position. The Association's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest earning assets, such as loans and investments, and the interest expense paid on deposits. The Association's operations are affected to a much lesser degree by noninterest income, such as loan origination and commitment fees, gain (loss) from the sale of foreclosed real estate and other sources of income. The Association's net income is also affected by, among other things, provisions for loan losses and noninterest expenses. The Association's principal operating expenses, aside from interest expense, consist of compensation and benefits, occupancy and equipment, SAIF deposit insurance premiums and other expenses. The Association's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies affecting fiscal affairs, housing and financial institutions, monetary policies of the Federal Reserve System, and the actions of bank regulatory authorities. Management intends to initially invest the net proceeds from the Offering in interest earning assets and believes that the Company and the Association will derive additional interest income from such sources.



         Like many financial institutions, the Association relies upon computers for the daily conduct of its business and for data processing generally. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence, there may be widespread computer malfunctions. Management has reviewed this issue and has been advised by the Association's data processing service center that they have addressed this issue and that it should not affect the Association's external data processing. In addition, management has assessed the electronic system programs, applications and other electronic components used in the operations of the Association and has concluded that no computer malfunctions are expected to occur with the Association's computer systems on January 1, 2000. The Association has tested its computer applications and hardware to ensure that they will be able to read the year 2000. The Association has contacted each of its vendors to ensure that they will be able to provide service in light of the year 2000 issue. Most vendors have represented to management that they have addressed the year 2000 issue and they will be able to provide the services for which the Association has contracted. Management will continue to monitor this issue and report to the Board of Directors on a quarterly basis until full compliance is obtained from all vendors. To the best of management's knowledge, no significant additional costs will be incurred in connection with the year 2000 issue.


OPERATING STRATEGY

         In guiding the Association's operations, management has implemented various strategies designed to continue the institution's profitability consistent with safety and soundness. These strategies include: (i) emphasizing one-to-four family residential real estate lending; (ii) monitoring and improving asset quality; (iii) managing interest-rate risk and (iv) controlling operating expenses. It is anticipated, subject to market conditions, that the strategies presently in place will be continued following completion of the Reorganization.

         EMPHASIS ON RESIDENTIAL REAL ESTATE LENDING. Historically, the Association has emphasized one-to-four family residential lending within the Borough of Brooklyn. As of September 30, 1997, approximately 61.2% of the loan portfolio consisted of one-to-four family residential real estate loans. As of such date, 19.8% of the loan portfolio consisted of multi-family real estate loans, and 18.1% of the loan portfolio consisted of commercial real estate loans. During the six months ended September 30, 1997 and the year ended March 31, 1997, the Association originated $9.7 million and $12.7 million, respectively, of loans secured by real estate. The Association uses various methods to increase loan originations, including advertising and establishing relationships with realtors, homebuilders and customers.



         MONITORING ASSET QUALITY. At September 30, 1997, the Association's ratio of nonperforming loans to total assets was 1.60%. At March 31, 1997 and 1996, the Association's ratio of nonperforming loans to total assets was 3.04% and 4.55%, respectively. The Association has reduced its level of nonperforming loans by emphasizing sound underwriting and collection procedures, and by selling nonperforming and foreclosed assets.


         MANAGING INTEREST-RATE RISK. Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities that reprice within a specific time period, either through maturity or interest rate adjustment. The "gap" is the difference, expressed as a percentage of total interest earning assets, between the amounts of such assets and liabilities that are subject to repricing. At September 30, 1997, the Association had a negative one year "gap" of 13.79%. A negative "gap" for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Consequently, the Association's net interest income likely would be impacted negatively by an increase in market interest rates. See "--Interest Rate Risk."


         CONTROL OF GENERAL AND ADMINISTRATIVE EXPENSES. The Association closely monitors its general and administrative expenses and seeks to control such expenses while maintaining the necessary personnel to properly serve its customers. For the six months ended September 30, 1997 and the years ended March 31, 1997 and 1996, the Association's ratio of operating expenses (exclusive of the SAIF special assessment), as a percentage of average assets, was 2.34%, 3.21% and 2.56%, respectively.



         Following the completion of the Reorganization and Offering, noninterest expenses are likely to increase as a result of added expenses associated with being a public company and complying with the financial and business reports required to be filed with regulatory agencies. In addition, compensation expense will increase as a result of the implementation of the ESOP and Stock Award Plan. See "Risk Factors - Expenses Associated with ESOP and Stock Award Plan."



MANAGEMENT OF MARKET RISK - INTEREST RATE RISK



         The Association's most significant form of market risk is interest rate risk, as the majority of the Association's assets and liabilities are sensitive to changes in interest rates. The Association's interest rate risk management program focuses primarily on evaluating and managing the composition of the Association's assets and liabilities in the context of various interest rate scenarios. Factors beyond management's control, such as market interest rates and competition, also have an impact on interest income and interest expense.


         In the absence of other factors, the yield or return on the Association's interest-earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. The cost of funds for an institution with a negative "gap" would generally be expected to increase more quickly than the yield on its interest-earnings assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in market interest rates generally would have the opposite effect on an institution with a positive "gap."

         The Association's one-year interest sensitivity "gap" as a percentage of total interest-earning assets at September 30, 1997 was a negative 13.79% using various assumptions described below. The Association's interest rate sensitivity is moderated by the relatively short terms offered on its mortgage loans, as well as its investment in ARM loan mutual funds. The Association generally does not originate fixed rate residential mortgage loans for terms that exceed 15 years. Multi-family and commercial real estate loans are originated for terms of up to 10 years. In addition, at September 30, 1997, $13.6 million, or 13.6% of total deposits consisted of medium- and longer-term certificates of deposits which have been opened with the Association at the direction of the local county and surrogate courts for the benefit of minor children or persons judged to be incompetent. In most cases such funds must be maintained at the Association until the beneficiary becomes 18 or is deemed competent by a court, as the case may be.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997 which are projected to reprice or mature in each of the future time periods specified. Adjustable rate loans are assumed to reprice at a rate of 32.5% per year.
Fixed rate loans are assumed to mature at a rate of 12.8% per year, non-residential fixed rate mortgage loans are assumed to mature at a rate of 11.1% per year, and non-residential adjustable rate loans are assumed to mature at a rate of 16.3% per year. Investments and adjustable rate mortgage-backed securities are assumed to reprice at an annual rate of 25.5% and 29.4%, respectively. Passbook accounts and money market deposit accounts are assumed to decay at a rate of 33% annually. The excess (deficiency) of interest-earning assets over interest-bearing liabilities which are expected to mature or reprice during a given period is referred to as the "gap" associated with that period. In making the gap computations, none of the assumptions made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table reflects expected principal payments assuming that interest rates do not change the scheduled terms of the loans. The interest rate sensitivity of the Association's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.


                                                     TERMS TO REPRICING AT SEPTEMBER 30, 1997
                                             --------------------------------------------------------
                                                1 YEAR       1 YEAR TO      MORE THAN
                                               OR LESS        5 YEARS        5 YEARS         TOTAL
                                             -----------    -----------    -----------    -----------
                                                              (DOLLARS IN THOUSANDS)

Loans:
  Adjustable rate   . . . . . . . . . . . .  $  8,752      $  10,231             --       $   18,983
  Fixed rate  . . . . . . . . . . . . . . .     3,645         10,102       $  8,918           22,665
  Non-residential mortgage (adjustable rate)    5,959          6,921             --           12,880
  Non-residential mortgage (fixed rate) . .     1,912          7,621          1,424           10,957

Investments:
  Investment securities   . . . . . . . . .       583         12,567             --           13,150
  Mortgage securities   . . . . . . . . . .    18,327             55            635           19,017
                                             --------      ---------       --------       ----------

    Total rate sensitive assets              $ 39,178      $  47,497       $ 10,977       $   97,652
                                             ========      =========       ========       ==========

Liabilities:
  Money market deposits   . . . . . . . . .  $  2,227      $   3,611       $    911       $    6,749
  Certificates of deposit   . . . . . . . .    41,145         19,429             12           60,586
  Passbook accounts   . . . . . . . . . . .     7,114         11,534          2,911           21,559
  NOW accounts  . . . . . . . . . . . . . .     1,414          2,291            579            4,284
  Other savings   . . . . . . . . . . . . .     2,429          3,938            994            7,361
                                             --------      ---------       --------       ----------

    Total rate sensitive liabilities. . . .  $ 54,329      $  40,803       $  5,407       $  100,539
                                             ========      =========       ========       ==========

Periodic/Cumulative Gap . . . . . . . . . .   (15,151)         6,694          5,570
  Gap as a percentage of total assets . . .    (13.79)%         6.09%          5.07%

         NET PORTFOLIO VALUE. Management monitors the Association's interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on the Association's NPV of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates with no effect given to any steps that management might take to counter the effect of interest rate movements.

         The table below sets forth as of June 30, 1997, the latest date for which such information is available, the estimated changes in (i) the Association's NPV, and (ii) the Association's net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve, as calculated by the Risk Management Division of the OTS.

                                 Net Portfolio Value
                   -------------------------------------------------------
   Changes in
  Interest Rates     Estimated        Amount of                                           NPV as % of
  (basis points)        $NPV         $ Change(1)          Percent Change           Portfolio Value of Assets
  --------------   -------------     -----------     ---------------------     -----------------------------------
                                (Dollars in Thousands)                         NPV Ratio(2)          Change(3)
                                                                               ------------        ---------------

       +400            4,154           -4,805               -54%                   4.04%          -416  bp
       +300            5,483           -3,476               -39%                   5.24%          -296  bp
       +200            6,769           -2,190               -24%                   6.37%          -183  bp
       +100            7,928           -1,031               -12%                   7.35%           -85  bp
          0            8,959                                                       8.20%
       -100            9,418              459                +5%                   8.55%           +35  bp
       -200            9,465              506                +6%                   8.53%           +34  bp
       -300            9,963            1,004               +11%                   8.89%           +69  bp
       -400           10,870            1,911               +21%                   9.57%          +137  bp

--------------------
(1) Represents the increase (decrease) of the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.
(2) Calculated as the estimated NPV divided by the portfolio value of total assets ("PV").
(3) Calculated as the increase (decrease) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

         The tables set forth above indicate that, in the event of a 200 basis point decrease in interest rates, the Association would be expected to experience a 6% increase in NPV. In the event of a 200 basis point increase in interest rates, the Association would be expected to experience a 24% decrease in NPV.

         Certain shortcomings are inherent in the method of analysis presented in the NPV computations and in the "gap" computations presented in the tables above. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates decline and remain at lower levels for a sustained period due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained increase in market interest rates. However, management does not view the Association's interest rate sensitivity position at September 30, 1997 to be unacceptable in view of current and foreseeable interest rate trends.

AVERAGE BALANCE SHEET

         The following tables sets forth information relating to average balances of the Association's assets and liabilities for the six months ended September 30, 1997 and 1996 and the years ended March 31, 1997 and 1996. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets. Nonaccruing loans were included in the computation of average balances.


                                                                             FOR THE SIX MONTHS ENDED SEPTEMBER 30, (4)
                                                                 ----------------------------------------------------------------
                                          AT SEPTEMBER 30, 1997                1997                            1996
                                         ----------------------  --------------------------------  ------------------------------
                                                                  AVERAGE               AVERAGE    AVERAGE                AVERAGE
                                          BALANCE    YIELD/RATE   BALANCE    INTEREST  YIELD/RATE  BALANCE   INTEREST   YIELD/RATE
                                         --------    ----------  ---------  ---------  ---------- --------  ---------   ----------
                                                                                       (DOLLARS IN THOUSANDS)

Interest-earning assets:
Loans . . . . . . . . . . . . . .       $  65,486      8.58%     $ 62,238   $ 2,808      9.02%   $ 54,366   $2,319       8.53%
Mortgage-backed securities                 19,017      6.42%       19,472       610      6.27%     18,623      577       6.19%
Investment securities . . . . . .          13,150      7.09%       15,317       466      6.09%     17,943      482       5.37%
Interest bearing cash balances              6,413      5.63%        6,617       181      5.46%      8,270      237       5.74%
                                        --------                 --------   -------              --------   ------
  Total interest-earning assets           104,066      7.79%      103,644     4,065      7.84%     99,202    3,615       7.29%
                                                                            -------                         ------
Other assets  . . . . . . . . . .           5,821                   4,700                           5,276
                                        ---------                --------                        --------
  Total assets  . . . . . . . . .       $ 109,887                $108,344                        $104,478
                                        =========                ========                        ========

Interest bearing liabilities:
 Deposits . . . . . . . . . . . .       $ 100,539      4.58%     $ 99,074     2,300      4.65%   $ 95,729    2,186       4.57%
 Advance payments by
  borrowers(1)  . . . . . . . . .             763      0.94%          767         4      0.94%        726        3       0.90%
                                        --------                 --------   -------              --------   ------

  Total interest-bearing liabilities      101,302      4.55%       99,841     2,304      4.63%     96,455    2,189       4.54%
                                                                            -------                         ------

Other liabilities . . . . . . . .           1,377                   1,155                             999
 Retained earnings  . . . . . . .           7,208                   7,348                           7,024
                                        ---------                --------                        --------

  Total liabilities and retained
    earnings  . . . . . . . . . .       $ 109,887                $108,344                        $104,478
                                        =========                ========                        ========

Net interest income and interest
 rate spread(2) . . . . . . . . .                      3.24%                $ 1,761      3.21%              $1,426       2.75%
                                                     ======                 =======    ======               ======     ======
Net yield on average
 interest-earning assets(3) . . .                      3.36%                             3.40%                           2.87%

Ratio of interest-earning assets
 to interest-bearing liabilities                     102.73%                           103.81%                         102.85%
                                                     ======                            ======                          ======


-----------------
(1) Advance payments by borrowers balances includes noninterest bearing and interest-bearing escrow deposits.
(2) Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(3) Net yield on interest earnings assets represents net interest income as a percentage of average interest earnings assets.
(4) Annualized where appropriate.

                                                                  FOR THE YEARS ENDED MARCH  31,
                                             -------------------------------------------------------------------------
                                                             1997                                  1996
                                             ------------------------------------  -----------------------------------
                                              AVERAGE                 AVERAGE       AVERAGE                   AVERAGE
                                              BALANCE     INTEREST   YIELD/RATE     BALANCE      INTEREST   YIELD/RATE
                                             --------    ---------  -------------  ---------    ----------  ----------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans . . . . . . . . . . . . . . . . . .   $ 56,004     $  4,677        8.35%    $ 53,821      $ 4,679        8.69%
 Mortgage-backed securities . . . . . . .     18,537        1,137        6.10%      17,905        1,131        6.31%
Investment securities . . . . . . . . . .     17,774        1,004        5.65%      14,795          792        5.35%
Interest bearing cash balances  . . . . .      8,224          430        5.23%      10,351          549        5.31%
                                            --------     --------                 --------      -------

  Total interest-earning assets . . . . .    100,539        7,248        7.21%      96,872        7,151        7.39%
                                                         --------                               -------

Other assets  . . . . . . . . . . . . . .      4,894                                 4,423
                                            --------                              --------

  Total assets  . . . . . . . . . . . . .   $105,433                              $101,295
                                            ========                              ========

Interest bearing liabilities:
 Deposits . . . . . . . . . . . . . . . .   $ 96,250        4,356        4.53%    $ 93,201        4,143        4.45%
 Advance payments by borrowers(1) . . . .        790            7        0.84%         616            6        1.02%
                                            --------     --------                 --------      -------

  Total interest-bearing liabilities  . .     97,040        4,363        4.50%      93,817        4,149        4.42%
                                                         --------                               -------

Other liabilities . . . . . . . . . . . .      1,562                                   705
Retained earnings . . . . . . . . . . . .      6,831                                 6,773
                                            --------                              --------

  Total liabilities and retained earnings   $105,433                              $101,295
                                            ========                              ========

Net interest income and interest rate
  spread(2) . . . . . . . . . . . . . . .                $  2,885        2.71%                  $ 3,002        2.97%
                                                         ========      ======                   =======      ======
Net yield on average interest-earning
  assets(3) . . . . . . . . . . . . . . .                                2.87%                                 3.10%
                                                                       ======

Ratio of interest-earning assets to
  interest-bearing liabilities  . . . . .                              103.61%                               103.26%
                                                                       ======                                ======


---------------
(1) Advance payments by borrowers balances includes noninterest bearing and interest-bearing escrow deposits.
(2) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest earnings assets represents net interest income as a percentage of average interest earnings assets.


RATE/VOLUME ANALYSIS

         The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) the net or total change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                               SIX MONTHS ENDED
                                          SEPTEMBER 30, 1997 VS. 1996        YEAR ENDED MARCH 31, 1997 VS. 1996
                                      ----------------------------------     ----------------------------------
                                          INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                      ----------------------------------     ----------------------------------
                                       VOLUME        RATE         TOTAL       VOLUME        RATE        TOTAL
                                      ---------    ---------    --------     --------    ---------    ---------
                                                                   (IN THOUSANDS)
Interest Income:
   Investments  . . . . . . . . . .   $   (171)    $    99      $   (72)     $    92     $      1     $   93
   Mortgage Securities  . . . . . .         27           6           33          (12)          18          6
   Loans  . . . . . . . . . . . . .        319         170          489          473         (475)        (2)
                                      --------     -------      -------      -------     --------     ------

      Total interest income   . . .        175         275          450          553         (456)       (97)
                                      --------     -------      -------      -------     --------     ------

Interest expense:
   Deposits   . . . . . . . . . . .        104          10          114          145           68        213
   Borrowings   . . . . . . . . . .         --           1            1            1           --          1
                                      --------     -------      -------      -------     --------     ------

      Total interest expense  . . .        104          11          115          146           68        214
                                      --------     -------      -------      -------     --------     ------

Net interest income . . . . . . . .   $     71     $   264      $   335      $   407     $   (524)    $ (117)
                                      ========     =======      =======      =======     ========     ======



COMPARISON OF FINANCIAL CONDITION


         At September 30, 1997, the Association's assets totaled $109.9 million as compared to $109.8 million at March 31, 1997, an increase of $93,000 or
 .09%. Loans receivable, net, increased by $5.4 million, while investment and mortgage backed securities decreased by $4.1 million and $13,000, respectively. The increase in loans receivable, net resulted primarily from $5.2 million in loan originations (net of principal repayments) during the six months ended September 30, 1997, which were funded from maturing investment and mortgage securities. Deposits decreased to $100.5 million at September 30, 1997 from $100.8 million at March 31, 1997. The decrease in deposits was the result of withdrawals in excess of deposits plus interest credited. Total retained earnings increased $335,000 to $7.2 million at September 30, 1997 from $6.9 million at March 31, 1997, as a result of net income for the six months ended September 30, 1997. At September 30, 1997, the Association continued to exceed all applicable regulatory capital requirements with tangible, core and risk based capital ratios to total assets of 6.6%, 6.6% and 15.7%, respectively. Retained earnings are substantially restricted as a result of OTS and FDIC regulations requiring the maintenance of minimum capital ratios as a percentage of assets, and OTS regulations limiting capital distributions.



         At March 31, 1997, the Association's assets totaled $109.8 million as compared to $105.7 million at March 31, 1996, an increase of $4.1 million, or 3.8%. Loans receivable, net increased $5.5 million, investment securities increased $1.1 million and mortgage-backed securities decreased $196,000. The increase in loans receivable, net resulted primarily from the origination of $4.8 million in loans (net of principal repayments). Deposits increased to $100.8 million at March 31, 1997 from $97.4 million at March 31, 1996. The increases in loans receivable, net and investment securities was funded from increased deposits and interest received from loans and investments. Total retained earnings increased to $6.9 million from $6.8 million reflecting net income of $123,000 for the year ended March 31, 1997.



         As a result of the Offering, the Association's total assets will increase immediately and the additional capital will enable the Association to increase its asset size more than would the case be if the Offering did not occur. In addition, the Offering will result in an increase in the Company's equity, as compared to the Association's equity prior to the Offering, in an amount equal to the net proceeds of the Offering less (i) $50,000 to capitalize the Mutual Holding Company and (ii) the cost of the shares purchased by the ESOP. A portion of the Company's increased equity will also be used to fund the Stock Award Plan's purchase of shares, subject to the approval of the Stock Award Plan by shareholders.

COMPARISON OF RESULTS OF OPERATIONS

         NET INCOME. The Association had net income of $335,000 and $648,000 for the six months ended September 30, 1997 and 1996, respectively. The decrease in net income was primarily attributable to a $670,000 decrease in noninterest income and an income tax expense of $250,000 for the six months ended September 30, 1997, as compared to an income tax benefit of $240,000 for the comparable period in 1996, which were partially offset by a $335,000 increase in net interest income and a $552,000 decrease in noninterest expense.


         Net income totalled $124,000 and $196,000 for the years ended March 31, 1997 and 1996, respectively. The decrease in net income was attributable to an increase of noninterest expense to $3.4 million from $2.6 million which was primarily attributable to a special SAIF premium paid in September 1996 of $594,000 before taxes. In addition, net interest income decreased to $2.9 million from $3.0 million and the provision for loan losses increased to $771,000 from $275,000. The increase in the provision for loan losses reflected updated financial information regarding six pools of loans in which the Association is a participant as well as management's assessment of the need to increase the provision for loan losses on a commercial loan that was subsequently sold. Noninterest income increased to $1.3 million from $205,000. The increase in noninterest income was mainly the result of the Association recognizing a one time benefit of $791,000 from the proceeds of a life insurance policy and the proceeds received in settlement of a lawsuit, as well as an income tax benefit of $147,000 for the year ended March 31, 1997 .



         INTEREST INCOME. Interest income increased $450,000 or 12.5%, to $4.1 million from $3.6 million for the six months ended September 30, 1997 and 1996, respectively. The average yield on interest earning assets increased to 7.84% from 7.29%. This was partially attributable to a one-time recapture of interest due on a nonperforming loan. In addition, the average balance of interest earning assets increased to $103.6 million for the six months ended September 30, 1997 from $99.2 million for the six months ended September 30, 1996.



         Interest income on loans receivable increased by $489,000, or 21.1%, to $2.8 million for the six months ended September 30, 1997 from $2.3 million for the six months ended September 30, 1996. The increase in interest income on loans receivable was attributable to an increase in the average balance of loans receivable to $62.2 million from $54.3 million, as well as an increase in the average yield on loans receivable to 9.02% from 8.53%. The increase in the yield on loans receivable was attributable in large part to the payment of interest due on a nonperforming loan. Interest income on mortgage-backed securities increased $34,000, or 5.9%, to $610,000 from $576,000. The increase in interest income on mortgage-backed securities was attributable to an increase in the average balance of mortgage-backed securities to $19.5 million from $18.6 million, as well as an increase in the average yield on mortgage-backed securities to 6.27% from 6.19%. Interest income on interest bearing cash balances decreased $56,000, or 23.6%, to $181,000 for the six months ended September 30, 1997 from $237,000 for the six months ended September 30, 1996. The decrease in interest income from interest bearing cash balances was attributable to a decrease in the average balance of interest bearing cash balances to $6.6 million from $8.3 million, as well as a decrease in the average yield to 5.46% from 5.74%. Interest income from investment securities decreased to $466,000 from $482,000. The decrease in interest income from investment securities was attributable to a decrease in the average balance of investment securities to $15.3 million from $17.9 million, which was partially offset by an increase in the average yield to 6.09% from 5.37%. Following the Offering, management intends to invest the net proceeds in interest earning assets and consequently management believes that the Company and Association will derive additional interest income from such sources, although there can be no assurances that interest income will be higher than in the past.


         Interest income increased $97,000, or 1.4%, to $7.2 million for the year ended March 31, 1997 from $7.1 million for the year ended March 31, 1996. The increase in interest income was attributable to an increase in the average balance of interest earning assets to $100.5 million from $96.9 million, partially offset by a decrease in the average yield on interest earning assets to 7.21% from 7.39%. The increase in the average balance of interest earning assets resulted from the increases in the average balance of investments, mortgage-backed securities and loans. The decrease in the average yield reflected an increase in nonperforming assets during fiscal 1997, one of which was a loan that was subsequently sold, and the other was an investment security pool of loans on which the Association is now receiving monthly interest payments.

         Interest income on loans receivable decreased $2,000 for the year ended March 31, 1997 compared to the year ended March 31, 1996. The slight decrease was attributable to a decrease in the average yield to 8.35% from 8.69%, partially offset by a $2.2 million increase in the average balance of loans receivable to $56.0 million from $53.8 million. Interest income on mortgage-backed securities remained the same at $1.1 million for each of the years ended March 31, 1997 and 1996. Interest income on interest-bearing cash balances decreased by $119,000, or 21.7%, to $430,000 from $549,000. The decrease in interest income on interest bearing cash balances was attributable to a decrease in the average balance to $8.2 million from $10.4 million as a result of investing cash from federal funds to real estate mortgages. Interest income from investment securities increased $212,000 due to increased yields on the reinvestment of maturing securities and an increase in the average balance of investment securities by $3.0 million, or 20.1%.

         INTEREST EXPENSE. Interest expense increased by $115,000, or 5.3%, to $2.3 million for the six months ended September 30, 1997. The increase in interest expense resulted primarily from an increase in the average balance of interest bearing liabilities to $99.8 million for the six months ended September 30, 1997 from $96.5 million for the six months ended September 30, 1996. The average cost of interest bearing liabilities increased to 4.63% from 4.54%. The increase in the average balance of interest bearing liabilities was attributable almost entirely to an increase in the balance of deposits.

         Total interest expense increased $214,000 or 5.2% to $4.4 million for the year ended March 31, 1997 from $4.1 million for the year ended March 31, 1996. The increase in interest expense for the year ended March 31, 1997 was attributable to an increase in the average balance of deposits to $96.3 million from $93.2 million, as well as an increase in the average cost of such deposits to 4.53% from 4.45%.


         NET INTEREST INCOME. For the six months ended September 30, 1997 and 1996 net interest income before the provision for loan losses was $1.8 million and $1.4 million, respectively. The ratio of interest earning assets to interest bearing liabilities increased to 103.81% from 102.85%. The Association's net interest rate spread increased to 3.21% from 2.75%.



         For the years ended March 31, 1997 and 1996, net interest income before the provision for loan losses was $2.9 million and $3.0 million respectively. The ratio of interest earning assets to interest bearing liabilities increased to 103.61% from 103.26%. The net interest rate spread decreased to 2.71% from 2.97%.



         PROVISION FOR LOAN LOSSES. For the six months ended September 30, 1997 and 1996, the Association added $105,000 and $65,000 to its allowance for loan losses. For the years ended March 31, 1997 and 1996, the Association's provision for loan losses was $771,000 and $275,000 respectively. The increase in the allowance for the year ended March 31, 1997 was based on management's decision to increase the provision to reflect the risks inherent in the Association's participation in six pools of loans (consisting of single family adjustable rate loans), a commercial real estate loan upon which the Association commenced foreclosure proceedings and a loan on a commercial condominium unit that was subsequently sold for cash. The Association's participation in the six pools of loans originally occurred in 1986 in the amount of $4.0 million. The payment of principal and interest on the underlying loans was guaranteed by the Thrift Association Security Corp., a service corporation owned by savings and loans throughout New York State. The loans underlying the participation eventually were serviced by the Resolution Trust Corporation, and upon its dissolution, by the FDIC. The FDIC determined not to honor the original guarantee of principal and interest, and consequently the Association receives payments on its participation interest only to the extent that the FDIC receives payments from the mortgagors of the underlying loans. At September 30, 1997, the principal balance outstanding on the Association's participation interest was $1.1 million. The commercial real estate loan was originated in 1986 in a principal amount of $618,000. The owner of the commercial property rented it to two tenants. One tenant subsequently discontinued payments of monthly rents and the borrower was unable to meet its monthly obligations to the Association. The Association is unable at this time to determine whether it will incur a loss on the sale of this property. Management regularly reviews its loan portfolio to determine whether any loans require classification or the establishment of reserves. At September 30, 1997 the Association had loans with aggregate principal balances of $610,000 which were 60 to 89 days delinquent, and total nonperforming loans including loans greater than 90 days delinquent of $1.8 million which represented 1.60% of total assets.



         NONINTEREST INCOME. Noninterest income for the six months ended September 30, 1997 and 1996 was $197,000 and $867,000. The decrease in noninterest income was primarily attributable to nonrecurring other noninterest income during the six months ended September 30, 1996 consisting of primarily insurance proceeds of $615,000, $22,000 received from fees for safe deposit box rentals and $29,000 in other service fees. Gain on the disposal of foreclosed real estate decreased to $29,000 from $123,000. These decreases were partially offset by an increase in income from real estate operations to $80,000 from $57,000.



         Noninterest income for the years ended March 31, 1997 and 1996 totaled $1.3 million and $205,000, respectively. The $1.1 million, or 510%, increase in noninterest income was primarily attributable to nonrecurring other noninterest income consisting primarily of insurance proceeds of $596,000, the settlement of a lawsuit totaling $195,000, $46,000 in safe deposit box rental fees and $33,000 in other service fees. In addition, gain on disposal of foreclosed real estate was $148,000 compared to a loss on the sale of foreclosed real estate of $135,000 in 1996. Income from real estate operations decreased $19,000, or 11%, to $154,000 from $173,000. Income from loan servicing fees decreased to $373 from $590.


         NONINTEREST EXPENSE. Noninterest expense for the six months ended September 30, 1997 and 1996 was $1.3 million and $1.8 million, respectively. Noninterest expense consists of compensation and benefits which increased slightly to $747,000 from $700,000, deposit insurance premiums which decreased $673,000, or 95.6%, to $31,000 from $704,000, and other noninterest expense (consisting of postage, professional fees, audits and examinations, data processing, office supplies and insurance and surety bond premiums) which increased $67,000, or 23.5%, to $353,000 from $285,000. The increase in other noninterest expense was primarily attributable to the Association increasing its advertising expense by $60,000.

         Noninterest expense for the years ended March 31, 1997 and 1996 was $3.4 million and $2.6 million respectively, an increase of $800,000, or 30.7%. The increase in noninterest expense in fiscal 1997 as compared to fiscal 1996 was primarily due to an increase in deposit insurance premiums to $763,000 from $209,000. The increased deposit premiums include the special one-time SAIF assessment of $594,000. In addition, compensation and benefits expense increased $232,000, or 16.2%, due to a restating of the directors deferred compensation plan. There was also a $10,000, or 3.6%, increase in occupancy and equipment expense.


         Following the completion of the Reorganization and Offering, noninterest expenses are likely to increase as a result of added expenses associated with being a public company and complying with the financial and business reports required to be filed with regulatory agencies. In addition, compensation expense will increase as a result of the implementation of the ESOP and Stock Award Plan. See "Risk Factors - Expenses Associated with ESOP and Stock Award Plan."


         INCOME TAXES. The provision for federal income taxes was $250,000 for the six months ended September 30, 1997 compared to a federal income tax benefit of $240,000 for the six months ended September 30, 1996. The federal income tax benefit for the six months ended September 30, 1996 was attributable to the tax benefit resulting from the special SAIF assessment. The Association had an income tax benefit of $147,000 and income tax expense of $140,000 for the years ended March 31, 1997 and 1996, respectively. The income tax benefit was attributable to the effect of the payment of the special SAIF assessment in 1996.


         At September 30, 1997 and March 31, 1997, the Association's return on average assets was 0.67% and 0.12%, respectively. At September 30, 1997 and March 31, 1997, the return on average equity was 9.12% and

5.98%, respectively. The return on average assets and return on average equity for the Association were significantly below the average of financial institutions in the Association's market area and nationally and reflect the Association's below average net income during the periods presented. See "Risk Factors - Reduced Return on Equity after Reorganization."


CAPITAL RESOURCES AND LIQUIDITY

         The objective of the Association's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Association's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

         The Association's primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB of New York.


         At September 30, 1997, the Association had outstanding $4.4 million in commitments to originate mortgage loans. If the Association requires funds beyond its internal funding capabilities, advances from the FHLB of New York are available. At September 30, 1997, approximately $41 million in certificates of deposit were scheduled to mature within a year. The Association's experience has been that virtually all of its maturing certificate of deposit accounts are renewed.


         The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years of less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At September 30, 1997, the Association's liquidity, as measured for regulatory purposes, was 28%, or $25 million in excess of the minimum OTS requirement.




         Following the Reorganization, the Company will initially conduct no business other than holding the capital stock of the Association and the loan it will make to the ESOP. The Company expects to retain up to 50% of the net proceeds of the Offering. See "Use of Proceeds." In the future, the Company's primary source of funds, other than income from its investments and principal and interest payments received on the ESOP loan, is expected to be capital distributions from the Stock Association. As a stock savings association, the Stock Association may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect of such transaction would be to reduce its net worth to an amount which is less than the minimum amount required by applicable federal regulations. At September 30, 1997, the Association was in compliance with all applicable capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

         The Financial Statements and related Notes have been prepared in accordance with generally accepted accounting principles, which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Association are financial. As a result, the Association's net income is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Association's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities as part of its interest rate risk management program, may reduce the effect of changes in interest rates on the Association's net income. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Association's assets and liabilities are critical to the maintenance of acceptable levels of net income.

IMPACT OF NEW ACCOUNTING STANDARDS

         FASB STATEMENT ON EARNINGS PER SHARE. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share" ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This Statement supersedes Opinion 15 and AICPA Accounting Interpretation 1.102 of Opinion 15. This Statement will be effective for the Association's fiscal year ending March 31, 1998. Management does not believe the impact of adopting SFAS No. 128 will be material to the Association's financial statements.

         FASB STATEMENT ON ACCOUNTING FOR STOCK-BASED COMPENSATION. In November 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Association expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Association's financial statements.

         FASB STATEMENT ON TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In June 1996, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer control and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of this Statement have been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its financial statements.

         FASB STATEMENT ON REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for the Association's fiscal year ending March 31, 1999, and the Association does not intend to early adopt. Had the Association early-adopted this Statement, it would have reported comprehensive income in the same amounts as reported net income for the years ended March 31, 1997 and 1996, respectively.


         FASB STATEMENT ON SEGMENT AND RELATED INFORMATION. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity wide disclosures about the products and services an entity provides, the foreign countries in which it holds assets and reports revenues, and its major customers. This statement is effective for fiscal years beginning after December 15, 1997. This statement is not expected to have an impact on the Association.


                   BUSINESS OF ATLANTIC LIBERTY SAVINGS, F.A.

GENERAL

         The Association was organized in 1888 and became a state-chartered savings and loan association in 1935 and a federal association in 1983. Since then, the Association has conducted its business from its main office and branch office, both of which are located in Brooklyn, New York. The Association is primarily engaged in the business of offering savings and other deposits to the general public, and using the funds from such deposits to make one-to-four family mortgage loans secured by properties in Brooklyn, New York. The Association also makes multi-family residential real estate loans and commercial real estate loans primarily in Brooklyn, New York. The Association's deposit accounts are insured up to applicable limits by the FDIC.

LENDING ACTIVITIES

         Historically, the Association's principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one-to-four family residential real property. Generally, the Association retains all loans that it originates. One-to-four family residential real estate mortgage loans represented $40.0 million, or 61.18%, of the Association's loan portfolio at September 30, 1997. The Association also offers multi-family and commercial real estate loans. Multi-family real estate loans totaled $13.0 million, or 19.8%, of the loan portfolio at September 30, 1997. Commercial real estate totaled approximately $11.9 million, or 18.1% of the loan portfolio at September 30, 1997. Subsequent to September 30, 1997, the Association began offering home equity loans to existing customers.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Association's loan portfolio by type of loan type and security as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses deferred fees and discounts.



                                         AT SEPTEMBER 30,                        AT MARCH 31,
                                      ---------------------   -----------------------------------------------
                                               1997                     1997                      1996
                                      ---------------------   ---------------------    ----------------------
                                       AMOUNT      PERCENT      AMOUNT     PERCENT       AMOUNT      PERCENT
                                      --------    ---------   ---------   ----------   ----------   ---------
                                                               (DOLLARS IN THOUSANDS)
Real estate loans:
-----------------
  One-to-four family  . . . . . . .   $40,064       61.18%     $36,862        61.38%     $30,605       56.15%
  Multi-family  . . . . . . . . . .    12,974       19.81       10,555        17.57       11,166       20.49
  Commercial  . . . . . . . . . . .    11,861       18.11       11,917        19.84       12,784       23.45
                                      -------      ------      -------       ------      -------      ------
    Total real estate loans   . . .    64,899       99.10       59,334        98.79       54,555      100.09%

Other loans:
------------
  Deposit accounts  . . . . . . . .     1,828        2.79        1,830         3.05          816        1.50

Less:
-----
  Deferred fees and discounts   . .     (158)      (0.25)        (127)       (0.21)        (121)      (0.22)
  Allowance for losses  . . . . . .   (1,083)      (1.65)        (978)       (1.63)        (745)      (1.37)
                                      -------      ------      -------       ------      -------      ------
    Total loans receivable, net   .   $65,486      100.00%     $60,059       100.00%     $54,505      100.00%
                                      =======      ======      =======       ======      =======      ======



         The following table shows the composition of the Association's loan portfolio by fixed and adjustable rates at the dates indicated.

                                          AT SEPTEMBER 30,                        AT MARCH 31,
                                      ----------------------   ------------------------------------------------
                                               1997                     1997                      1996
                                      ----------------------   ------------------------  ----------------------
                                       AMOUNT       PERCENT      AMOUNT        PERCENT    AMOUNT      PERCENT
                                      -------      ---------   ---------     ----------  --------     ---------
                                                               (DOLLARS IN THOUSANDS)
Fixed-Rate Loans:
----------------
  Real estate:
    One-to-four family  . . . . . .   $21,932       33.49%     $18,270        30.42%     $12,750       23.39%
    Multi-family  . . . . . . . . .     6,487        9.91        7,230        12.04        7,792       14.30
    Commercial  . . . . . . . . . .     5,682        8.68        5,697         9.49        7,815       14.34
                                      -------      ------      -------       ------      -------      ------
        Total real estate loans   .    34,101       52.08       31,197        51.95       28,357       52.03
                                      -------      ------      -------       ------      -------      ------

Adjustable Rate Loans:
---------------------
  Real estate:
    One-to-four family  . . . . . .    18,132       27.69       18,592        30.95       17,855       32.76
    Multi-family  . . . . . . . . .     6,487        9.91        3,325         5.53        3,374        6.19
    Commercial  . . . . . . . . . .     6,179        9.43        6,220        10.36        4,969        9.11
                                      -------      ------      -------       ------      -------      ------
        Total real estate loans   .    30,798       47.03       28,137        46.84       26,198       48.06
                                      -------      ------      -------       ------      -------      ------

  Deposit accounts  . . . . . . . .     1,828        2.79        1,830         3.05          816        1.50
                                      -------      ------      -------       ------      -------      ------
    Total loans   . . . . . . . . .    66,727      101.90       61,164       101.84       55,371      101.59

Less:
----
  Deferred fees and discounts   . .     (158)      (0.25)        (127)       (0.21)        (121)      (0.22)
  Allowance for loan losses   . . .   (1,083)      (1.65)        (978)       (1.63)        (745)      (1.37)
                                      -------      ------      -------       ------      -------      ------
    Total loans receivable, net . .   $65,486      100.00%     $60,059       100.00%     $54,505      100.00%
                                      =======      ======      =======       ======      =======      ======

         LOAN MATURITY AND REPRICING SCHEDULE. The following table illustrates the interest rate sensitivity and contractual amortization of the Association's mortgage loan portfolio at September 30, 1997. Mortgage loans with adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                                                      MULTI-FAMILY AND
                                               ONE-TO-FOUR FAMILY       COMMERCIAL               TOTAL
                                             ---------------------  -------------------  -----------------------
                                                          WEIGHTED            WEIGHTED                WEIGHTED
                                                          AVERAGE             AVERAGE                  AVERAGE
                                                AMOUNT      RATE     AMOUNT     RATE      AMOUNT        RATE
                                               --------    -------  --------   ------    --------      ---------
                                                                        (DOLLARS IN THOUSANDS)

Due during the twelve months
----------------------------
ending September 30,
--------------------
1998 (1)  . . . . . . . . . . . . . . . . .   $   299       9.82%  $ 2,870      9.42%    $ 3,169      9.46%
1999  . . . . . . . . . . . . . . . . . . .        13       7.78       304      9.67         317      9.61
2000  . . . . . . . . . . . . . . . . . . .     1,317       7.86       203     10.00       1,520      8.26
2001 and 2002 . . . . . . . . . . . . . . .       676       8.96       993      9.50       1,669      9.28
2003 to 2007  . . . . . . . . . . . . . . .     2,302       8.51     5,112      9.09       7,414      8.92
2008 to 2022  . . . . . . . . . . . . . . .    32,952       7.73    15,353      9.02      48,305      8.13
2023 and following  . . . . . . . . . . . .     2,505       7.40        --        --       2,505      7.40
                                              -------              -------               -------
  Total   . . . . . . . . . . . . . . . . .   $40,064              $24,835               $64,899
                                              =======              =======               =======

--------------------------
(1) Includes demand loans having no stated maturity.


         The total amount of loans due after September 30, 1998 which have predetermined interest rates is $30.9 million and the total amount of loans due after such dates which have floating or adjustable interest rates is $30.8 million.


         ONE-TO-FOUR FAMILY RESIDENTIAL LOANS. The Association's primary lending activity consists of the origination of one-to-four family residential mortgage loans secured by property located in the Association's primary lending area. Generally one-to-four family residential mortgage loans are originated in amounts up to 75% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. Generally fixed rate loans are originated for terms of up to 15-years. The Association does not sell the loans that it originates.

         The Association also offers adjustable-rate mortgage ("ARM") loans with one, three and five year adjustment periods. The interest rate on ARM loans is indexed to the corresponding 1, 3 and 5 year Treasury constant maturity rates. A substantial portion of the ARM loans in the Association's portfolio at September 30, 1997 provide for maximum rate adjustments of 2% per year and 5% over the term of the loan. Residential ARM loans amortize over terms of up to 25 years. The Association has sought to increase its origination of ARM loans; however, in the current low interest rate environment borrowers have shown a preference for fixed rate loans.

         ARM loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At September 30, 1997, 45.3% of the Association's one-to-four family residential loans had adjustable rates of interest.

         All one-to-four family residential mortgage loans originated by the Association include "due-on-sale" clauses, which give the Association the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

However, the Association occasionally permits assumptions of existing residential mortgage loans on a case-by-case basis.


         At September 30, 1997, approximately $40 million, or 61.2% of the Association's loan portfolio, consisted of one-to-four family residential loans. Approximately $1.2 million (which were comprised of four loans secured by one-to-four family properties), were included in non-performing loans as of that date. See "--Non-Performing and Problem Assets."


         MULTI-FAMILY REAL ESTATE LOANS. Loans secured by multi-family real estate totaled approximately $13 million, or 19.8%, of the total loan portfolio at September 30, 1997. Multi-family real estate loans generally are secured by multi-family rental properties (including walk-up apartments and mixed-use properties). Substantially all multi-family real estate loans were secured by properties located within the Association's primary lending area. At September 30, 1997, the Association's multi-family real estate loans had an average principal balance of approximately $232,000 and the largest multi-family real estate loan had a principal balance of $594,000. Multi-family real estate loans generally are offered with both fixed and adjustable interest rates. Multi-family loans are originated for terms of up to 10 years with a fixed rate of interest for the initial five year period and with a five year renewal option. At the time of renewal, the loan's interest rate will adjust to either the prevailing prime rate plus 200 basis points or to the 5 year Treasury Note rate plus 250 basis points, at the borrower's option. Multi-family real estate loans are underwritten to mature between 5 and 10 years, and to amortize over a period of up to 20 years.

         In underwriting multi-family real estate loans, the Association reviews the expected net operating income generated by the real estate to ensure that it is at least 125% of the amount of the monthly debt service, the age and condition of the collateral, the financial resources and income level of the borrower, and the borrower's experience in owning or managing similar properties. Multi-family real estate loans are originated in amounts up to 65% of the appraised value of the property securing the loan. Personal guarantees are generally obtained from all multi-family real estate borrowers.

         Loans secured by multi-family real estate generally involve a greater degree of credit risk than one-to-four family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

         COMMERCIAL REAL ESTATE LOANS. At September 30, 1997, $11.9 million, or 18.1% of the total loan portfolio consisted of commercial real estate loans. Commercial real estate loans are secured by office buildings, private schools, religious facilities and other commercial properties. The Association generally originates fixed rate and adjustable rate commercial real estate loans with maximum terms of up to 10 years. The maximum loan-to-value ratio of commercial real estate loans is 65%. At September 30, 1997, the largest commercial loan had a principal balance of $1.1 million and was secured by commercial condominium units. This loan was sold subsequent to September 30, 1997 and resulted in no gain or loss to the Association. As of September 30, 1997, non-performing loans included one commercial real estate loan totalling $549,000.

         In underwriting commercial real estate loans, the Association reviews the expected net operating income generated by the real estate to ensure that it is at least 125% of the amount of the monthly debt service, the age and condition of the collateral, the financial resources and income level of the borrower and the borrower's business experience. Personal guarantees are generally obtained from all commercial real estate borrowers.

         Loans secured by commercial real estate generally are larger than one-to-four family residential loans and involve a greater degree of risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties or underlying businesses, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate.

         ORIGINATION, PURCHASE AND SALE OF LOANS. Historically, the Association has originated mortgage loans pursuant to underwriting standards that generally conform with the FNMA guidelines. Loan origination activities are primarily concentrated in Brooklyn, New York. New loans are generated primarily from customer referrals, brokers and other parties with whom the Association does business, and from the efforts of employees and advertising. Loan applications are underwritten and processed at the Association's main office.

         The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, the Association reviews the employment and credit history and information on the historical and projected income and expenses of mortgagors. Loans up to $350,000 may be approved by management. All other one- to-four family residential mortgage loans in excess of $350,000 must be approved by the Board of Directors. All multi-family and commercial real estate loans must be approved by the Board of Directors. In addition, the Board of Directors ratifies all loan commitments.

         The Association requires appraisals of all real property securing loans. Appraisals are performed by independent appraisers who are licensed by the state, and who are approved by the Board of Directors annually. The Association requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan. Where appropriate, flood insurance is also required. Private mortgage insurance for all residential mortgage loans with loan-to-value ratios of greater than 80% is also required.

         The following table shows the loan origination and repayment activities of the Association for the periods indicated. The Association did not purchase or sell any loans during the periods indicated.

                                                              SIX MONTHS ENDED            YEARS ENDED
                                                                SEPTEMBER 30,              MARCH 31,
                                                            ---------------------    ---------------------
                                                              1997         1996        1997         1996
                                                            --------    ---------    ---------    --------
                                                                            (IN THOUSANDS)

Originations by Type:
---------------------
Adjustable rate:
  Real estate:
    One-to four-family  . . . . . . . . . . . . . . . .     $  772      $   138      $  703       $  352
    Multi-family  . . . . . . . . . . . . . . . . . . .      2,279          460         810          450
    Commercial  . . . . . . . . . . . . . . . . . . . .      2,244        1,132       3,093        3,051
  Non-real estate:
    Consumer  . . . . . . . . . . . . . . . . . . . . .        N/A          N/A         N/A          N/A
                                                            ------      -------      ------       ------
      Total adjustable rate   . . . . . . . . . . . . .      5,295        1,730       4,606        3,853
                                                            ------      -------      ------       ------
Fixed rate:
  Real estate:
    One-to four-family  . . . . . . . . . . . . . . . .      4,422        3,385       7,368        1,704
    Multi-family  . . . . . . . . . . . . . . . . . . .         --           --          60           --
    Commercial  . . . . . . . . . . . . . . . . . . . .         --           --         650           --
    Construction  . . . . . . . . . . . . . . . . . . .         --           --         N/A          N/A
                                                            ------      -------      ------       ------
      Total fixed-rate  . . . . . . . . . . . . . . . .      4,422        3,385       8,078        1,704
                                                            ------      -------      ------       ------
      Total loans originated  . . . . . . . . . . . . .      9,717        5,115      12,684        5,557

Principal Repayments:
---------------------
  Total reductions  . . . . . . . . . . . . . . . . . .      4,534        2,299       7,904        5,936
                                                            ------      -------      ------       ------
      Net increase (decrease)   . . . . . . . . . . . .     $5,183      $ 2,816      $4,780       $(379)
                                                            ======      =======      ======       ======

         LATE FEES. The Association realizes income from late charges. Late charges are generally assessed if payment is not received within a specified number of days after it is due. The Association currently does not charge loan origination fees.

NONPERFORMING AND PROBLEM ASSETS

         After a mortgage loan becomes eight days past due, the Association delivers a computer generated delinquency notice to the borrower. A second delinquency notice is sent once the loan becomes 16 days past due. When loans become 30 days past due, the Association sends an additional delinquency notice and attempts to make personal contact by letter or telephone with the borrower to establish acceptable repayment schedules. In addition, with respect to a loan secured by a one-to-four family residence, after 45 days the Association will attempt to assist the borrower in obtaining credit counseling. When a mortgage loan is 90 days delinquent and no acceptable resolution has been reached, the Association will send the borrower a five day demand letter. If the delinquency is not cured within 120 days, the Association will generally refer the matter to its attorney. Management is authorized to begin foreclosure proceedings on any loan after determining that it is prudent to do so.

         Mortgage loans are reviewed on a regular basis and such loans are placed on non-accrual status when they are specifically determined to be impaired or when they become 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received.

         NONPERFORMING LOANS. At September 30, 1997, $1.8 million or 1.60% of the Association's total assets were nonperforming (nonperforming loans and non-accruing loans). Real estate owned ("REO") properties totaled $274,000 as of September 30, 1997.

         The table below sets forth the amounts and categories of the Association's nonperforming loans as of September 30, 1997 and March 31, 1997 and 1996. Foreclosed assets include assets acquired in settlement of loans. The Association's policy is to review monthly all earned but uncollected interest on all loans to determine if any portion thereof should be classified as uncollectible for any loan that is more than 90 days past due. Delinquent loans that are 90 days or more past due are considered nonperforming assets. During the periods presented, the Association did not have any troubled debt restructurings.

                                                                     SEPTEMBER 30,        MARCH 31,
                                                                     -------------  ---------------------
                                                                       1997           1997         1996
                                                                      ---------     ---------    --------
                                                                              (DOLLARS IN THOUSANDS)

Non-accruing loans
  One-to-four family  . . . . . . . . . . . . . . . . . . . . . . . .   $ 1,203      $1,894       $1,898
  Multi-family  . . . . . . . . . . . . . . . . . . . . . . . . . . .        --       1,217        1,758
   Commercial real estate . . . . . . . . . . . . . . . . . . . . . .       549         230        1,147
                                                                        -------      ------       ------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,752       3,341        4,803
                                                                        -------      ------       ------

Total nonperforming loans . . . . . . . . . . . . . . . . . . . . . .   $ 1,752      $3,341       $4,803
                                                                        =======      ======       ======
Total as a percentage of total assets . . . . . . . . . . . . . . . .      1.60%       3.04%        4.55%

         For the six months ended September 30, 1997 and the year ended March 31, 1997, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $21,000 and $269,000, respectively. Interest income on such loans for the six months ended September 30, 1997 and the year ended March 31, 1997 was $43,000 and $20,000, respectively. Interest income received during the six months ended September 30, 1997 included interest for prior periods.

      At September 30, 1997, loans delinquent from 60 to 89 days totaled approximately $610,000.



                                                   LOANS DELINQUENT FOR:
                             ------------------------------------------------------------------
                                        60-89 DAYS                    90 DAYS AND OVER                        TOTAL
                             -------------------------------- --------------------------------- ----------------------------------
                                                    PERCENT                           PERCENT                            PERCENT
                                                    OF LOAN                           OF LOAN                            OF LOAN
                              NUMBER     AMOUNT    CATEGORY    NUMBER     AMOUNT     CATEGORY     NUMBER     AMOUNT     CATEGORY
                             --------- --------- ------------ --------- ---------- ------------ --------- ----------- ------------

   Real Estate:
     One-to-four family  .        4     $469,119    1.17%      60 (1)   $1,203,198    3.00%         64     $1,672,317    4.17%
     Commercial  . . . . .        2      141,000    1.19%       1                     4.63%          3                   5.82%
                                  -     --------              ---       ----------                 ---     ----------
                                                                           549,000                          6,900,000
                                                                        ----------                         ----------
        Total  . . . . . .        6     $610,119               61       $1,752,198                  67     $2,362,317
                                  =     ========              ===       ==========                 ===     ==========

-------------------------
(1) Includes 59 loans totalling $1.1 million which are included in six pools of loans in which the Association is a participant.

         CLASSIFIED ASSETS. Federal regulations and the Association's Asset Classification Policy provide for the classification of loans and other assets, such as debt and equity securities, considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obliger or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. The Association will classify an asset as "Special Mention" if the asset has a potential weakness that warrants management's close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed the value of the asset may deteriorate, adversely affecting the repayment of the asset.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.

         On the basis of management's review of its assets, at September 30, 1997, the Association had classified a total of $5.5 million of its loans and other assets as follows:

                                                                    SEPTEMBER 30, 1997
                                                                    ------------------
                                                                      (IN THOUSANDS)

         Special Mention  . . . . . . . . . . . . . . . . . . .          $    665
         Substandard  . . . . . . . . . . . . . . . . . . . . .             2,262
         Doubtful assets(1) . . . . . . . . . . . . . . . . . .             2,560
         Loss assets  . . . . . . . . . . . . . . . . . . . . .                23
                                                                         --------
                  Total . . . . . . . . . . . . . . . . . . . .          $  5,510
                                                                         ========
         General loss allowance . . . . . . . . . . . . . . . .          $    174
         Specific loss allowance  . . . . . . . . . . . . . . .               909
         Charge-offs  . . . . . . . . . . . . . . . . . . . . .                --

------------
(1) Doubtful assets includes a loan with a principal amount of $1.1 million which was sold subsequent to September 30, 1997.

         The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

ALLOWANCE FOR LOAN LOSSES

         The Association provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. The carrying value of loans are periodically evaluated and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         SUMMARY OF LOAN LOSS EXPERIENCE. The following table analyzes changes in the allowance for the periods presented.


                                                                SIX MONTHS ENDED                YEARS ENDED
                                                                 SEPTEMBER 30,                   MARCH 31,
                                                           --------------------------    -------------------------
                                                              1997           1996           1997           1996
                                                           -----------    -----------    -----------    ----------
                                                                            (DOLLARS IN THOUSANDS)

Balance at beginning of period  . . . . . . . . . .         $   978        $   745        $  745         $  619
                                                            -------        -------        ------         ------

Charge-offs:
  One-to-four family  . . . . . . . . . . . . . . .              --             90           318             58
  Commercial real estate  . . . . . . . . . . . . .              --             47           220             91
                                                            -------        -------        ------         ------

    Total Charge-offs   . . . . . . . . . . . . . .              --            137           538            149
                                                            -------        -------        ------         ------

  Provisions for loan losses  . . . . . . . . . . .             105             66           771            275
                                                            -------        -------        ------         ------
  Balance at end of period  . . . . . . . . . . . .         $ 1,083        $   674        $  978         $  745
                                                            =======        =======        ======         ======

Ratio of net charge-offs during the period to
  average loans outstanding during the period . . .            0.00%          0.25%         0.96%          0.28%
                                                            =======        =======        ======         ======

         ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table presents an analysis of the allocation of the allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                SEPTEMBER 30,                                  MARCH 31,
                        ----------------------------     ------------------------------------------------------
                                    1997                            1997                        1996
                        ----------------------------     -------------------------    -------------------------
                                              PERCENT                      PERCENT                       PERCENT
                                              OF LOANS                     OF LOANS                     OF LOANS
                                     LOAN     IN EACH               LOAN   IN EACH               LOAN    IN EACH
                         AMOUNT OF  AMOUNTS   CATEGORY  AMOUNT OF AMOUNTS  CATEGORY AMOUNT OF  AMOUNTS  CATEGORY
                         LOAN LOSS    BY       TO NET   LOAN LOSS    BY     TO NET  LOAN LOSS     BY     TO NET
                         ALLOWANCESCATEGORY    LOANS   ALLOWANCES CATEGORY  LOANS   ALLOWANCES CATEGORY   LOANS
                         ------------------    -----   ---------- --------  -----   ---------- --------   -----
                                                   (DOLLARS IN THOUSANDS)

One-to-four family  .   $   289   $40,064      61.18%   $  126    $36,862    61.38%   $  187    $30,605   56.15%
Multi-family  . . . .       465    12,974      19.81       314     10,555    17.57       317     11,166   20.49
Commercial real estate      155    11,861      18.11        78     11,917    19.84       228     12,784   23.45
Unallocated . . . . .       174        --                   70         --                 13         --
                        -------   -------               ------    -------             ------    -------

     Total  . . . . .   $ 1,083   $64,899               $  978    $59,334             $  745    $54,555
                        =======   =======               ======    =======             ======    =======


INVESTMENTS


         INVESTMENTS AND MORTGAGE-BACKED SECURITIES. The Association's investment portfolio consists of short-term U.S. Treasury and federal agency securities, interest earning deposits in other financial institutions, federal funds sold, and FHLB stock. The maturity on government agency securities is generally less than five years. At September 30, 1997, approximately $13.2 million, or 11.97%, of the Association's total assets consisted of such investments.



         The Association also invests in mortgage-backed securities, all of which are guaranteed by the U.S. Government or agencies thereof, and all of which are held for investment. At September 30, 1997 mortgage-backed securities totaled $19.1 million, or 17.31% of total assets.


         The following table sets forth the carrying value of the Association's investment portfolio at the dates indicated.


                                            AT SEPTEMBER 30,                        AT MARCH 31,
                                         ---------------------     ----------------------------------------------
                                                  1997                     1997                      1996
                                         ---------------------     ---------------------    ---------------------
                                          AMOUNT       PERCENT      AMOUNT      PERCENT       AMOUNT     PERCENT
                                         ---------    --------    --------     ---------    --------    ---------
                                                                  (DOLLARS IN THOUSANDS)
Investment securities held  to maturity:
  U.S. Government securities  . . . .    $    --          --      $ 3,604        13.93%     $ 3,604       13.46%
  Federal agency obligations  . . . .     12,567       64.24%      13,071        50.51       12,023       44.89
                                         -------      ------       ------      -------      -------      ------
    Subtotal  . . . . . . . . . . . .     12,567       64.24       16,675        64.44       15,627       58.35
  FHLB stock  . . . . . . . . . . . .        583        2.98          583         2.25          528        1.97
                                         -------      ------       ------      -------      -------      ------
    Total investment securities   . .     13,150       67.22       17,258        66.69       16,155       60.32

Other interest-earning deposits
  with banks  . . . . . . . . . . . .      6,413       32.78        8,618        33.31       10,626       39.68
                                         -------      ------      -------      -------      -------      ------
    Total   . . . . . . . . . . . . .    $19,563      100.00%     $25,876       100.00%     $26,781      100.00%
                                         =======      ======      =======      =======      =======      ======

         The following table sets forth the composition of the Association's mortgage-backed securities at the dates indicated.


                                             AT SEPTEMBER 30,                        AT MARCH 31,
                                         ------------------------   ---------------------------------------------------
                                                  1997                     1997                      1996
                                         ------------------------   -----------------------  --------------------------
                                         BOOK VALUE    % OF TOTAL   BOOK VALUE   % OF TOTAL   BOOK VALUE    % OF TOTAL
                                         ----------    ----------   ----------   ----------  ----------    ------------
                                                                    (DOLLARS IN THOUSANDS)
Mortgage-backed securities held
  to maturity:
  GNMA    . . . . . . . . . . . . . .    $    559       2.94%      $   611        3.21%     $    728       3.79%
  FNMA  . . . . . . . . . . . . . . .       6,468      34.02         6,894       36.23         7,823      40.68
  FHLMC   . . . . . . . . . . . . . .       3,905      20.53         4,291       22.55         5,051      26.27
  CMOs/REMICS   . . . . . . . . . . .       3,880      20.40         4,155       21.83         4,437      23.08
  Other (1)   . . . . . . . . . . . .       4,205      22.11         3,079       16.18         1,187       6.18

                                         --------     ------       -------     -------      --------     ------
    Total mortgage-backed securities     $ 19,017     100.00%      $19,030      100.00%     $ 19,226     100.00%
                                         ========     ======       =======     =======      ========     ======


------------------------
(1) Consists of a mutual fund which invests primarily in adjustable rate mortgage loans.

         The composition and maturities of the investment securities portfolio at September 30, 1997, excluding FHLB stock, are indicated in the following table.


                                        LESS THAN     1 TO 5          5 TO 10       OVER         TOTAL INVESTMENTS AND
                                          1 YEAR       YEARS           YEARS      10 YEARS    MORTGAGE-BACKED SECURITIES
                                       -----------  -----------     ----------   -----------  --------------------------
                                        BOOK VALUE   BOOK VALUE     BOOK VALUE    BOOK VALUE   BOOK VALUE   MARKET VALUE
                                       -----------  ------------    ----------   -----------  -----------   ------------
                                                                      (DOLLARS IN THOUSANDS)

Federal agency obligations  . . . .        $ 3,100      $ 9,467           --           --       $12,567      $12,450
Mortgage-backed securities  . . . .             --        4,205           --       $14,812       19,017       19,157
                                           -------      -------                    -------      -------      -------

Total investment securities . . . .        $ 3,100      $13,672           --       $14,812      $31,584      $31,607
                                           =======      =======                    =======      =======      =======

Weighted average yield  . . . . . .           4.43%        6.18%          --          6.39%        6.11%



SOURCES OF FUNDS

         GENERAL. Deposits have traditionally been the primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and borrowings. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the FHLB of New York may be used in the short-term to compensate for reductions in deposits and to fund loan growth, although the Association has not had to borrow funds in recent periods.

         DEPOSITS. Deposits are obtained primarily from customers who live or work in the New York City metropolitan area. The Association offers a selection of deposit instruments, including passbook savings accounts, money market accounts, fixed-term certificates of deposit, and individual retirement accounts. Deposits are not actively solicited outside of the New York City metropolitan area, and most of the Association's depositors are residents of Brooklyn. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. The Association does not pay broker fees for any deposits.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows the Association to be competitive in obtaining funds and responding to changes in consumer demand. In recent years, the Association has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. Deposits are priced to reflect the Association interest rate risk management and profitability objectives. Based on experience, management believes that passbook accounts and money market accounts are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At September 30, 1997, $60.6 million, or 60.26% of the Association's deposit accounts were certificates of deposit, of which $41.1 million have maturities of one year or less. A significant portion of the certificates of deposit consist of accounts that were opened at the direction of the county or surrogate court for the benefit of minors or others who are deemed to be incompetent to handle their affairs. At September 30, 1997, $13.6 million of the certificates of deposit consisted of such court-directed deposits. Court-directed deposits must remain at the Association until the intended beneficiary attains his or her majority or is deemed competent to handle his or her own affairs.


                                     AT SEPTEMBER 30,                        AT MARCH 31,
                                  ---------------------     ----------------------------------------------
                                           1997                     1997                      1996
                                  ---------------------     ---------------------    ---------------------
                                   AMOUNT       PERCENT       AMOUNT      PERCENT      AMOUNT     PERCENT
                                  ---------    ---------    ----------   ---------   ---------    --------
Transaction and savings deposit accounts:                  (DOLLARS IN THOUSANDS)
----------------------------------------

Savings accounts  . . . . . .    $  21,556       21.4%      $ 21,593       21.4%     $ 23,585       24.2%
NOW accounts  . . . . . . . .        4,285        4.3          4,723        4.7         3,974        4.1
Money market accounts . . . .        6,749        6.7          6,999        6.9         8,240        8.5
Money market statement savings       7,360        7.3          6,785        6.7         3,498        3.6
                                 ---------     ------       --------    -------      --------     ------
  Total non-certificates  . .    $  39,950       39.7       $ 40,100       39.7      $ 39,297       40.4
                                 ---------     ------       --------    -------      --------     ------

Certificates of deposits:
------------------------

4.00 - 5.99%  . . . . . . . .       41,532       41.3         44,449       44.1        30,974       31.8
6.00 - 7.99%  . . . . . . . .       18,551       18.5         15,752       15.6        26,721       27.4
8.00 - 9.99%  . . . . . . . .          506         .5            497        0.5           404        0.4
                                 ---------     ------       --------    -------      --------     ------
  Total certificates  . . . .       60,589       60.3         60,698       60.3        58,099       59.7
                                 ---------     ------       --------    -------      --------     ------
  Total deposits  . . . . . .    $ 100,539     100.00%      $100,798     100.00%     $ 97,396     100.00%
                                 =========     ======       ========    =======      ========     ======


    The following table shows weighted average rate and maturity information regarding certificates of deposit as of September 30, 1997.

                                                                         WEIGHTED
                                                 TOTAL                   AVERAGE                 PERCENT OF
                                                BALANCE                    RATE                     TOTAL
                                           -----------------        -----------------         -----------------
                                                                  (DOLLARS IN THOUSANDS)
Certificate accounts maturing in quarter ending:

December 31, 1997 . . . . . . . . . . .        $ 12,983                    5.42%                   21.43%
March 31, 1998  . . . . . . . . . . . .          12,921                    5.44%                   21.33%
June 30, 1998 . . . . . . . . . . . . .           7,968                    5.66%                   13.15%
September 30, 1998  . . . . . . . . . .           7,274                    5.60%                   12.01%
December 31, 1998 . . . . . . . . . . .           2,733                    5.50%                    4.51%
March 31, 1999  . . . . . . . . . . . .           2,277                    5.68%                    3.76%
June 30, 1999 . . . . . . . . . . . . .           1,724                    6.22%                    2.84%
September 30, 1999  . . . . . . . . . .           1,373                    6.08%                    2.27%
December 31, 1999 . . . . . . . . . . .           1,522                    6.21%                    2.51%
March 31, 2000  . . . . . . . . . . . .           1,569                    6.57%                    2.59%
June 30, 2000 . . . . . . . . . . . . .           1,091                    7.06%                    1.80%
September 30, 2000  . . . . . . . . . .             710                    6.30%                    1.17%
Thereafter  . . . . . . . . . . . . . .           6,444                    6.03%                   10.63%
                                               --------                                           -------
         Total  . . . . . . . . . . . .        $ 60,589                    5.68%                  100.00%
                                               ========                                           =======

         The following table sets forth the deposit activities of the Association for the periods indicated.


                                                              SIX MONTHS ENDED               AT OR FOR THE
                                                               SEPTEMBER 30,              YEAR ENDED MARCH 31,
                                                         --------------------------    -------------------------
                                                            1997           1996           1997           1996
                                                         -----------    -----------    -----------    ----------
                                                                      (Dollars in Thousands)
  Opening balance   . . . . . . . . . . . . . . . .       $ 100,798      $  97,396      $ 97,396       $ 90,537
  Deposits  . . . . . . . . . . . . . . . . . . . .          57,223         45,629        98,186         84,269
  Withdrawals   . . . . . . . . . . . . . . . . . .          59,784         49,483        99,141         81,554
  Interest credited   . . . . . . . . . . . . . . .           2,302          2,186         4,357          4,144
                                                          ---------      ---------      --------       --------
  Ending balance  . . . . . . . . . . . . . . . . .       $ 100,539      $  95,728      $100,798       $ 97,396
                                                          =========      =========      ========       ========

  Net increase (decrease)   . . . . . . . . . . . .       $   (259)      $ (1,668)      $  3,402       $  6,859
                                                          =========      =========      ========       ========

  Percent increase (decrease)   . . . . . . . . . .           (.25)%        (1.71)%         3.49%          7.58%



         The following table indicates the amount of the Association's certificates of deposit and other deposits by time remaining until maturity as of September 30, 1997. Of the amounts set forth below, $13.6 million consists of court-directed deposits.


                                                                        Maturity
                                             --------------------------------------------------------------
                                                              Over        Over
                                               3 Months      3 to 6      6 to 12       Over
                                               or Less       Months      Months      12 Months     Total
                                             -----------  -----------  -----------  ----------  -----------
                                                                     (In Thousands)

Certificates of deposit less than $100,000    $   9,916    $  10,374    $ 12,611     $ 17,020    $  49,921
Certificates of deposit of $100,000 or more       3,067        2,547       2,631        2,423       10,668
                                              ---------    ---------    --------     --------    ---------
Total certificates of deposit . . . . . .     $  12,983    $  12,921    $ 15,242     $ 19,443    $  60,589
                                              =========    =========    ========     ========    =========


         Total deposits at September 30, 1997 were approximately $100.5 million compared to deposits at September 30, 1996 of $95.7 million.

         BORROWINGS. The Association had no borrowings outstanding at September 30, 1997.

PROPERTIES

         The following table provides certain information with respect to the Association's offices as of September 30, 1997:

                                                                                      NET BOOK VALUE OF REAL
          LOCATION                LEASED OR OWNED         YEAR LEASED OR ACQUIRED            PROPERTY
------------------------------------------------------------------------------------------------------------
 Main Office                           Owned                       1983                      $594,026
 186 Montague Street
 Brooklyn, NY 11201

 Branch Office                         Owned                       1978                      $523,364
 1402 Avenue J
 Brooklyn, NY 11230

         The net book value of the Association's premises, land and equipment was approximately $1,526,558 at September 30, 1997.

SERVICE CORPORATION SUBSIDIARY

         The Association does not have any subsidiary corporations. However, OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations.

EMPLOYEES

         As of September 30, 1997, the Association employed 24 persons on a full-time basis and six persons on a part-time basis. None of the Association's employees is represented by a collective bargaining group and management considers employee relations to be good.

LEGAL PROCEEDINGS

         Although the Association is involved, from time to time, in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Association presently is a party or to which any of its property is subject.

                     MANAGEMENT OF BROOKLYN HEIGHTS BANCORP

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The Board of Directors of the Company consists of the same individuals who serve as directors of the Association. The Company's Federal charter and bylaws require that directors be divided into three classes with each class of directors to serve for a three-year period. Approximately one-third of the directors will be elected each year. The Company's officers will be elected annually by its Board of Directors and will serve at the Board's discretion. The Company's President and Chief Executive Officer will be Stephen Irving, the Chairman of the Board and Corporate Secretary will be John A. Maher and the Treasurer will be Stephen Parisi. For information regarding the directors and officers, See "Management of Atlantic Liberty Savings, F.A."

                  MANAGEMENT OF ATLANTIC LIBERTY SAVINGS, F.A.

DIRECTORS AND OFFICERS OF THE ASSOCIATION

         The Board of Directors currently consists of seven persons. Each director holds office for a term of three years, and one-third of the Board is elected at each annual meeting of members.

         The Board of Directors met 13 times during the fiscal year ended March 31, 1997. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Board's committees in the past 12 months.

         Listed below are the current directors and officers of the
Association:

                               AGE AT                                                         CURRENT TERM
         NAME            SEPTEMBER 30, 1997         POSITION           DIRECTOR SINCE            EXPIRES
-----------------------------------------------------------------------------------------------------------
 John A. Maher                   66              Chairman of the            1961                  2000
                                               Board and Secretary

 Stephen Irving                  45             President, Chief            1996                  1998
                                                Executive Officer
                                                  and Director
 Nunzio D'Addona                 73                 Director                1965                  2000

 Martin D. Dehler                56                 Director                1996                  1999

 Edward W. Kelle                 61             Vice Chairman of            1962                  1999
                                                    the Board

 Fred W. McPhilliamy             66                 Director                1986                  1998

 Eugene F. O'Connor              79                 Director                1972                  1999

 Barry M. Donohue                56              Vice President

 Stephen Parisi                  49              Vice President

         The business experience for the past five years for each of the Association's directors and officers is as follows:

         John A. Maher has been a professor at The Dickinson School of Law since 1973. Mr. Maher has also served as a consultant and arbitrator for various businesses and nonprofit organizations. In 1997 Mr. Maher was named a Commissioner of the Pennsylvania Securities Commission.

         Stephen Irving has been the President and Chief Executive Officer of the Association since 1996. He joined the Association in 1980 as a Vice President. In 1983 Mr. Irving was elected Senior Vice President in charge of operations.

         Nunzio D'Addona is President of Home Abstract Co., a title insurance company.

         Martin D. Dehler, Esq. is an attorney and bank consultant. He is the former Chairman and Chief Executive Officer of New York Bancorp, and its subsidiary Home Federal Savings Bank.

         Edward W. Kelle is the President of K&L Brokerage, Inc., an insurance agency. Mr. Kelle is also the Secretary and Treasurer of John J. Kelle, Inc., an insurance agency.

         Fred W. McPhilliamy is the President of The Helen Keller Services for the Blind, a not-for-profit organization.

         Eugene F. O'Connor, Esq. is a retired attorney. Prior to his retirement in 1993, Mr. O'Connor was Chief Calendar Clerk of the Supreme Court, Kings County, and thereafter Bankruptcy Clerk, U.S. District Court (Southern District of New York).

         Barry M. Donohue is the Vice President of Mortgage Lending at the Association. Mr. Donohue previously was Senior Vice President of Crossland Savings Bank until 1992 when he joined the Association.

         Stephen Parisi is a Vice President and Treasurer of the Association. He joined the Association in 1983.

COMMITTEES OF THE BOARDS OF DIRECTORS OF THE ASSOCIATION AND THE COMPANY

         The Board of Directors of the Association has the following committees: The Audit Committee meets quarterly to review audit reports. It also recommends to the Board of Directors the appointment of the independent auditors for the upcoming fiscal year.

         The Management and Compensation Committee acts as the Association's Compensation Committee. No employee director is a member of the Management and Compensation Committee. The Association has no nominating committee.

       EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF THE ASSOCIATION

REMUNERATION OF NAMED EXECUTIVE OFFICER

         The following table sets forth information as to annual, and other compensation for services in all capacities to the President and Chief Executive Officer for the fiscal year ended March 31, 1997. No other executive officer earned over $100,000 in salary and bonuses during fiscal year 1997.


==========================================================================================================================
                                                     SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------
                                                                                   LONG-TERM COMPENSATION
                              ANNUAL COMPENSATION(1)                                       AWARDS
---------------------------------------------------------------------------------------------------------
                                                                     OTHER         RESTRICTED    OPTIONS/
      NAME AND PRINCIPAL      FISCAL                                 ANNUAL           STOCK        SARS        ALL OTHER
          POSITION            YEAR(1)    SALARY       BONUS       COMPENSATION        AWARD        (#)       COMPENSATION
--------------------------------------------------------------------------------------------------------------------------
 Stephen Irving                1997     $114,623     $15,000       $13,602(2)          --           --         $1,471(3)
==========================================================================================================================


-------------------------
(1) In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended March 31, 1996 and 1995, as the Association was not a public company during such periods.
(2)      Includes $8,700 of director fees.

(3)      Represents life insurance premiums paid by the Association.



COMPENSATION OF DIRECTORS

         Nonemployee Directors of the Association receive $500 for each regular meeting of the Board of Directors and $500 for each committee meeting of the Board of Directors. Each committee chairman receives an additional $100 for each committee meeting. In addition, each outside director receives an annual retainer of $12,000. Mr. Irving receives an annual retainer of $6,000.

         Directors of the Company are not currently paid directors' fees. The Company may, if it believes it is necessary to attract qualified directors or is otherwise beneficial to the Company, adopt a policy of paying directors' fees.

         DEFERRED COMPENSATION PLAN. The Association provides directors with a non-qualified deferred compensation plan ("Deferred Compensation Plan") under which directors of the Association may elect to defer on a pre-tax basis, all or a portion of their monthly directors' fees and/or annual retainer. The Deferred Compensation Plan is an amendment of a deferred compensation plan that was effective until December 31, 1996. Under the amended Deferred Compensation Plan, a director's deferred fees and/or annual retainer will be credited to a deferred compensation account. Each deferred compensation account will earn simple interest at the rate of 8% per annum. Upon retirement, a director's benefit will be paid over 10 years with interest on the unpaid balance accruing at the rate of 8% per annum.


         Under the prior deferred compensation plan, benefits will be paid over 15 years (9 years with respect to one director and 10 years with respect to another). The deferred compensation benefits payable under the prior plan range from $675 to $1,622 per month. The Association has accrued $460,000 toward its obligation under the prior plan. The Association has purchased life insurance policies on the lives of the individual directors with an aggregate face value of $410,000, with the Association as the owner and beneficiary of the life insurance policy. The Association is the owner and beneficiary of the life insurance policies. For calendar year 1996, under the prior plan four directors deferred a total of $16,800 of their fees and retainers; for the period January 1, 1997 through September 30, 1997, four directors elected to defer $28,000 of their fees and annual retainers paid under the Deferred Compensation Plan. Mr. Stephen Irving did not elect to defer any portion of his annual retainer. All future obligations payable under the Deferred Compensation Plan are payable from the general assets of the Association.


BENEFITS

         INSURANCE PLANS. The Association's officers and employees are covered by a contributory medical insurance plan.

         DEFINED BENEFIT PENSION PLAN. The Association maintains a qualified noncontributory defined benefit plan ("Retirement Plan") for employees. All employees age 21 or older who have worked at the Association for a period of one year and who have been credited with 1,000 or more hours of employment with the Association during the year are eligible to accrue benefits under the Retirement Plan. The Association annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         At the normal retirement age of 65, the plan is designed to provide a single life annuity with no ancillary benefits. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of the amount paid during the participant's lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity. The monthly retirement benefit provided is an amount equal to (i) 2% of a participant's average monthly compensation based on the average of the five consecutive years of the last 10 calendar years providing the highest monthly average compensation, multiplied by (ii) the participant's years of credited service to the normal retirement date. For years beginning after December 31, 1992, the amount of monthly retirement benefit provided is an amount equal to 2% of a participant's average monthly compensation reduced by 1/15 for each year of service that such participant's years of service at normal retirement date are less than 15. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 10 years of service with the Association. Upon termination of employment other than as specified above, a participant who has a vested benefit under the Retirement Plan is eligible to receive his or her accrued benefit reduced for early retirement or a deferred retirement benefit commencing on such participant's normal retirement date. Benefits are payable in various annuity forms as well as in the form of a single lump sum payment. At December 31, 1996, the market value of the Retirement Plan trust fund equaled approximately $1.1 million. For the plan year ended December 31, 1996, the Association made a contribution of $151,000 to the Retirement Plan.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1997, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.


=============================================================================================================
                                    YEARS OF BENEFIT SERVICE AT RETIREMENT
-------------------------------------------------------------------------------------------------------------
           FINAL
    AVERAGE COMPENSATION         15            20           25            30            35            40
-------------------------------------------------------------------------------------------------------------
          $25,000              $7,500       $10,000       $12,800      $15,000       $17,500       $20,000
-------------------------------------------------------------------------------------------------------------
          $50,000              $15,000      $20,000       $25,000      $30,000       $35,000       $40,000
-------------------------------------------------------------------------------------------------------------
          $75,000              $22,500      $30,000       $37,500      $45,000       $52,500       $60,000
-------------------------------------------------------------------------------------------------------------
          $100,000             $30,000      $40,000       $50,000      $60,000       $70,000       $80,000
-------------------------------------------------------------------------------------------------------------
          $150,000             $45,000      $60,000       $75,000      $90,000       $105,000      $120,000
-------------------------------------------------------------------------------------------------------------
    $160,000 and above         $48,000      $64,000       $80,000      $96,000       $112,000      $125,000
=============================================================================================================


         As of December 31, 1996, Mr. Irving had 16 years of credited service under the plan.

         SALARY REDUCTION PLAN. The Association maintains a Salary Reduction Plan for employees, which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). All employees who have attained age 21 1/2 and have completed six months of employment are eligible to participate on the date that such requirements are first satisfied.

         Under the 401(k) Plan, participants are permitted to make salary reduction contributions to the plan from their compensation up to the maximum amount permitted under certain Internal Revenue Code (the "Code"). For these purposes, "compensation" includes regular salary, wages and bonuses, including any salary reduction contributions made under the 401(k) Plan, but does not include overtime and commissions, or compensation in excess of the Code Section 401(a)(17) limits. The participants' salary reduction contribution will be matched by the Association, in the amount of $.60 per $1.00 up to a maximum of 10% of the participants' salary. All employee contributions and earnings thereon are fully and immediately vested. All employer matching contributions vest at the rate of 20% per year beginning in the second year until a participant is 100% vested after six years of service. Participants will also vest in employer matching contributions upon the attainment of their normal retirement date (i.e., age 65), death or disability regardless of their years of service. A participant may also withdraw salary reduction contributions in the event the participant suffers a financial hardship.

         The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options.

         Plan benefits will be paid to each participant in a lump sum payment. At December 31, 1996, the market value of the 401(k) Plan trust fund equaled approximately $833,000. The contribution to the 401(k) Plan for the Plan year ended December 31, 1996 was $81,916. During the year ended December 31, 1996, the Association contributed $5,100 to the 401(k) plan for the account of Mr. Irving.

         EMPLOYMENT AGREEMENTS. The Association intends to enter into employment agreements with Messrs. Irving, Donohue and Parisi each for a term of up to 36 months. If the agreement is not renewed, each agreement will expire within 36 months following the anniversary date of the agreement. Under each agreement, the executive will be entitled to receive his salary in effect on the commencement date of the agreement, as increased from time to time (but not decreased), discretionary bonuses, and other fringe and employee benefits which are or may become applicable to executive personnel. Each agreement provides for termination by the Association for cause at any time. In the event the Association terminates the executive's employment for reasons other than for cause or in connection with or within 12 months following a change in control of the Association or the Company, the Association will pay the executive's salary during the remaining term of the agreement and will also provide the executive with health benefits during such period which are substantially the same as those provided to the executive during employment. In the event of executive's termination of employment in connection with or within 12 months following a change in control, the Association will pay the executive a lump sum cash payment equal to 299% of the average of the executive's taxable compensation paid over the last five calendar years before the year in which the change in control occurs (the executive's "base amount"). In addition, the Association will provide the executive during the remaining term of the agreement with substantially the same health benefits as he had during employment.

         In the event of the executive's disability during the term of the agreement, the agreement will continue in effect, but any payments under the agreement will be reduced by payments made to the executive under any disability plan maintained by the Association. In the event of the executive's death during the term of the agreement, the Association will pay the executive's salary to the executive's beneficiary or to his estate.

EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

         The Association has established an ESOP for eligible employees effective in January 1998, subject to the completion of the Offering. Employees with at least one year of employment with the Association and who have attained age 21 are eligible to participate. As part of the Offering, the ESOP intends to borrow funds from the Company and use those funds to purchase a number of shares equal to up to 8.0% of the Common Stock to be sold in the Offering. Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from the Association's discretionary contributions to the ESOP and dividends on unallocated shares over a period of no more than 10 years. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate published in The Wall Street Journal from time to time. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the ESOP and shares released from the suspense accounts in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for service prior to the effective date of the ESOP. Benefits generally vest over a seven year period. A participant will vest in 20% of his or her account balance after 2 years of credited service and will vest in an additional 20% for each subsequent year of credited service until a participant is 100% vested after seven years. A participant who terminates employment for reasons other than death, retirement, disability or following a change in control prior to seven years of credited serve will forfeit the nonvested portion of his or her benefits under the ESOP. Benefits will be payable in the form of Common Stock and cash upon death, retirement, early retirement, disability or separation from service. Contributions by the Association to the ESOP are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the ESOP cannot be estimated. In November 1993, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 93-6, which requires the Association to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

         In connection with the establishment of the ESOP, the Association will establish a committee of non-employee directors to administer the ESOP. The Association will either appoint its non-employee directors or an independent financial institution to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

STOCK OPTION PLAN

         At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Reorganization, the Board of Directors intends to submit for shareholder approval the Stock Option Plan for directors and officers of the Association and of the Company. If approved by the shareholders, Common Stock in an aggregate amount equal to 10% of the shares sold in the Offering would be reserved for issuance by the Company upon the exercise of the stock options granted under the Stock Option Plan. Ten percent of the shares sold in the Offering would amount to 39,100 shares, 46,000 shares, 52,900 shares or 60,835 shares at the minimum, mid-point, maximum and 15% above the maximum of the Offering Range, respectively. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received.

         It is anticipated that options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. If the Stock Option Plan is adopted within one year following the Reorganization, options will become exercisable at a rate of 20% at the end of each 12 months of service with the Association after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the Stock Option Plan is adopted more than 12 months after the Reorganization, awards would be 100% vested upon normal retirement or a change in control of the Association or the Company. Unless the Company decides to call an earlier special meeting of shareholders, the date of grant of these options is expected to be the date of the Company's annual meeting of shareholders to be held at least six months after the Reorganization. Under OTS rules, if the Stock Option Plan is adopted within the first 12 months after the Reorganization, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate.

         The Stock Option Plan would be administered by a committee of non-employee members of the Company's Board of Directors. Options granted under the Stock Option Plan to employees may be treated as "incentive" stock options which offer beneficial tax treatment to the employee but no tax deduction to the Company. Non-qualified stock options may also be granted under the Stock Option Plan, and will be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminates his or her employment or service as an employee or director, the options would terminate during certain specified periods.

STOCK AWARD PLAN

         At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Reorganization, the Board of Directors also intends to submit a Stock Award Plan for shareholder approval. The Stock Award Plan will grant directors and officers an ownership interest in the Company in a manner designed to encourage their continued service with the Association. The Association will contribute funds to the Stock Award Plan from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 4% of the shares of common stock sold in the Offering, either directly from the Company or in open market purchases. Four percent of the shares sold in the Offering would amount to 15,640 shares, 18,400 shares, 21,160 or 24,334 shares at the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, respectively. In the event that additional authorized but unissued shares would be acquired by the Stock Award Plan after the Reorganization, the interests of existing shareholders would be diluted. Executive officers and directors will be awarded Common Stock under the Stock Award Plan without having to pay cash for the shares. No awards under the Stock Award Plan would be made until the date the Stock Award Plan is approved by the Company's shareholders.

         Awards would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him or her. If the Stock Award Plan is adopted within one year following the Reorganization, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with the Association after the date of grant of the award. Any Common Stock purchased by the Stock Award Plan will represent unearned compensation and, accordingly, will be reflected on the Company's financial statement as a reduction to stockholders' equity. As shares of the Common Stock awarded under the Stock Award Plan vest, a corresponding reduction in the charge to capital will occur. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the Stock Award Plan is adopted more than 12 months after the Reorganization, awards would be 100% vested upon normal retirement or a change in control of the Association or the Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the Stock Award Plan), shares not already delivered under the Stock Award Plan would be forfeited. Under OTS rules, if the Stock Award Plan is adopted within the first 12 months after the Reorganization, no individual officer may receive more than 25% of the awards under the plan, no outside director may receive more than 5% of the awards under the plan, and all outside directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

         When shares become vested under the Stock Award Plan, the participant will recognize income equal to the fair market value of the common stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Company. If the Stock Award Plan is adopted within one year following the Reorganization, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. Shares not yet vested under the Stock Award Plan will be voted by the Trustee of the Stock Award Plan, taking into account the best interests of the recipients of the awards under the plan.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Association offers to directors, officers, and employees real estate mortgage loans secured by their principal residence. All loans to the Association's directors, officers and employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions, and do not involve more than minimal risk of collectibility.


         Directors Maher and Dehler, in addition to their duties as directors of the Association, provide consulting services to the Association. Mr. Maher receives a set fee of $30,000 which represents annual consulting fees from the Association for providing advice regarding regulatory compliance, development of new products and representation before government and businesses. Mr. Dehler receives a set fee of $12,000 which represents annual consulting fees from the Association for providing advice on strategic planning in order to enhance the Association's franchise.


                                   REGULATION

GENERAL

         As a federally chartered, SAIF-insured savings association, the Association is subject to extensive regulation by the OTS and the FDIC. For example, the Association must obtain OTS approval before it may engage in certain activities and must file reports with the OTS regarding its activities and financial condition. The OTS periodically examines the Association's books and records and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and the FDIC insurance funds. The Association's semi- annual assessment owed to the OTS, which is based upon a specified percentage of assets, is approximately $31,187.

         The Association is also subject to federal and state regulation as to such matters as loans to officers, directors, or principal shareholders, required reserves, limitations as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, and the issuance or retirements of its securities. In addition, the Association's activities and operations are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-In-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Community Reinvestment Act, anti-redlining legislation and antitrust laws.

         The United States Congress is considering legislation that would require all federal savings associations, such as the Association, to either convert to a national bank or a state-chartered bank by a specified date to be determined. In addition, under the legislation, the Mutual Holding Company and the Company likely would not be regulated as savings and loan holding companies but rather as bank holding companies. This proposed legislation would abolish the OTS and transfer its functions to other federal banking regulators. No assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Company and the Association.

SAVINGS AND LOAN HOLDING COMPANY REGULATION

         Upon completion of the Reorganization, the Mutual Holding Company and the Company will be regulated as savings and loan holding companies under the Home Owners' Loan Act (the "HOLA"). As such, the Mutual Holding Company and the Company will register with and will be subject to OTS regulation and examination and supervision as well as certain reporting requirements. The OTS has indicated that the Company will be regulated in the same manner as a mutual holding company pursuant to Section 10(o) of the HOLA. As a federally-insured subsidiary of a savings and loan holding company, the Company will be subject to certain restrictions in dealing with the Mutual Holding Company and with other persons affiliated with the Mutual Holding Company and the Company, and will continue to be subject to examination and supervision by the OTS.

         Pursuant to Section 10(o) of the HOLA, and OTS regulations and policy, a mutual holding company and a federally chartered mid-tier holding company may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under
Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any non-conforming activities and divest of any non-conforming investments.

         HOLA prohibits a savings and loan holding company, including the Company and the Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         In addition, OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of its right to receive dividends. The OTS reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to a waiver if: (i) the mutual holding company's board of directors determines that waiver is consistent with its fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction in the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

FEDERAL HOME LOAN BANK SYSTEM

         The Association is a member of the FHLB of New York, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members ("FHLB advances") in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board ("FHFB"), an independent agency, controls the FHLB System, including the FHLB of New York.

         As a member, the Association is required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At September 30, 1997, the Association's investment in stock of the FHLB of New York was $582,000. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of New York and the purpose of the borrowing.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended March 31, 1997, dividends paid by the FHLB of New York to the Association totaled approximately $33,755 for an annual rate of 5.79%.

INSURANCE OF DEPOSITS

         DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures deposits of banks and thrift institutions up to certain specified limits and regulates such institutions for safety and soundness. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks, and the SAIF for savings associations such as the Association and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund.

         ASSESSMENTS. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time, and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital levels, and the FDIC's level of supervisory concern about the institution.

         In 1996, federal legislation was enacted to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under the new law, the Association was charged a one-time special assessment equal to $.657 per $100 of assessable deposits at March 31,1995. The Association recognized this one-time assessment as a non-recurring operating expense of $594,000 ($238,000 after tax) during the three-month period ending September 30, 1996. The assessment was fully deductible for both federal and state income tax purposes. Beginning January 1,1997, the Association's annual deposit insurance premium was reduced from .23% to .0644% of total assessable deposits. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate paid by SAIF institutions on their deposits with respect to obligations issued by the Financing Corporation ("FICO") which provided some of the financing to resolve failing thrift institutions in the 1980's. The 1996 law also provides for the merger of the SAIF and the BIF by 1999, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits to the BIF without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

SAVINGS ASSOCIATION REGULATORY CAPITAL

         Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 3% of total assets. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt,





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less assets required to be deducted) equal to 8.0% of risk-weighted assets.
Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At September 30, 1997, the Association was in compliance with all capital requirements imposed by law.

         The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework. If the OTS were to implement this regulation, the Association would be exempt from its provisions because it has less than $300 million in assets and a risk-based capital ratio in excess of 12%. The Association nevertheless measure its interest rate risk in conformity with the OTS regulation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Liability Management."

         If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operations and activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

PROMPT CORRECTIVE REGULATORY ACTION

         Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to institutions that do not meet minimum capital requirements. For these purposes, federal law establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At September 30, 1997, the Association was categorized as "well capitalized," meaning that the Association's total risk-based capital ratio exceeded 10%, Tier I risk-based capital ratio exceeded 6%, leverage capital ratio exceeded 5%, and the Association was not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

         The FDIC may order savings associations which have insufficient capital to take corrective actions. For example, a savings association which is categorized as "undercapitalized" would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings association would be required to guarantee that the savings association complies with the restoration plan. "Significantly undercapitalized" savings associations would be subject to additional restrictions. Savings associations deemed by the FDIC to be "critically undercapitalized" would be subject to the appointment of a receiver or conservator.

DIVIDEND LIMITATIONS

         An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an association to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility given to well-capitalized associations. A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements would be a Tier 1 institution ("Tier 1 Institution"). An association





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that has total capital at least equal to its minimum capital requirements, but less than its capital requirements, would be a Tier 2 institution ("Tier 2 Institution"). An institution having total capital that is less than its minimum capital requirements would be a Tier 3 institution ("Tier 3 Institution"). However, an institution which otherwise qualifies as a Tier 1 Institution may be designated by the OTS as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is "in need of more than normal supervision." The Association is currently a Tier 1 Institution.

         A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the greater of (a) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the smallest excess over its capital requirements), or (b) 75% of its net income over the most recent four-quarter period. Any additional amount of capital distributions would require prior regulatory approval. Accordingly, at September 30, 1997, the Association had available approximately $2.0 million for distribution, without consideration of any capital infusion from the Reorganization.

         The OTS has proposed revisions to these regulations which would permit savings associations to declare dividends in amounts which would assure that they remain adequately capitalized following the dividend declaration. Savings associations in a holding company system which are rated Camel 1 or 2 and which are not in troubled condition would need to file a prior notice with the OTS concerning such dividend declaration.

LIMITATIONS ON RATES PAID FOR DEPOSITS

         FDIC regulations place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of federal law. Management does do not believe that these regulations will have a materially adverse effect on the Association's current operations.

SAFETY AND SOUNDNESS STANDARDS

         The federal banking agencies have also adopted safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. On August 27, 1996, the federal banking agencies added asset quality and earning standards to the safety and soundness guidelines.

LOANS TO ONE BORROWER

         Under OTS regulations, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities, but not including real estate. In some cases, a savings association may lend up to 30% of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS





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authorizes the association to use this expanded lending authority.  At
September 30, 1997, the Association had one loan to a single or related group of borrowers in excess of its lending limits. Subsequently, this loan was sold. Management does not believe that the loans-to-one-borrower limits will have a significant impact on the Association's business operations or earnings following the Reorganization.

QUALIFIED THRIFT LENDER

         Savings associations must meet a QTL test. If the Association maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, it may exercise full borrowing privileges from the FHLB of New York. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months.

         Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and education loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10% of total assets, plus an additional 10% for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At September 30, 1997, under the expanded QTL test, approximately 87.6% of the Association's portfolio assets were qualified thrift investments.

         A savings association that fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities will be limited to those of a national bank; (iii) it will not be eligible for any new FHLB advances; and (iv) it will be bound by regulations applicable to national banks regarding the payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association, and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

ACQUISITIONS AND BRANCHING

         The Bank Holding Company Act specifically authorizes a bank holding company, upon receipt of appropriate regulatory approvals, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may acquire control of a bank. Moreover, federal savings associations may acquire or be acquired by any insured depository institution. Regulations promulgated by the FRB restrict the branching authority of savings associations acquired by bank holding companies. Savings associations acquired by bank holding companies may be converted to banks if they continue to pay SAIF premiums, but as such they become subject to branching and activity restrictions applicable to banks.

         Subject to certain exceptions, commonly-controlled banks and savings associations must reimburse the FDIC for any losses suffered in connection with a failed bank or savings association affiliate. Institutions are commonly controlled if one is owned by another or if both are owned by the same holding company. Such claims by the FDIC under this provision are subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates.





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         The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute. Federal statutes permit federal savings associations to branch outside of their home state if the association meets the domestic building and loan test in Section 7701(a)(19) of the Code or the asset composition test of Section 7701(c) of the Code. Branching that would result in the formation of a multiple savings and loan holding company controlling savings associations in more than one state is permitted if the law of the state in which the savings association to be acquired is located specifically authorizes acquisitions of its state-chartered associations by state-chartered associations or their holding companies in the state where the acquiring association or holding company is located.

         Finally, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de novo expansion.

TRANSACTIONS WITH AFFILIATES

         The Association is subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank or savings association and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

FEDERAL SECURITIES LAW

         The shares of Common Stock of the Company will be registered with the SEC under the Securities Exchange Act of 1934 (the "1934 Act"). The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements the 1934 Act and the rules of the SEC thereunder. After three years following the reorganization to stock form, if the Company has fewer than 300 shareholders, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

         Shares of Common Stock held by persons who are affiliates of the Company may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act. If the Company meets the current public information requirements under Rule 144, each affiliate of the Company that complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

COMMUNITY REINVESTMENT ACT MATTERS

         Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating--outstanding, satisfactory, needs to improve, and substantial noncompliance--and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first time home buyers. The OTS has designated the Association's record of meeting community credit needs as "satisfactory."





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                                    TAXATION

FEDERAL TAXATION

         Historically, savings associations, such as the Association, have been permitted to compute bad debt deductions using either the experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings association may use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings associations are required to compute their allowable deduction using either the experience method or the specific charge off method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. In addition, the pre-1988 reserve, for which no deferred taxes have been recorded, need not be recaptured into income unless
(i) the savings association no longer qualifies as a bank under the Code, or
(ii) the savings association pays out excess dividends contributions.

         Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

         For federal income tax purposes, the Association has been reporting its income and expenses on the accrual method of accounting. The Association's federal income tax returns have not been audited during the past five years.

STATE TAXATION

         NEW YORK STATE AND NEW YORK CITY TAXATION. The Company and the Association will report income on a combined calendar year basis to both New York State and New York City. New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 9% of "entire new income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01% of the average value of assets allocable to New York State or (d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications. The New York City Corporation Tax is imposed using similar alternative taxable income methods and rates.

         A temporary Metropolitan Transportation Business Tax Surcharge on banking corporations doing business in the Metropolitan District has been applied since 1982. The Association transacts a significant portion of its business within this District and is subject to this surcharge. For the tax year ended December 31, 1996, the surcharge rate is 17% of the State franchise tax liability. For 1996, an additional 2.5% tax surcharge on the New York State Franchise Tax was imposed on the Company. New York City does not impose surcharges applicable to the Company.

         For further information relating to the tax consequences of the Reorganization, see "The Reorganization--Principal Effects of Reorganization -- Tax Effects."







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                 RESTRICTIONS ON THE ACQUISITION OF THE COMPANY

GENERAL

         The following discussion is a general summary of regulatory and other restrictions on the acquisition of the Common Stock. In addition, the following discussion generally summarizes certain provisions of the Company's Federal Charter ("Charter") and Bylaws and certain regulatory provisions that may be deemed to have an "anti-takeover" effect.

MUTUAL HOLDING COMPANY STRUCTURE

         The mutual holding company structure restricts the ability of stockholders of the Company to effect a change of control of management because the Mutual Holding Company, as long as it remains in existence, will control a majority of the voting stock of the Company. In addition, the Mutual Holding Company will be owned by members of the Association (i.e., depositors) and such members have granted proxies to the Board of Directors of the Association. In the future proxies will be granted to the Mutual Holding Company. As such, the Board of Directors of the Mutual Holding Company will be able to exert voting control over the Company.

CHANGE IN BANK CONTROL ACT AND SAVINGS AND LOAN HOLDING COMPANY PROVISIONS OF THE HOLA

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to federal regulations, control of a savings association is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of an association or the ability to control the election of a majority of the directors of an association. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings association, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Company.

THE COMPANY'S CHARTER AND BYLAWS

         The Company's Charter and Bylaws contain provisions that affect corporate governance as well as the voting and ownership rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Charter and Bylaws relating to provisions which may be deemed to have an "anti-takeover" effect. The description of these provisions is necessarily general, and reference should be made in each case to the Charter and Bylaws of the Company.

CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS


         The Company's Charter provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The initial directors in each class will hold office for terms of either one year, two years or three years, and, upon reelection, will serve for terms of three years and until their successors are






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elected and qualified.  Each director serves until his successor is elected and qualified. The Bylaws provide that a director may be removed only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

         A classified board of directors may make it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of provisions in the Company's Charter or Bylaws that classify the Board of Directors, all of the directors would be elected each year.

         Management of the Company believes that the staggered election of directors tends to promote continuity of management, although continuity of management has not been a problem in the past, because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the directors at any one time have had at least one year's experience as directors of the Company, and moderate the pace of changes in the Board of Directors by extending the minimum time required to elect a majority of directors from one to two years.

ABSENCE OF CUMULATIVE VOTING

         The Company's Charter provides that there shall be no cumulative voting for the election of directors.

AUTHORIZATION OF PREFERRED STOCK

         The Federal Charter authorizes 10,000,000 shares of serial preferred stock, without par value. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board deems to be in the best interests of the Company and its stockholders.

INSIDER VOTING CONTROL

         Directors and executive officers are expected to purchase up to 29,500 shares of Common Stock in the Offering and are expected to control the voting of 6.4% of the shares of Common Stock sold in the Offering, assuming the sale of 460,000 shares, and may control the voting of an additional 8% of the shares of Common Stock sold in the Offering through the ESOP. In addition, current officers and directors of the Association will be officers and directors of the Mutual Holding Company which, after the Reorganization and Stock Offering, will own 54% of the total number of shares outstanding. The Company intends to adopt a Stock Option Plan which may award options to purchase shares of Common Stock in an amount equal to up to 10% of the shares sold in the Offering and a Stock Award Plan which may award shares of Common Stock in an amount equal to 4% of the shares sold in the Offering.





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                          DESCRIPTION OF CAPITAL STOCK

COMPANY CAPITAL STOCK

         The 30,000,000 shares of capital stock authorized by the Company's Federal Charter are divided into two classes, consisting of 20,000,000 shares of common stock ($1.00 par value) and 10,000,000 shares of serial preferred stock. The Company currently expects to issue between 391,000 and 529,000 shares, with an adjusted maximum of 608,350 shares, of Common Stock in the Offering. The aggregate stated value of the issued shares will constitute the capital account of the Company on a consolidated basis. The balance of the Purchase Price of Common Stock, less expenses of the Reorganization and Offering, will be reflected as paid-in capital on a consolidated basis. See "Capitalization." Upon payment of the Purchase Price for the Common Stock, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

         COMMON STOCK. Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. THE COMMON STOCK OF THE COMPANY WILL REPRESENT
NON-WITHDRAWABLE CAPITAL, WILL NOT BE OF AN INSURABLE TYPE AND WILL NOT BE INSURED BY THE FDIC.

         The holders of the Common Stock will possess exclusive voting power in the Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders. If the Company issues preferred stock subsequent to the Reorganization, holders of the preferred stock may also possess voting powers.

         LIQUIDATION OR DISSOLUTION. In the unlikely event of the complete liquidation or dissolution of the Association, the holders of the Common Stock will be entitled to receive all the assets of the Association available for distribution in or in kind, after payment or provision for payment of (i) all debts and liabilities of the Association, (ii) any accrued dividend claims, and
(iii) the liquidation preference of any serial preferred stock that may be issued in the future.

         NO PREEMPTIVE RIGHTS. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock may not be redeemed at the option of the stockholders and, upon receipt by the Company of the full purchase price for the stock, each share of the Common Stock will be fully paid and nonassessable.

         PREFERRED STOCK. After the Reorganization, the Board of Directors of the Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed in this Prospectus, the Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         DIVIDENDS. When the Reorganization is completed, the Company's only asset will be the common stock of the Association and up to 50% of the net proceeds of the Offering. As a result, dividends from the Association will be an important source of future income for the Company. Should the Association elect to retain its income, the ability of the Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Company owns less than 100% of the outstanding stock of the Association, certain tax benefits under the Code as to inter-company distributions would not be fully available to the Company and it would be required to pay federal income tax on a portion of the dividends received from the Association, thereby reducing the amount of income available for distribution to the shareholders of the Company.

                                 TRANSFER AGENT

         ________________________ will act as transfer agent and registrar for the Common Stock. __________________'s phone number is (_____) ________________
or (800) __________________.

                           REGISTRATION REQUIREMENTS

         The Company's Common Stock will be registered pursuant to Section 12(g) of the 1934 Act and may not be deregistered for a period of at least three years following the Reorganization. As a result of the registration under the 1934 Act, certain holders of Common Stock will be subject to certain reporting and other requirements imposed by the 1934 Act. For example, beneficial owners of more than 5% of the outstanding Common Stock will be required to file reports pursuant to Section 13(d) or Section 13(g) of the 1934 Act, and officers, directors and 10% shareholders of the Company will generally be subject to reporting requirements of Section 16(a) and to the liability provisions for profits derived from purchases and sales of Company Common Stock occurring within a six-month period pursuant to Section 16(b) of the 1934 Act. In addition, certain transactions in Common Stock, such as proxy solicitations and tender offers, will be subject to the disclosure and filing requirements imposed by Section 14 of the 1934 Act and the regulations promulgated thereunder.

                             LEGAL AND TAX MATTERS

         Luse Lehman Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, N.W., Suite 400, Washington, D.C. 20015, special counsel to the Association, will pass upon the legality and validity of the shares of Common Stock being issued in the Offering. Luse Lehman Gorman Pomerenk & Schick, P.C. has issued an opinion concerning certain federal income tax aspects of the Reorganization and that the Reorganization, as proposed, constitutes a tax-free reorganization under federal law. O'Reilly, Marsh & Corteselli, P.C., 1000 Franklin Avenue, Garden City, New York 11530, has issued an opinion concerning certain state income tax aspects of the Reorganization. Luse Lehman Gorman Pomerenk & Schick, P.C. and O'Reilly, Marsh & Corteselli, P.C. have consented to the references herein to their opinions. Certain legal matters related to the Offering will be passed upon for Ryan, Beck & Co. by Stevens & Lee, P.C., 1275 Drummers Lane, Wayne, Pennsylvania 19087.

                                    EXPERTS

         The Association's financial statements at March 31,1997 and 1996, and for each of the two years in the period ended March 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Sol Masch & Co. independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Feldman Financial has consented to the publication of the summary herein of its appraisal report as to the estimated pro forma market value of the Common Stock of the Company to be issued in the Offering, to the reference to its opinion relating to the value of the subscription rights, and to the filing of the Independent Valuation as an exhibit to the registration statement filed by the Company under the 1933 Act.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a registration statement under the 1933 Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This information can also be found on the SEC's website, located at http://www.sec.gov.

         In connection with the Reorganization, the Association filed with the OTS a notice of its intent to reorganize into a mutual holding company and to conduct a minority stock issuance, and the Company filed with the OTS an application to become a savings and loan holding company. This Prospectus omits certain information contained in such applications. The applications may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey 07302.

GLOSSARY

1933 Act                          Securities Act of 1933, as amended.

1934 Act                          Securities Exchange Act of 1934, as amended.

Associate                         The term "Associate" of a person means:

                                  (i) any corporation or organization (other than the Association or its subsidiaries or the Company) of which such person is a director, officer, partner or 10% shareholder;

                                  (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Company or the Association in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and

                                  (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Association or its subsidiaries or the Company.

Association                       Atlantic Liberty Savings, F.A. in its
                                  pre-Reorganization mutual form

ATM                               Automated Teller Machine

BIF                               Bank Insurance Fund of the FDIC

Code                              The Internal Revenue Code of 1986, as amended

Common Stock                      The shares of Common Stock, par value of
                                  $1.00 per share, issued by Brooklyn Heights
                                  Bancorp in connection with the Reorganization and Offering

Community Offering                The offering for sale to members of the
                                  general public of any shares of Common Stock not subscribed for in the Subscription
                                  Offering

Company                           Brooklyn Heights Bancorp

Eligible Account Holders          Deposit account holders of the Association
                                  with aggregate account balances of at least
                                  $50 as of the close of business on June 30,
                                  1996

ERISA                             Employee Retirement Income Security Act of
                                  1974, as amended

ESOP                              The Atlantic Liberty Savings, F.A. Employee
                                  Stock Ownership Plan and Trust

Estimated Valuation Range         The range of the estimated pro forma market
                                  value of the total number of shares of Common
                                  Stock to be issued by the Company to the Mutual Holding Company and to Minority
                                  Stockholders, as determined by Feldman
                                  Financial.

Expiration Date                   ______________, New York Time, on
                                  __________,1998

FASB                              Financial Accounting Standards Board

FDIC                              Federal Deposit Insurance Corporation

Feldman Financial                 Feldman Financial Advisors, Inc.

FHLB                              Federal Home Loan Bank

FNMA                              Federal National Mortgage Association

Independent Valuation             The estimated pro forma market value of the
                                  Company and the Association prepared by
                                  Feldman Financial

IRA                               Individual retirement account or arrangement

IRS                               Internal Revenue Service

Minority Ownership Interest       The shares of Common Stock of the Company
                                  owned by persons other than the Mutual
                                  Holding Company

Mutual Holding Company            Atlantic Liberty, MHC, a federal mutual
                                  holding company and majority stockholder of the Company

NASD                              National Association of Securities Dealers,
                                  Inc.

NPV                               Net portfolio value

Offering The Subscription Offering and to the extent shares remain available for subscription, the Community Offering and Syndicated Community Offering.

Offering Range                    The offering of the Common Stock in the
                                  Offering at an aggregate Purchase Price
                                  ranging from $3,910,000 to $5,290,000,
                                  subject to adjustment up to $6,083,500

Order Form                        The form for ordering stock accompanied by a
                                  certification concerning certain matters

Other Members                     Persons holding a deposit account at the
                                  Association (other than Eligible Account
                                  Holders and Supplemental Eligible Account
                                  Holders) on the Voting Record Date or who have borrowings outstanding from the
                                  Association on the Voting Record Date, and who are entitled to vote at the Special
                                  Meeting

OTS                               Office of Thrift Supervision

Plan or Plan of Reorganization    The Atlantic Liberty Savings, F.A. Plan of
                                  Reorganization from a Mutual Savings
                                  Association to a Mutual Holding Company and
                                  Stock Issuance Plan, which will  (i)
                                  reorganize the Association from a
                                  federally-chartered mutual savings
                                  association to a federally chartered mutual holding company and (ii) establish the Company as a mid-tier stock holding company which will own all of the outstanding capital stock of the Association.

Purchase Price                    $10.00 per share price of the Common Stock

QTI                               Qualified thrift investment

QTL                               Qualified thrift lender

REO                               Real Estate Owned

Reorganization                    The simultaneous (i) reorganization of the
                                  Association into the mutual holding company form of ownership, (ii) offering of 46% of the Common Stock of the Company to qualifying depositors, the ESOP and the public, and
                                  (iii) issuance of the remaining 54% of the Common Stock of the Company to the Mutual
                                  Holding Company. The Reorganization will create (i) the Mutual Holding Company as a federal mutual holding company, (ii) the Company as a federal stock holding company that is majority-owned by the Mutual Holding
                                  Company and (iii) the Stock Association, as a federal stock savings association wholly-owned by the Company.

SAIF                              Savings Association Insurance Fund of the
                                  FDIC

SEC                               Securities and Exchange Commission

Special Meeting                   Special Meeting of members of the Association
                                  called for the purpose of approving the Plan

Stock Association                 Atlantic Liberty Savings, F.A., in its
                                  post-Reorganization stock form.

Stock Award Plan                  The stock award plan that will grant Common
                                  Stock to certain officers and directors of the Association, that will be submitted for approval of the Company's stockholders no earlier than six months after the completion of the Reorganization

Stock Option Plan                 The stock option plan that will grant options
                                  to purchase up to 10% of the Common Stock issued in the Stock Offering to certain officers and directors, which will be submitted for approval at a meeting of the Company's stockholders no earlier than six months after the completion of the Reorganization

Subscription Offering             The offering of non-transferable rights to
                                  subscribe for the Common Stock, in order of priority, to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders,
                                  Other Members and employees, officers and directors of the Association

Supplemental Eligible
Account Holders                   Depositor account holders of the Association
                                  with aggregate account balances of at least
                                  $50 as of the close of business on December
                                  31, 1997, who are not Eligible Account
                                  Holders or Supplemental Eligible Account
                                  Holders

Voting Record Date                The close of business on _____________, 1998,
                                  the date for determining members entitled to vote at the Special Meeting

                        ATLANTIC LIBERTY SAVINGS, F.A.


                         INDEX TO FINANCIAL STATEMENTS


                                                                                                     PAGE
                                                                                                     ----

Independent Auditor's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Statements of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

Statements of  Retained Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5



                                     ######


All schedules are omitted as they are not required or are not applicable, or required information is shown in the applicable financial statements or notes thereto.

Financial statements are not provided for the Company because to date the Company has not engaged in any operations.

                         ATLANTIC LIBERTY SAVINGS, F.A.

                              FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996

                               SOL MASCH & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS
                                  P.O. BOX 670
                      CROTON-ON-HUDSON, NEW YORK 10520-0670
                                    ------
                                 (914) 734-2300
                               FAX: (914) 734-2470





                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Atlantic Liberty Savings, F.A.

We have audited the accompanying statements of financial condition of Atlantic Liberty Savings, F.A. as of March 31, 1997 and 1996, and the related statements of operations, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Liberty Savings, F.A. as of March 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





                                             /S/ SOL MASCH & COMPANY

Croton-on-Hudson, New York

August 5, 1997

                         ATLANTIC LIBERTY SAVINGS, F.A.

                                 BALANCE SHEETS


                                                                           SEPTEMBER 30,                     MARCH 31,
                                                                       1997             1996           1997             1996
                                                                       ----             ----           ----             ----
                                                                               UNAUDITED
                                                                               ---------

Assets
Cash and cash equivalents                                              $9,440,915       $7,587,021     $10,285,364      $11,225,391
Investment securities, held-to-maturity (estimated market
value of $32,190,133 $36,630,451, $35,599,705, and $34,955,723
(Note 2)                                                               32,167,166       37,031,695      36,288,248       35,381,278
Loans receivable, net (Notes 3 and 4)                                  65,485,670       57,320,968      60,058,821       54,504,599
Accrued interest receivable (Note 5)                                      194,795          232,007         222,810          216,026
Foreclosed real estate, net of allowance for losses of $6,979,
$29,258, $21,979, and $143,222)(Note 6)                                   274,253          390,596         384,753        1,313,595
Real estate held for investment (Note 6)                                   78,468           78,468          78,468           78,468
Premises and equipment (Note 7)                                         1,526,558        1,572,428       1,544,083        1,631,916
Other assets                                                              719,076        1,083,323         931,285        1,390,356
                                                                          -------        ---------         -------        ---------
Total assets                                                         $109,886,901     $105,296,506    $109,793,832     $105,741,629
                                                                     ------------     ------------    ------------     ------------

Liabilities and Retained Earnings
Deposits (Note 8)                                                    $100,539,486      $95,728,403    $100,797,875      $97,395,595
Advances from borrowers for taxes and insurance                           763,195          785,687         993,965          802,200
Income taxes payable (Note 9)                                              28,179                0               0                0
Other liabilities                                                       1,347,529        1,385,230       1,128,872          794,239
                                                                        ---------        ---------       ---------          -------
Total liabilities                                                     102,678,389       97,899,320     102,920,712       98,992,034


Commitments and contingencies (Note 13)


Retained earnings (Note 16)                                             7,208,512        7,397,186       6,873,120         6,749,595
                                                                        ---------        ---------       ---------         ---------
Total liabilities and retained earnings                              $109,886,901     $105,296,506    $109,793,832      $105,741,629
                                                                     ------------     ------------    ------------      ------------





   The accompanying notes are an integral part of these financial statements.

                         ATLANTIC LIBERTY SAVINGS, F.A.

                         STATEMENTS OF RETAINED EARNINGS



                                           SIX MONTHS ENDED                 YEARS ENDED
                                             SEPTEMBER 30,                   MARCH 31,
                                        1997           1996           1997           1996
                                        ----           ----           ----           ----
Balance at beginning of period          $6,873,120     $6,749,595     $6,749,595     $6,553,507
Net income                                 335,392        647,591        123,525        196,088
                                           -------        -------        -------        -------
Balance at end of period                $7,208,512     $7,397,186     $6,873,120     $6,749,595
                                        ----------     ----------     ----------     ----------




   The accompanying notes are an integral part of these financial statements.

                         ATLANTIC LIBERTY SAVINGS, F.A.

                            STATEMENTS OF CASH FLOWS

                                                                              SIX MONTHS ENDED                   YEARS ENDED
                                                                               SEPTEMBER 30,                      MARCH 31,
                                                                           1997            1996              1997           1996
                                                                           ----            ----              ----           ----
                                                                                 UNAUDITED
                                                                                 ---------
Cash flows from operating activities:
Net income                                                                $335,392        $647,591       $123,525         $196,088
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Amortization of:
  Deferred loan origination fees                                           (13,691)        (10,242)       (19,879)         (31,470)
  Premiums and discounts on investment securities,
    mortgage-backed and related securities, and loans                        1,684          11,950         18,106            1,456
 Provision for loan losses                                                 105,473          65,643        771,178          274,981
Net gain (loss) on sale of foreclosed real estate                          (28,838)       (123,089)      (148,394)         135,247
Depreciation of premises and equipment                                      48,249          59,488        119,847          111,202
Decrease (Increase) in other assets                                        212,209         307,032        459,071         (704,977)
Increase in accrued expenses and other liabilities                         218,657         590,992        334,633          317,992
Decrease (Increase) in accrued interest receivable                          28,015         (15,981)        (6,784)          56,274
Increase (Decrease) in income taxes payable                                 28,179               0              0          (44,500)
                                                                            ------               -              -          -------
 Total adjustments                                                         599,937         885,793      1,527,778          116,205
                                                                           -------         -------      ---------          -------
   Net cash provided by operating activities                               935,329       1,533,384      1,651,303          312,293
                                                                           -------       ---------      ---------          -------
Cash flows from investing activities:
  Net increase in loan originations less principal
   payment on loans                                                     (5,274,945)     (2,910,853)    (6,468,988)      (2,010,562)
  Proceeds from maturities and principal reductions of
   investment securities                                                 5,244,659       1,372,516      5,994,079        7,126,404
  Purchases of marketable securities                                    (1,125,261)     (3,034,882)    (6,864,555)     (10,585,696)
  Purchase of Federal Home Loan Bank stock                                       0               0        (54,600)               0
  Proceeds from sales of foreclosed real estate                            139,338       1,085,171      1,240,703        1,119,050
  Purchases of premises and equipment                                      (30,724)              0        (32,014)        (229,885)
                                                                           -------               -       --------        ---------
  Net cash used by investing activities                                 (1,046,933)     (3,488,048)    (6,185,375)      (4,580,689)
                                                                        ----------      ----------     ----------       ----------
Cash flows from financing activities:
  Net increase (decrease) in deposit accounts                             (502,075)     (1,667,192)     3,402,280        6,932,728
  Net increase in advance payments from borrowers for
   taxes and insurance                                                    (230,770)        (16,513)       191,765           29,664
                                                                          --------         -------        -------           ------
  Net cash provided by financing activities                               (732,845)     (1,683,705)     3,594,045        6,962,392
                                                                          --------      ----------      ---------        ---------
  Net increase (decrease) in cash/equivalents                             (844,449)     (3,638,369)      (940,027)       2,693,996
  Cash/Equivalents at beginning of period                               10,285,364      11,225,391     11,225,391        8,531,395
                                                                        ----------      ----------     ----------        ---------
  Cash/Equivalents at end of period                                     $9,440,915      $7,587,022    $10,285,364      $11,225,391
                                                                        ----------      ----------    -----------      -----------


Supplemental Disclosures
 Cash paid for:
  Interest on deposits                                                  $2,302,380      $2,187,048     $4,363,127       $4,150,258
  Income taxes                                                                  $0         $48,000        $48,000         $207,969
  Transfers from loans to real estate acquired
   through foreclosure                                                          $0         $39,083       $163,467       $1,317,963


   The accompanying notes are an integral part of these financial statements.

                         ATLANTIC LIBERTY SAVINGS, F.A.

                          NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF BUSINESS

Atlantic Liberty Savings, F.A.'s primary business activities include attracting deposits from the general public and originating residential property loans (one-to-four family home mortgage, cooperative apartment and multi-family property loans). The Association also makes commercial real estate and consumer loans. The Association is subject to competition from other financial institutions. Deposits at the Association are insured up to the applicable limits by the Savings Association Insurance Fund, (SAIF), administered by the Federal Deposit Insurance Corporation, (FDIC).

(b) CASH EQUIVALENTS

For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(c) USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A majority of the Association's loan portfolio consists of single-family residential loans. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

(d) INVESTMENT SECURITIES

Bonds, notes, debentures, and mortgage-backed securities are carried at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. The Association has the positive intent and ability to hold such investments to maturity. Should any be sold, gains and losses will be recognized based on the specific identification method.

Premiums and discounts are amortized to expense or accreted to income over the term of the related securities using the interest method, adjusted for prepayments.

Federal law requires a member institution of the Federal Home Loan Bank,
(FHLB), system to hold stock of its district FHLB according to a predetermined formula. This stock is recorded at cost and is classified as held-to-maturity.

                         ATLANTIC LIBERTY SAVINGS, F.A.

                          NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996


(e)  LOANS RECEIVABLE


Loans receivable that Management has the intent and ability to hold until maturity or payoff are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan-origination fees and discounts.


Discounts on consumer and other loans are recognized over the lives of the loans using the interest method.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Uncollectible interest on loans that are in excess of ninety days past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

(f)  LOAN-ORIGINATION FEES AND RELATED COSTS

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income over the contractual life of the loans, adjusted for prepayments based on the Association's prepayment experience.

(g)  REAL ESTATE HELD FOR INVESTMENT AND FORECLOSED REAL ESTATE

Real estate properties acquired through loan foreclosure are initially recorded at fair value at the date of foreclosure. Thereafter, they are carried at the lower of carrying value or fair value, less costs to sell. Real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

Valuations are periodically performed by independent appraisers, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell.

Profit on real estate sales transactions is not recognized by the full accrual method until a sale is consummated, the buyer's initial and continuing investments are adequate to demonstrate a commitment to pay for the property, the Association's receivable is not subject to future subordination, and the Association has transferred to the buyer the usual risks and rewards of ownership.

(h)  PREMISES AND EQUIPMENT


Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which lives range between 5 and 30 years.


(i)  FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, (SFAS 107), requires

                         ATLANTIC LIBERTY SAVINGS, F.A.

                          NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996


disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.

The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

Investment securities: Fair values for investment securities are based on quoted market prices, where available, from securities dealers.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

Deposits and advances from borrowers for taxes and insurance: The fair values disclosed for deposits with no stated maturity, (for example, interest-bearing checking accounts and passbook accounts) are equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The fair value of advances from borrowers for taxes and insurance, which has no stated maturity, is equal to the amount on deposit.

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings or of a particular financial instrument. Because no market exists for a significant portion of the Association's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and the estimates and assumptions that must be made.

(j) INTERIM FINANCIAL STATEMENTS

The accompanying financial statements and related information contained in these footnotes as of September 30, 1997 and September 30, 1996 and for the six months ended September 30, 1997 and September 30, 1996 are unaudited but, in management's opinion, reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation.

                         ATLANTIC LIBERTY SAVINGS, F.A.

                          NOTES TO FINANCIAL STATEMENTS

             SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996


(2) INVESTMENT SECURITIES

Investment securities at September 30, 1997 is summarized as follows:

                                                                                        GROSS          GROSS
                                                                                     UNREALIZED     UNREALIZED
                                                                    AMORTIZED          HOLDING        HOLDING           FAIR
                                                                     COST               GAINS         LOSSES           VALUE
                                                                     ----               -----         ------           -----
HELD-TO-MATURITY:
U.S. Government and agencies                                       $12,567,585          $4,919         122,169     $12,450,335
Federal Home Loan Bank Stock                                           582,700               0               0         582,700
Asset Management fund, Inc. adjustable rate mortgage portfolio       4,204,511         160,000               0       4,364,511
Mortgage-backed securities:
  FNMA certificates                                                  6,468,038          12,572          30,290       6,450,320
  FHLMC certificates                                                 3,904,801          94,082          25,913       3,972,970
  GNMA certificates                                                    559,032          29,206               0         588,238
  FNMA CMO's                                                         1,859,314               0          97,692       1,761,622
  FHLMC CMO's                                                        2,021,185          11,245          12,993       2,019,437
                                                                     ---------          ------          ------       ---------
Total mortgage-backed securities                                    14,812,370         147,105         166,888      14,792,587
                                                                    ----------         -------         -------      ----------
Total securities held-to-maturity                                  $32,167,166        $312,024        $289,057     $32,190,133
                                                                   -----------        --------        --------     -----------


Investment securities at March 31,1997 are summarized as follows:

                                                                                          GROSS         GROSS
                                                                                       UNREALIZED    UNREALIZED
                                                                     AMORTIZED           HOLDING       HOLDING          FAIR
                                                                       COST               GAINS        LOSSES           VALUE
                                                                       ----               -----        ------           -----

HELD-TO-MATURITY:
U.S. Government and agencies                                       $16,675,255            $630         311,293     $16,364,592
Federal Home Loan Bank Stock                                           582,700               0               0         582,700
Asset Management fund, Inc. adjustable rate mortgage portfolio       3,079,250               0           2,338       3,076,912
Mortgage-backed securities:
  FNMA certificates                                                  6,894,345          15,477          42,814       6,867,009
  FHLMC certificates                                                 4,290,911          50,912          27,743       4,314,080
  GNMA certificates                                                    610,700          16,295               0         626,995
  FNMA CMO's                                                         1,859,410               0         136,117       1,723,293
  FHLMC CMO's                                                        2,295,677          18,889         270,442       2,044,124
                                                                     ---------          ------         -------       ---------
Total mortgage-backed securities                                    15,951,043         101,573         477,115      15,575,501
                                                                    ----------         -------         -------      ----------
Total securities held-to-maturity                                  $36,288,248        $102,203        $790,746     $35,599,705
                                                                   -----------        --------        --------     -----------

                            ATLANTIC LIBERTY SAVINGS, F.A.

                         NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 and 1996



Investment securities at March 31, 1996 are summarized as follows:


                                                                                      GROSS          GROSS
                                                                                    UNREALIZED     UNREALIZED
                                                                    AMORTIZED         HOLDING        HOLDING          FAIR
                                                                      COST             GAINS         LOSSES          VALUE
                                                                      ----             -----         ------          -----

HELD-TO-MATURITY:
U.S. Government and agencies                                      $15,627,252          $2,073         286,244     $15,343,081
Federal Home Loan Bank Stock                                          528,100               0               0         528,100
Asset Management fund, Inc. adjustable rate mortgage portfolio      1,187,408               0           9,560       1,177,848
Mortgage-backed securities:
  FNMA certificates                                                 7,821,925          27,206          23,150       7,825,981
  FHLMC certificates                                                5,050,837          81,545          19,966       5,112,416
  GNMA certificates                                                   728,477          14,264               0         742,741
  FNMA CMO's                                                        1,859,746               0          82,897       1,776,849
  FHLMC CMO's                                                       2,577,533           6,250         135,076       2,448,707
                                                                    ---------           -----         -------       ---------
Total mortgage-backed securities                                   18,038,518         129,265         261,089      17,906,694
                                                                   ----------         -------         -------      ----------
Total securities held-to-maturity                                 $35,381,278        $131,338        $556,893     $34,955,723
                                                                  -----------        --------        --------     -----------



The amortized cost and fair value of investment securities are shown below.


                                               SEPTEMBER 30, 1997               MARCH 31, 1997               MARCH 31, 1996
                                             AMORTIZED        FAIR          AMORTIZED        FAIR       AMORTIZED         FAIR
                                               COST           VALUE           COST           VALUE        COST            VALUE
                                               ----           -----           ----           -----        ----            -----

HELD-TO-MATURITY:
Due in one year or less                     $3,100,856      $3,074,805      $3,101,712     $3,074,514    $3,909,503     $3,891,069
Due after one year through five years        9,466,728       9,375,530      11,573,543     11,311,948     7,707,749      7,560,121
Due after five years through ten years               0               0       2,000,000      1,978,130     4,000,000      3,891,890
Federal Home Loan Bank Stock                   582,700         582,700         582,700        582,700       528,100        528,100
Mortgage-backed securities                  19,016,882      19,157,098      19,030,293     18,652,413    19,225,926     19,084,542
                                            ----------      ----------      ----------    -----------   -----------    -----------
                                           $32,167,166     $32,190,133     $36,288,248    $35,599,705   $35,371,278    $34,955,722
                                           -----------     -----------     -----------    ------------  -----------    -----------




(3) LOANS RECEIVABLE, NET

Loans receivable are summarized as follows:

                                                  SEPTEMBER 30, 1997         MARCH 31, 1997           MARCH 31, 1996
                                                  ------------------         --------------           --------------

First mortgage loans (principally conventional):
  Principal balances:
    Secured by one-to-four family residences         $40,064,269               $36,862,365             $30,604,762
    Secured by other residential properties           12,973,968                10,554,762              11,166,411
    Commercial mortgages                              11,860,580                11,917,073              12,784,146
                                                      ----------                ----------              ----------
                                                      64,898,817                59,334,200              54,555,319

  Less:
      Net deferred loan-origination fees                 157,061                   127,444                 120,782
                                                         -------                   -------                 -------
Total first mortgage loans                            64,741,756                59,206,756              54,434,537
                                                      ----------                ----------              ----------


Consumer loans:

  Principal balances:
    Secured                                              243,686                         0                       0
    Unsecured                                          1,583,534                 1,829,894                 815,278
                                                       ---------                 ---------                 -------
Total consumer loans                                   1,827,220                 1,829,894                 815,278
Less: Allowances for loan and lease losses             1,083,302                   977,829                 745,216
                                                       ---------                   -------                 -------
                                                     $65,485,674               $60,058,821             $54,504,599
                                                     -----------               -----------             -----------

                         ATLANTIC LIBERTY SAVINGS, F.A.

                          NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996



Activity in the allowance for loan losses is summarized as follows:


                                                              SIX MONTHS ENDED                          YEARS ENDED
                                                 SEPTEMBER 30, 1997   SEPTEMBER 30, 1996     MARCH 31, 1997    MARCH 31, 1996
                                                 ------------------   ------------------     --------------    --------------
Balance at beginning of year                               $977,829            $745,216           $ 745,216         $619,611
Provision charged to income                                 105,473              65,643             771,178          274,981
Recoveries                                                        0                   0                   0                0
Charge-offs and recoveries, net                                   0            (136,987)           (538,566)        (149,376)
                                                                  -            ---------           ---------        ---------
                                                         $1,083,302            $673,873           $ 977,829         $745,216
                                                         ----------            ---------          ----------        ---------


Loans having carrying values of $5,158,662, $5,999,134, $5,073,887, and
$6,290,620 at September 30, 1997 and 1996 and March 31, 1997 and 1996,
respectively, are considered to be impaired. A loan is impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement. Included in impaired loans are loans aggregating $4,341,129, $4,344,764, $3,739,472, and $4,529,916 at September 30, 1997 and 1996 and March
31, 1997 and 1996, respectively, for which there is a specific allowance for credit losses of $709,681, $665,337, $515,130, and $727,975 at September 30,
1997 and 1996 and March 31, 1997 and 1996, respectively. The average recorded investment in impaired loans was $4,760,827, $6,056,567, $5,498,004, and
$5,869,763 at September 30, 1997 and 1996 and March 31, 1997 and 1996,
respectively. No interest income is recognized on impaired loans which are on nonaccrual. Had interest income on nonaccrual loans been recorded at the contractual rates and due dates, the Association would have recorded additional interest income of $21,034, $253,147, $323,615, and $228,989, for the periods ended September 30, 1997 and 1996 and March 31, 1997 and 1996, respectively.

(4) LOAN SERVICING

Mortgage loans serviced for others arc not included in the accompanying balance sheets. The unpaid principal balances of these loans are summarized as follow:

                                                                  SEPTEMBER 30, 1997       MARCH 31, 1997   MARCH 31, 1996
                                                                  ------------------       --------------   --------------
Mortgage loan serviced for:
Agency of the City of New York                                               $25,693             $31,473          $42,947
Private lender                                                                     0                   0           65,080
                                                                                   -                   -           ------
                                                                             $25,693             $31,473         $108,027
                                                                             -------             -------         --------

The Association does not maintain custodial escrow accounts for these loans.


(5) ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                                      SEPTEMBER 30, 1997   MARCH 31, 1997   MARCH 31, 1996
                                                                      ------------------   --------------   --------------


U.S. Government and agency securities                                            $45,126          $95,877          $63,943
Mortgage-backed securities                                                       102,894          106,804          125,944
Loans receivable, net of valuation allowances totaling
$21,034, $458,256, and $448,745 as of September 30,
1997, and March 31, 1997 and 1996, respectively                                   46,775           20,129           26,139
                                                                                  ------           ------           ------
                                                                                $194,795         $222,810         $216,026
                                                                                --------         --------         --------

                         ATLANTIC LIBERTY SAVINGS, F.A.

                         NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996



(6) REAL ESTATE

Income from real estate operations is summarized as folows:


                                                              SIX MONTHS ENDED         YEARS ENDED MARCH 31,
                                                            SEPTEMBER 30, 1997           1997         1996
                                                            ------------------           ----         ----

Real estate held for investment                                 $2,187                 $  5,327         ($287)
Property used in the Association's business                     80,557                  192,064       186,870
Foreclosed real estate                                          (2,579)                 (43,179)      (13,426)
                                                               $80,165                 $154,212      $173,157
                                                               -------                 --------      --------


Gain (Loss) on disposal of real estate owned is summarized as follws:


                                                              SIX MONTHS ENDED          YEARS ENDED MARCH 31,
                                                            SEPTEMBER 30, 1997           1997           1996
                                                            ------------------           ----           ----

Real estate sales                                               $139,338              $1,240,703      $1,119,050
Cost of sales                                                   (110,500)             (1,389,097)       (983,803)
                                                                ---------              ----------       ---------
                                                                 $28,838               ($148,394)       $135,247
                                                                 -------               ----------       --------



Activity in the allowance for losses on real estate owned is summarized as follows:


                                                                 SIX MONTHS ENDED                      YEARS ENDED
                                                      SEPTEMBER 30, 1997  SEPTEMBER 30, 1996  MARCH 31, 1997  MARCH 31 1996
                                                      ------------------  ------------------  --------------  -------------

Balance at beginning of year                                $21,979            $143,222             $143,222        $93,811
Provision charged to income                                       0                (541)              (7,220)       152,709
Recoveries                                                        0                   0                    0              0
Charge-offs and recoveries, net                             (15,000)           (113,423)            (114,023)      (103,298)
                                                            --------           ---------            ---------      ---------
                                                             $6,979             $29,258              $21,979       $143,222
                                                             ------             -------              -------       --------



(7) PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                            SEPTEMBER 30, 1997  MARCH 31, 1997   MARCH 31, 1996
                                                            ------------------  --------------   --------------

Land                                                             $400,000             $400,000         $400,000
Buildings                                                       1,819,848            1,792,590        1,772,294
Furniture, fixtures, and equipment                                458,634              446,183          480,375
                                                                  -------              -------          -------
                                                                2,678,482            2,638,773        2,652,669
Less: Accumulated depreciation                                  1,151,924            1,094,690        1,020,753
                                                                ---------            ---------        ---------
                                                               $1,526,558           $1,544,083       $1,631,916
                                                               ----------           ----------       ----------


                         ATLANTIC LIBERTY SAVINGS, F.A.

                         NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996


(8) DEPOSITS

Deposit account balances are summarized as follows:


                                        SEPTEMBER 30, 1997              MARCH 31, 1997                   MARCH 31, 1996
                                      WEIGHTED                       WEIGHTED                          WEIGHTED
TYPE OF ACCOUNT                     AVERAGE RATE     AMOUNT        AVERAGE RATE         AMOUNT       AVERAGE RATE      AMOUNT
---------------                     ------------     ------        ------------         ------       ------------      ------

Savings accounts                        2.50%       $21,359,393        2.50%          $21,492,808         2.50%      $23,485,774
Certificates of deposit                 5.68%        60,589,308        5.56%           60,697,580         5.77%       58,098,921
NOWaccounts                             2.50%         4,285,253        2.50%            4,722,508         2.50%        3,974,160
Money market accounts                   3.00%         6,749,003        3.00%            6,998,669         3.00%        8,239,909
Money market statement savings          5.00%         7,360,086        5.00%            6,784,612         5.00%        3,497,955
Holiday clubs                           2.50%           196,443        2.50%              101,697         2.50%           98,875
                                                        -------                           -------                         ------
                                                   $100,539,486                      $100,797,875                    $97,395,595
                                                   ------------                      ------------                    -----------



Scheduled maturities of certificates of deposit are as follows:

                                                                                SEPTEMBER 30, 1997
                                                              WEIGHTED
                                                            AVERAGE RATE              AMOUNT            PERCENT
                                                            ------------              ------            -------
                                                                              (DOLLARS IN THOUSANDS)
1 year or less                                                    5.50%               $41,148            67.91%
Greater than 1 year through 2 years                               5.79%                 8,107            13.38%
Greater than 2 years through 3 years                              6.52%                 4,892             8.07%
Greater than 3 years through 4 years                              5.90%                 2,533             4.18%
Greater than 4 years through 5 years                              6.10%                 3,897             6.43%
Over 5 years                                                      6.63%                    12             0.02%
                                                                                           --             -----
                                                                                      $60,589           100.00%
                                                                                      -------           -------

                                                                               MARCH 31, 1997
                                                             WEIGHTED
                                                           AVERAGE RATE              AMOUNT           PERCENT
                                                           ------------              ------           -------
                                                                       (DOLLARS IN THOUSANDS)
1 year or less                                                  5.36%               $40,763           67.16%
Greater than 1 year through 2 years                             5.66%                 9,406           15.50%
Greater than 2 years through 3 years                            6.38%                 4,241            6.99%
Greater than 3 years through 4 years                            6.45%                 2,639            4.35%
Greater than 4 years through 5 years                            5.97%                 3,558            5.86%
Over 5 years                                                    6.01%                    91            0.15%
                                                                                         --            -----
                                                                                    $60,698          100.00%
                                                                                    -------          -------

                         ATLANTIC LIBERTY SAVINGS, F.A.

                         NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996

                                                                MARCH 31, 1996
                                                   WEIGHTED
                                                AVERAGE RATE              AMOUNT              PERCENT
                                                ------------              ------              -------
                                                          (DOLLARS IN THOUSANDS)

1 year or less                                       5.66%                $40,282               69.33%
Greater than I year through 2 years                  6.01%                  8,103               13.95%
Greater than 2 years through 3 years                 5.60%                  4,810                8.28%
Greater than 3 years through 4 years                 6.57%                  2,420                4.17%
Greater than 4 years through 5 years                 6.42%                  2,482                4.27%
Over 5 years                                         6.50%                      2                0.00%
                                                                                -                -----
                                                                          $58,099              100.00%
                                                                          -------              -------

Certificates of deposit in excess of $100,000 were approximately $10.7 million, $13.3 million and $11.3 million at September 30, 1997 and at March 31, 1997 and 1996, respectively.

Interest expense on deposit balances is summarized as follows:

                                                     SIX MONTHS ENDED                           YEARS ENDED
                                           SEPTEMBER 30, 1997   SEPTEMBER 30, 1996    MARCH 31, 1997     MARCH 31 1996
                                           ------------------   ------------------    --------------     -------------
NOW, money market, passbook
savings, and holiday clubs                           $596,905             $557,488        $1,129,447        $1,008,836
Certificates of deposit                             1,706,440            1,628,453         3,227,262         3,134,350
                                                    ---------            ---------         ---------         ---------
                                                   $2,303,345           $2,185,940        $4,356,710        $4,143,186
                                                   ----------           ----------        ----------        ----------



(9) INCOME TAXES

The Association files federal income tax returns on a calendar year basis. In calculating tax liability, the Association is allowed a special bad debt deduction based on specified experience formulas.

Income tax expense is summarized as follows:

                                                       SIX MONTHS ENDED                         YEARS ENDED
                                           SEPTEMBER 30, 1997   SEPTEMBER 30, 1996    MARCH 31, 1997    MARCH 31 1996
                                           ------------------   ------------------    --------------    -------------

Federal:
     Current                                    $150,635            ($97,926)            ($61,669)        $ 147,357
     Deferred                                      7,745             (24,944)             (20,040)          (62,443)
                                                   -----             --------             --------          --------
                                                 158,380            (122,870)             (81,709)           84,914
State and local:
     Current                                     $57,404            ($72,301)            ($45,397)          $92,830
     Deferred                                     34,138             (44,413)             (20,219)          (37,193)
                                                  ------             --------             --------          --------
                                                $249,922           ($239,584)           ($147,325)         $140,551
                                                --------           ----------           ----------         --------

                         ATLANTIC LIBERTY SAVINGS, F.A.

                         NOTES TO FINANCIAL STATEMENTS

            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                     AND YEARS ENDED MARCH 31, 1997 AND 1996

The total tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income tax expense as a result of the following:


                                                          SIX MONTHS ENDED                           YEARS ENDED
                                               SEPTEMBER 30, 1997    SEPTEMBER 30, 1996    MARCH 31, 1997  MARCH 31 1996
                                               ------------------    ------------------    --------------  --------------

Expected income tax expense at federal
  tax rate                                                $199,007             $138,722         ($8,092)        $114,457
State and local tax (benefit) expense,
  net of federal income tax benefit                         81,016             (116,564)        (88,525)          61,267
Deferred directors' compensation                            (8,500)              (1,050)         98,743         (135,835)
Other nondeductible expenses                               (21,602)             (51,559)         53,076          100,662
Life insurance death benefit                                     0             (209,133)       (202,527)               0
                                                                 -             ---------       ---------               -
                                                          $249,921            ($239,584)      ($147,325)        $140,551
                                                          --------            ----------      ----------        --------
The Association's effective tax rate                            43%                   0%              0%              42%


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997, March 31, 1997 and 1996 are presented below:

                                                              SEPTEMBER 30, 1997   MARCH 31, 1997 MARCH 31, 1996
                                                              ------------------   -------------- --------------
Deferred tax assets:
Deferred directors' compensation                                        $232,228         $218,176       $255,204
Deferred loan fees                                                        13,704           17,971         33,480
Net operating loss carryforward                                                0           93,212              0
Allowance for loan losses                                                 51,428           22,304              0
                                                                          ------           ------              -
  Total gross deferred tax assets                                        297,360          351,663        288,684
Deferred tax liabilities:
Depreciation                                                             (18,742)         (31,163)        (8,443)
                                                                        --------         --------        -------
                                                                         (18,742)         (31,163)        (8,443)
                                                                        --------         --------        -------
  Net deferred tax asset                                                $278,618         $320,500       $280,241
                                                                        --------         --------       --------



Management has determined that it is not required to establish a valuation reserve for its gross deferred tax assets since it is more likely than not that the deferred tax assets will be realized through future reversals of existing temporary differences.

(10) EMPLOYEE BENEFITS

The Association has a qualified noncontributory, defined benefit pension plan. Eligibility is based on a minimum age of twenty-one with twelve months of service. Normal retirement age is at sixty-five with early retirement at age fifty-five.

The components of net pension expense are summarized as follows:

                                                               SIX MONTHS ENDED                             YEARS ENDED
                                                     SEPTEMBER 30, 1997  SEPTEMBER 30, 1996      MARCH 31, 1997    MARCH 31 1996
                                                     ------------------  ------------------      --------------    -------------

Service cost                                                    $50,391             $44,188            $88,376        $105,645
Interest cost                                                    88,810             100,148            100,148          98,490
Expected return on assets                                      (102,659)           (100,231)          (101,881)        (80,433)
Amortization of unrecognized transition asset                    (8,677)             10,171             10,171          10,171
Amortization of unrecognized loss                                     0                   0                  0               0
Amortization of unrecognized past service liability                   0                   0                  0               0
                                                                      -                   -                  -               -
                                                                $27,865             $54,276            $96,814        $133,873
                                                                -------             -------            -------        --------

                        ATLANTIC LIBERTY SAVINGS, F.A.

                         NOTES TO FINANCIAL STATEMENTS

           SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                    AND YEARS ENDED MARCH 31, 1997 AND 1996

The following sets forth the plan's funded status at September 30, 1997, 1996, and at March 31, 1997 and 1996, as determined by the plan's actuary:

                                                                    SEPTEMBER 30,    SEPTEMBER 30,      MARCH 31,       MARCH 31
                                                                             1997             1996           1997           1996
                                                                    -------------    -------------      ---------      ---------

Actuarial present value of benefit obligations:
Accumulated benefit obligation for services rendered, including vested benefits of $845,056, $1,070,724, $1,070,724,
and $964,905 at September 30, l997, 1996 and March 31,
1997 and 1996, respectively                                            $1,005,521         $827,756       $861,656     $1,169,085
                                                                       ----------         --------       --------     ----------
Projected benefit obligation                                           $1,407,915       $1,165,686     $1,209,874     $1,611,142
Market value of plan assets                                             1,757,432        1,229,268      1,466,562      1,472,934
                                                                        ---------        ---------      ---------      ---------
Plan assets greater (less) than projected benefit obligation              349,517           63,582        256,688       (138,208)
Unrecognized net transition asset being amortized over 22.8 years,
25.36 years, 25.36 years, and 25.36 years at September 30, 1997,
1996 and March 31,1997 and 1996, respectively                            (189,169)         237,615        237,615        247,787
Unrecognized net loss                                                    (188,213)        (338,786)      (485,683)       (92,891)
Unrecognized past service liability                                             0                0              0              0
                                                                                -                -              -              -
  Prepaid (Accrued) pension expense                                      ($27,865)        ($37,589)        $8,620        $16,688
                                                                         ---------        ---------        ------        -------
Assumed long-term rate                                                      7.00%            7.00%          7.00%          7.00%

Assumed rate of compensation increase                                       4.00%            4.00%          4.00%          4.00%

Assumed discount rate                                                       7.00%            7.00%          7.00%          7.00%


The Association also has a defined contribution plan under Section 401(k) of the U.S. Internal Revenue Code. All employees of at least 20-1/2 years of age and with at least six months of service are eligible for voluntary participation. Under this plan, the participant may contribute up to 10% of his/her base pay. The Association will then contribute up to 60% of the amount of the participant's contribution, the benefits from which vest over a five year vesting program at 20% per year. The Association has contributed $15,375, $14,634, $30,152, and $33,146 for the periods ended September 30, 1997 and 1996 and March 31, 1997 and 1996, respectively.

(11) DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

A financial instrument is defined in SFAS 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following table represents the carrying amounts and fair values of the Association's financial instruments:



                                                        SEPTEMBER 30, 1997         MARCH 31, 1997         MARCH 31, 1996
                                                        CARRYING      FAIR        CARRYING    FAIR       CARRYING    FAIR
                                                         AMOUNT       VALUE        AMOUNT     VALUE       AMOUNT    VALUE
                                                         ------       -----        ------     -----       ------    -----
                                                                                   (In thousands)
Financial assets:
    Cash and cash equivalents                            $9,441       $9,441      $10,285    $10,285     $11,225     $11,225
    Investment securities                                32,167       32,190       36,288     35,600      35,381      34,956
    Loans                                                65,486       66,044       60,059     59,933      54,505      55,038
    Accrued interest receivable                             195          195          223        223         216         216

Financial liabiities:
    Deposits                                            100,539      100,611      100,798    100,514      97,396      98,190
    Advance payments by borrowers for taxes
      and insurance                                         763          763          994        994         802         802

                        ATLANTIC LIBERTY SAVINGS, F.A.

                        NOTES TO FINANCIAL STATEMENTS

           SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                   AND YEARS ENDED MARCH 31, 1997 AND 1996

COMMITMENTS TO ORIGINATE LOANS: The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and present creditworthiness of the parties.


                                                       SEPTEMBER 30, 1997                        SEPTEMBER 30, 1996
                                               CONTRACT      CARRYING      ESTIMATED      CONTRACT    CARRYING      ESTIMATED
                                               AMOUNT        AMOUNT       FAIR VALUE       AMOUNT      AMOUNT      FAIR VALUE
                                               ------        ------       ----------       ------      ------      ----------
                                                                           (In thousands)
Commitments to originate loans                 $4,422          $19            $19           $4,925       $18           $18
                                               ------          ---            ---           ------       ---           ---





                                                            MARCH 31, 1997                         MARCH 31, 1996
                                                 CONTRACT    CARRYING      ESTIMATED    CONTRACT      CARRYING      ESTIMATED
                                                 AMOUNT      AMOUNT       FAIR VALUE     AMOUNT        AMOUNT       FAIR VALUE
                                                 ------      ------       ----------     ------        ------       ----------
                                                                           (In thousands)
Commitments to originate loans                   $6,635        $34           $34          $2,203         $4             $4
                                                 ------        ---           ---          ------         --             --


The amounts shown under "carrrying amount" represent deferred income arising from these unrecognized financial instruments.


(12)  RELATED PARTIES

The Association has entered into transactions with its directors and officers as follows:

As of and for the six months ended September 30, 1997: The aggregate amount of loans to such related parties amounted to $817,611. During the six months, new loans were made amounting to $200,000. Repayments during the period amounted to $13,703. The aggregate amount of deposit accounts to such related parties amounted to $718,171.

As of and for the year ended March 31, 1997: The aggregate amount of loans to such related parties amounted to $631,303. During the fiscal year, new loans were made amounting to $130,000. Repayments during the fiscal year amounted to $31,871. The aggregate amount of deposit accounts to such related parties amounted to $736,565.

As of and for the year ended March 31, 1996: The aggregate amount of loans to such related parties amounted to $617,892. During the fiscal year, no new loans were made. Repayments during the fiscal year amounted to $232,666. The aggregate amount of deposit accounts to such related parties amounted to $570,378.

(13)  DIRECTORS' DEFERRED COMPENSATION

The Association provides directors with a deferred compensation plan under which directors may elect to defer, for the calendar year on a pre-tax basis, all or a portion of their monthly directors' fees and/or annual retainer, until death, retirement, or other termination of service. The plan is a restatement of a deferred compensation plan that was effective until December 31, 1996. Under the plan, a director's deferred fees and/or annual retainer will be credited to a deferred compensation account. Each deferred compensation account will earn simple interest at the rate of 8% per annum. Upon retirement, a director's benefit will be paid over 10 years.


Under the prior plan, benefits will be paid over 15 years, (9 years with respect to one director, and 10 years with respect to another director, based on their life expectancies). The deferred compensation benefits payable under the prior plan range from between $675 and $1,622 per month. The Association has accrued $460,000 toward this benefit and has purchased life insurance policies on the lives of the individual directors with an aggregate face value of $410,000, to assist it in meeting its benefit obligations under the prior plan. For calendar year 1996, under the

                        ATLANTIC LIBERTY SAVINGS, F.A.

                        NOTES TO FINANCIAL STATEMENTS

           SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                   AND YEARS ENDED MARCH 31, 1997 AND 1996

prior plan, 4 directors elected to defer $16,800 of the directors' fees and annual retainers paid, for the period January 1, 1997 through August 31, 1997. Under the restated plan, 4 directors elected to defer $44,000 of the directors' fees and annual retainers paid. The Association's president did not elect to defer any portion of the annual retainer.

(13)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Association is defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Association.


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates ninety days subsequent to issuance or other termination clauses. Commitments to originate loans amounted to $4,422,000, $6,635,000, and $2,202,750 at September 30, 1997, and March 31,
1997 and 1996, respectively of the amount of commitments at September 30, 1997 referred to above, commitments to originate fixed-rate loans amounted to $1,188,000 with interest rates ranging from 7 1/2% to 9%.


(14) SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Association's business activity is with customers located within New York State. Generally, the loans are secured by one-to-four family residences. The loans are expected to be repaid from the borrowers' cash flows.

(15) SAIF PREMIUM

The Association pays deposit insurance premiums to the Savings Association Insurance Fund, (SAIF), of the Federal Deposit Insurance Corporation, (FDIC). The Association's deposit insurance premium rate through September 30, 1997 was
 .23% of its assess deposit base, resulting in total premiums assessed amounting to $31,318, $703,515, $762,696, and $208,903, for the periods ended September
30, 1997, 1996, and March 31, 1997 and 1996, respectively. In addition, on September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF administered by the FDIC and to provide for repayment of the Financial Institution Collateral Obligation bonds issued by the United States Treasury Department. The FDIC levied a one-time special assessment on SAIF deposit equal to 65.7 cents per $100 of the SAIF-assessable deposit base as of March 31, 1995. The one-time special assessment amounted to an expense to the Association of $594,447, which amount is included in the September 30, 1996 and March 31, 1997 amounts referred to above.

                        ATLANTIC LIBERTY SAVINGS, F.A.

                        NOTES TO FINANCIAL STATEMENTS

           SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                   AND YEARS ENDED MARCH 31, 1997 AND 1996

(16) REGULATORY STRUCTURE

The Association is subject to various regulatory capital requirements administered by the federal Office of Thrift Supervision. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations). Management believes, as of September 30, 1997, the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Association as satisfactorily capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The Association's actual capital amounts and ratios are also presented in the table.


                                                                ASSOCIATION'S ACTUAL                   MINIMUM CAPITAL ADEQUACY
                                                               AMOUNT             RATIO              AMOUNT              RATIO
                                                               ------             -----              ------              -----
                                                                                        (DOLLARS IN THOUSANDS)

AS OF SEPTEMBER 30, 1997:

Tangible capital                                                $7,209               6.56%            $1,648            1.50%
Tier I (Core) capital                                            7,209               6.56%             3,297            3.00%
Total risk-based capital                                         7,830              15.75%             3,977            8.00%

AS OF SEPTEMBER 30, 1996:
Tangible capital                                                 7,397               7.03%             1,579            1.50%
Tier I (Core) capital                                            7,397               7.03%             3,159            3.00%
Total risk-based capital                                         8,001              16.56%             3,865            8.00%

AS OF MARCH 31, 1997:
Tangible capital                                                 6,873               6.26%             1,647            1.50%
Tier I (Core) capital                                            6,873               6.26%             3,294            3.00%
Total risk-based capital                                         7,482              15.36%             3,897            8.00%

AS OF MARCH 31, 1996:
Tangible capital                                                 6,750               6.38%             1,586            1.50%
Tier I (Core) capital                                            6,750               6.38%             3,172            3.00%
Total risk-based capital                                         7,352              15.25%             3,857            8.00%

The following provides a reconciliation of the Association's capital to regulatory capital:

                                SEPTEMBER 30, 1997    SEPTEMBER 30, 1996     MARCH 31, 1997        MARCH 31 1996
                                ------------------    ------------------     --------------        -------------
                                                            (AMOUNTS IN THOUSANDS)

Association's capital                       $7,209                $7,397              $6,873              $6,750
Add: Allowance for loan losses                 621                   604                 609                 603
                                               ---                   ---                 ---                 ---
Total risk-based capital                    $7,830                $8,001              $7,482              $7,352
                                            ------                ------              ------              ------

                         ATLANTIC LIBERTY SAVINGS, F.A.


                         NOTES TO FINANCIAL STATEMENTS


            SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)


                    AND YEARS ENDED MARCH 31, 1997 AND 1996





(17)  ADOPTION OF PLAN OF CONVERSION



On August 19, 1997, the Board of Directors of Atlantic Liberty Savings, F.A., a federally chartered mutual savings association (the "Association") adopted the Plan, pursuant to which the Association will form a federally chartered mutual holding company (the "Reorganization"). As part of the Reorganization, the Association will convert to a stock savings and loan association and will become a wholly-owned subsidiary of Brooklyn Heights Bankcorp, a federal stock corporation (the "Company"). The Company will become a majority-owned subsidiary of Atlantic Liberty, MHC, (the "Mutual Holding Company"), owning 54% thereof. Concurrently with the Reorganization, the Company will offer for sale 46% of its shares of its common stock in a subscription offering to qualifying depositors and borrowers, the Association's employee stock ownership plan and to employees, officers and directors of the Association. The retained earnings of the Association will be substantially restricted after the Reorganization by OTS regulations limiting capital distributions. Costs incurred in the Reorganization approximated $80,000 at September 30, 1997. Additional costs are expected to be incurred in subsequent months. Costs incurred in the Reorganization will be offset against proceeds if the Reorganization is completed as planned, or charged to expense in the event the Reorganization is not completed.



The Association plans to establish an Employee Stock Ownership Plan (ESOP) for the benefit of eligible employees, to become effective upon consummation of the Reorganization. The ESOP intends to purchase up to 8% of the Company's common stock issued in the Reorganization utilizing the proceeds of a loan from the Company. The loan will be repaid over a period of 10 years and the collateral for the loan will be the common stock purchased by the ESOP. The Association also plans to establish a stock award plan and would award up to 4% of the common stock issued in the offering to executive officers and directors the Association at no cost to them. The stock award plan may not be adopted until at least six months after the completion of the Reorganization and are subject to shareholder approval and compliance with OTS regulations.

================================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ATLANTIC LIBERTY SAVINGS, F.A. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            BROOKLYN HEIGHTS BANCORP

                         (Proposed Holding Company for
                        Atlantic Liberty Savings, F.A.)


                              UP TO 608,350 SHARES


                                  Common Stock
                          ($1.00 par value per share)


                                   PROSPECTUS


                                RYAN, BECK & CO.

                           ________________ __, 1998

                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED

Until _____________, or 25 days after the commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

PART II:         INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF ATLANTIC LIBERTY SAVINGS, F.A., AND BROOKLYN HEIGHTS BANCORP

Generally, federal regulations define areas for indemnity coverage for federal savings associations, and proposed federal regulations define areas for indemnity coverage for federal MHC subsidiary holding companies, as follows:

                 (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the savings association shall be indemnified by the savings association for:

                          (i) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

                          (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

                          (iii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

                 (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subsection are met:

                          (i) The savings association shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

                          (ii) The savings association shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of duty, only if a majority of the directors of the savings association determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the savings association or its members.

                 (c)      As used in this paragraph:

                          (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                          (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

                          (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

                          (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

ITEM 25.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                                         Amount
                                                                                                         ------
         *       Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . .                        $  120,000
         *       Printing, Postage and Mailing  . . . . . . . . . . . . . . . .                            80,000
         *       Appraisal and Business Plan Fees and Expenses  . . . . . . . .                            14,000
         *       Accounting Fees and Expenses . . . . . . . . . . . . . . . . .                            25,000
         **      Underwriter's Fees and Expenses  . . . . . . . . . . . . . . .                           160,000
         *       Filing Fees (NASD, OTS and SEC)  . . . . . . . . . . . . . . .                            18,000
         *       Other Expenses . . . . . . . . . . . . . . . . . . . . . . . .                            15,000
                                                                                                       ----------
         *       Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                        $  432,000
                                                                                                       ==========

------------------
*        Estimated
** Brooklyn Heights Bancorp has retained Ryan, Beck & Co. ("Ryan Beck") to assist in the sale of common stock on best efforts basis in the Offerings. Ryan Beck will receive fees of $120,000, exclusive of estimated expenses of $40,000.

ITEM 26.         RECENT SALES OF UNREGISTERED SECURITIES

                 Not Applicable.

ITEM 27.         EXHIBITS:

                 The exhibits filed as part of this registration statement are as follows:

                 (a) LIST OF EXHIBITS


1.1      Engagement Letter between Atlantic Liberty Savings, F.A. and Ryan,
         Beck & Co.*



1.2 Agency Agreement among Brooklyn Heights Bancorp, Atlantic Liberty Savings, F.A. and Ryan, Beck & Co.



2 Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan*



3.1      Proposed Federal Holding Company Charter of Brooklyn Heights Bancorp*



3.2      Proposed Bylaws of Brooklyn Heights Bancorp*



4        Form of Common Stock Certificate of Brooklyn Heights Bancorp*


5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered


8.1      Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.



8.2      Form of State Tax Opinion



8.3 Opinion of Feldman Financial Advisors, Inc. with respect to Subscription Rights*



10.1     Form of Employment Agreement*



10.2     Form of Employee Stock Ownership Plan*



21       Subsidiaries of the Registrant*


23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in Opinions included on Exhibits 5 and 8.1)

23.2     Consent of Sol Masch & Co.

23.3     Consent of Feldman Financial Advisors, Inc.


24       Power of Attorney (set forth on signature page)*



27.1     EDGAR Financial Data Schedule*



99.1 Appraisal Agreement between Atlantic Liberty Savings, F.A. and Feldman Financial Advisors, Inc.*



99.2     Appraisal Report of Feldman Financial Advisors, Inc.*



99.3     Proxy Statement*



99.4     Marketing Materials*



99.5     Order and Acknowledgment Form and Certification Form*


--------------------------

*        Previously filed

ITEM 28.         UNDERTAKINGS

                 The undersigned Registrant hereby undertakes to:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) Include any additional or changed material information on the plan of distribution.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


           In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, New York on February 2, 1998.


                            BROOKLYN HEIGHTS BANCORP (IN FORMATION)


                            By: /s/ Stephen Irving
                                --------------------------
                                Stephen Irving
                                President, Chief Executive Officer and Director (Duly Authorized Representative)

                               POWER OF ATTORNEY

           We, the undersigned directors and officers of Brooklyn Heights Bancorp (the "Company") hereby severally constitute and appoint Stephen Irving as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Stephen Irving may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Stephen Irving shall do or cause to be done by virtue thereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.


       Signatures                                Title                                   Date
       ----------                                -----                                   ----
/s/ Stephen Irving                     President, Chief Executive             February 4, 1998
-------------------------                Officer and Director
Stephen Irving                         (Principal Executive Officer)


/s/ Stephen Parisi                     Vice President and Treasurer           February 4, 1998
-------------------------              (Principal Financial and
Stephen Parisi                         Accounting Officer)


/s/ John A. Maher                      Chairman of the Board                  February 4, 1998
-------------------------
John A. Maher


/s/ Nunzio D'Addona                    Director                               February 4, 1998
-------------------------
Nunzio D'Addona


/s/ Martin D. Dehler                   Director                               February 4, 1998
-------------------------
Martin D. Dehler


/s/ Edward W. Kelle                    Director                               February 4, 1998
-------------------------
Edward W. Kelle


/s/ Fred W. McPhilliamy                Director                               February 4, 1998
-------------------------
Fred W. McPhilliamy


/s/ Eugene F. O'Connor                 Director                               February 4, 1998
-------------------------
Eugene F. O'Connor

                                 EXHIBIT INDEX


1.1      Engagement Letter between Atlantic Liberty Savings, F.A. and Ryan,
         Beck & Co.*



1.2 Agency Agreement among Brooklyn Heights Bancorp, Atlantic Liberty Savings, F.A. and Ryan, Beck & Co.



2 Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan*



3.1      Proposed Federal Holding Company Charter of Brooklyn Heights Bancorp*



3.2      Proposed Bylaws of Brooklyn Heights Bancorp*



4        Form of Common Stock Certificate of Brooklyn Heights Bancorp*


5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered


8.1      Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.



8.2      Form of State Tax Opinion



8.3 Opinion of Feldman Financial Advisors, Inc. with respect to Subscription Rights*



10.1     Form of Employment Agreement*



10.2     Form of Employee Stock Ownership Plan*



21       Subsidiaries of the Registrant*


23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in Opinions included on Exhibits 5 and 8.1)

23.2     Consent of Sol Masch & Co.

23.3     Consent of Feldman Financial Advisors, Inc.


24       Power of Attorney (set forth on signature page)*



27.1     EDGAR Financial Data Schedule*



99.1 Appraisal Agreement between Atlantic Liberty Savings, F.A. and Feldman Financial Advisors, Inc.*



99.2     Appraisal Report of Feldman Financial Advisors, Inc.*



99.3     Proxy Statement*



99.4     Marketing Materials*



99.5     Order and Acknowledgment Form and Certification Form*


--------------------------

*        Previously filed